    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 2000
                                           REGISTRATION STATEMENT NO. 333-
================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               COHO ENERGY, INC.
             (Exact name of registrant as specified in its charter)

                TEXAS                          1311                             75-2488635
    (State or other jurisdiction       (Primary Standard Industrial                (IRS Employer
                 of                     Classification Code Number)           Identification Number)
          incorporation or
            organization)

            14785 PRESTON ROAD, SUITE 860                             JEFFREY CLARKE,
                 DALLAS, TEXAS 75240                       PRESIDENT AND CHIEF EXECUTIVE OFFICER
                   (972) 774-8300                              14785 PRESTON ROAD, SUITE 860
          (Address, Including Zip Code, and                         DALLAS, TEXAS 75240
       Telephone Number, Including Area Code,                     (972) 774-8300
    of Registrant's Principal Executive Offices)          (Name, Address, Including Zip Code, and
                                                          Telephone Number, Including Area Code,
                                                                   of Agent for Service)

                                With a Copy to:

                             HARVA R. DOCKERY, ESQ.
                          FULBRIGHT & JAWORSKI L.L.P.
                          2200 ROSS AVENUE, SUITE 2800
                              DALLAS, TEXAS 75201

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================
       TITLE OF EACH CLASS OF               PROPOSED MAXIMUM AGGREGATE
     SECURITIES TO BE REGISTERED                  OFFERING PRICE                  AMOUNT OF REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------------------------------
Rights(1)............................                   N/A                                   None
Common Stock.........................               $90,000,000                            $23,760.00
===================================================================================================================

(1) Evidencing the rights to subscribe for Common Stock of the Registrant. Pursuant to Rule 457(g), no separate registration fee is required for the rights since they are being registered in the same registration statement as the Common Stock underlying the rights.

(2) Calculated in accordance with Rule 457(o) based on the estimated maximum offering price of the Common Stock.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

           PROSPECTUS SUBJECT TO COMPLETION. DATED FEBRUARY 7, 2000.

                            UP TO 346,153,846 SHARES

                                  [COHO LOGO]

                                  ENERGY, INC.

                                  COMMON STOCK
                             ---------------------

    We are distributing to the holders of our existing common stock rights to purchase up to an aggregate of 346,153,846 shares of our new common stock at a cash subscription price of $0.26 per share. The total purchase price of the shares offered will be $90,000,000 if this offering is fully subscribed. The rights are not transferable and will not be listed for trading on any stock exchange.

    If you owned common stock on February   , 2000, the record date for this
offering, you will receive, at no cost, a right to buy 13.519 shares of new common stock at a price of $0.26 per share for each share of common stock that you owned on the record date. This right is called the basic subscription privilege. If you decide to elect to purchase all of the shares that you are eligible to purchase under the basic subscription privilege, you may also offer to buy additional shares of new common stock at the same subscription price per share. This right is called the over-subscription privilege. We are not issuing fractional rights and we will not pay cash in lieu of fractional rights.

    The rights are exercisable beginning on the date of this prospectus. The rights will expire if they are not exercised by 5:00 p.m., New York City time,
on March   , 2000, the expected expiration date of the rights. If you wish to participate in this offering, we recommend that you follow the instructions set forth in this prospectus and that you submit all subscription documents and payments to the subscription agent at least 10 days before the deadline. All
subscriptions will be held in escrow by our subscription agent,          , until
accepted by us. We, in our sole discretion, may extend the period for exercising the rights. Rights not exercised by the expiration date of the rights will expire and will have no value. You should carefully consider whether or not to exercise your rights before the expiration date of the rights.

    If the shares available under the rights are not fully subscribed by the expiration date of the rights, we may offer the remaining available shares to others for $0.26 per share.

    This offering is an integral part of our plan of reorganization under Chapter 11 of the Bankruptcy Code and is conditioned on the confirmation of that plan. If our plan of reorganization is confirmed and this offering is not fully subscribed, some of our bondholders and possibly others will lend us up to $90 million. The lenders under this loan (the "Standby Loan") will receive shares of our new common stock, based on the amount we borrow. Shares purchased under this offering will not be diluted by the shares issued under the Standby Loan. If the Standby Loan is used, persons who purchase shares under this offering will receive additional shares for no additional cost to ensure that their percentage ownership of our new common stock issued under this offering remains constant after taking into account the shares issued under the Standby Loan.

    There is no minimum number of shares that we must sell to complete this offering. Shareholders that do not exercise their rights will own a smaller percentage of the total number of shares of new common stock outstanding if the plan of reorganization is confirmed. The exact amount of this share dilution will depend on the number of shares of new common stock sold in the offering and the number of shares issued under the Standby Loan.

    Our existing common stock is traded on Nasdaq's OTC Bulletin Board under the symbol "COHO." On February 4, 2000, the closing price for the existing common stock as quoted on the OTC Bulletin Board was $0.49 per share. We anticipate that the new common stock will be quoted on the OTC Bulletin Board under the symbol "COHO."
                             ---------------------

     INVESTING IN COHO NEW COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 10 BEFORE PURCHASING ANY OF THE NEW COMMON STOCK.

                             ---------------------

                      SUBSCRIPTION PRICE: $0.26 PER SHARE

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Public Offering Price.......................................   $0.26      $90,000,000
Estimated Expenses..........................................   $0.007     $ 2,400,000
Net Proceeds to Coho........................................   $0.253     $87,600,000

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

               THE DATE OF THIS PROSPECTUS IS FEBRUARY   , 2000.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
QUESTIONS AND ANSWERS ABOUT THE OFFERING....................     1
PROSPECTUS SUMMARY..........................................     4
SUMMARY CONSOLIDATED FINANCIAL INFORMATION..................     8
SUMMARY HISTORICAL RESERVES AND OPERATING DATA..............     9
RISK FACTORS................................................    10
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...    17
THE OFFERING AND PLAN OF DISTRIBUTION.......................    18
USE OF PROCEEDS.............................................    25
DIVIDEND POLICY.............................................    25
PRICE RANGE OF EXISTING COMMON STOCK........................    25
CAPITALIZATION..............................................    26
SELECTED FINANCIAL DATA.....................................    28
THE PLAN OF REORGANIZATION..................................    29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................    35
BUSINESS....................................................    49
OIL AND GAS OPERATIONS......................................    53
MANAGEMENT..................................................    72
EXECUTIVE COMPENSATION......................................    75
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    79
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............    81
DESCRIPTION OF EXISTING INDEBTEDNESS........................    82
DESCRIPTION OF OUR CAPITAL STOCK............................    84
DILUTION....................................................    86
LEGAL MATTERS...............................................    87
INDEPENDENT AUDITORS........................................    87
ENGINEERS...................................................    87
WHERE YOU CAN FIND MORE INFORMATION.........................    88
INDEX TO FINANCIAL STATEMENTS...............................   F-1

                    QUESTIONS AND ANSWERS ABOUT THE OFFERING

WHY ARE WE CONDUCTING THIS OFFERING?

     We are conducting this offering to raise capital as part of a comprehensive reorganization plan under Chapter 11 of the Bankruptcy Code (the "Plan of Reorganization"). The Plan of Reorganization is designed to provide us with additional financial flexibility and to allow us to continue as a going concern. The offering is made initially to shareholders as of the record date. If the shareholders do not exercise their rights to all of the shares available, we will offer the remaining shares to others at $0.26 per share.

WHAT IS A RIGHTS OFFERING?

     The rights offering is a distribution of rights on a pro rata basis to all
of our shareholders who hold shares of our common stock on February   , 2000,
the record date. "Pro rata" means in proportion to the number of shares of our existing common stock that you and the other shareholders hold on the record date. We are distributing 13.519 rights for each share of our existing common stock held on the record date. We will not issue any fractional rights, but rather will round any fractional rights to the nearest whole number.

WHAT IS A RIGHT?

     Each right entitles the shareholder to purchase one share of our new common stock at a subscription price of $0.26 per share. Each right carries with it a basic subscription privilege and an over-subscription privilege.

WHAT IS THE NEW COMMON STOCK?

     Upon confirmation of the Plan of Reorganization, we will cancel our existing common stock and issue new common stock. Generally, the new common stock will carry the same rights as the existing common stock, except that holders of the new common stock will not have cumulative voting rights. See "The Plan of Reorganization" and "Description of Our Capital Stock."

WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

     The basic subscription privilege of each right entitles you to purchase one share of our new common stock for the subscription price.

WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?

     The over-subscription privilege of each right entitles you, if you fully exercise your basic subscription privilege, to subscribe to purchase additional shares of new common stock at the same subscription price per share.

WHAT ARE THE LIMITATIONS ON THE OVER-SUBSCRIPTION PRIVILEGE?

     We will be able to satisfy your exercise of the over-subscription privilege only if other rights holders do not fully exercise their basic subscription privileges. If sufficient shares of our new common stock are available, we will honor the over-subscription requests in full. If over-subscription requests exceed the number of shares which are available, we will allocate the available shares pro rata among those rights holders who over-subscribed, based on the number of shares purchased under the basic subscription privilege.

HOW MAY THIRD PARTIES PARTICIPATE IN THE OFFERING?

     Non-shareholders may participate in the offering only if shareholders do not fully subscribe for all the shares available in the offering. After the rights expire and we have determined the number of remaining shares, Jefferies & Company, Inc. or another investment bank approved by the Bankruptcy Court will assist us in placing the remaining shares with other investors.

ARE THERE ANY ANTI-DILUTION PROTECTIONS?

     Yes, there is limited anti-dilution protection for shares subscribed in this offering. If this offering is not fully subscribed and we borrow funds under the Standby Loan, we will issue additional shares of new common stock to the lenders. The number of shares issued to those lenders will depend on the amount borrowed under the Standby Loan. Shares issued under this offering will not be diluted by shares issued under the Standby Loan. If the Standby Loan is used, persons who receive shares under this offering will receive additional shares to ensure that their percentage ownership of our new common stock issued under this offering remains constant after taking into account shares issued under the Standby Loan. Shares purchased in this offering will carry no other anti-dilution protection if and when Coho issues more new common stock or other securities in the future. See "Dilution."

WHAT HAPPENS IF THE PLAN OF REORGANIZATION IS NOT CONFIRMED?

     If the Plan of Reorganization is not confirmed, we may cancel the offering or amend it, depending on the outcome of our Chapter 11 bankruptcy proceedings.

WHEN WILL THE RIGHTS EXPIRE?

     The rights will expire at 5:00 p.m., New York City time, on March   , 2000,
unless we extend the time for exercise of the rights.

WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE OFFERING BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER OR A CUSTODIAN BANK?

     If you hold shares of our existing common stock through a broker, dealer or other nominee, we will ask your broker, dealer or nominee to notify you of the offering. If you wish to exercise your rights, you will need to have your broker, dealer or nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or nominee the form entitled "Beneficial Owner Election Form," together with your check for the subscription price of the rights you wish to exercise. You should receive this form from your broker, dealer or nominee with the other offering materials.

WILL I BE CHARGED A COMMISSION OR FEE IF I EXERCISE MY RIGHTS?

     No. We will not charge a brokerage commission or a fee to rights holders for exercising their rights. However, if you exercise your rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

ARE THERE ANY CONDITIONS TO EXERCISING MY RIGHTS?

     Yes. The exercise of your rights is subject to the conditions described under "The Offering and Plan of Distribution -- Conditions to the Offering."

MAY I SELL OR TRANSFER MY RIGHTS IF I DO NOT WANT TO PURCHASE ANY SHARES?

     No. The rights are not transferable and may not be sold.

WILL I BE ABLE TO TRADE MY RIGHTS ON NASDAQ?

     No. The rights will not be listed for trading on Nasdaq or any stock exchange.

AM I REQUIRED TO SUBSCRIBE IN THE OFFERING?

     No.

IF I EXERCISE RIGHTS IN THE OFFERING, MAY I CANCEL OR CHANGE MY DECISION?

     No. All exercises of rights are irrevocable unless the conditions to completion of this offering are not satisfied or waived before the subscription period ends. In that case, we may extend the subscription period and you will be able to change your decision.

IF THE OFFERING IS NOT COMPLETED, WILL MY SUBSCRIPTION PAYMENT BE REFUNDED TO
ME?

     Yes. The subscription agent will hold all funds it receives in escrow until the offering is completed or terminated. If the offering is not completed, the subscription agent will return all subscription payments promptly, without interest.

IS PARTICIPATION IN THE OFFERING RECOMMENDED?

     We and the subscription agent are not making any recommendations as to whether or not you should exercise your rights or participate in the offering. You should decide whether to subscribe for our new common stock based on your own assessment of your best interests in consultation with your financial and legal advisors.

WHERE CAN I FIND ADDITIONAL INFORMATION ABOUT THE COMPANY?

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations under the Exchange Act. Accordingly, we file periodic reports and proxy statements with the Securities and Exchange Commission (the "Commission"). All reports and proxy statements, and other information filed by us with the Commission may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants, such as Coho, that file electronically with the Commission.

     In addition, we have filed a Plan of Reorganization and a Disclosure Statement with the United States Bankruptcy Court for the Northern District of Texas in connection with our ongoing bankruptcy reorganization proceedings. You may refer to the Disclosure Statement and Plan of Reorganization for further information. Upon written request, we will provide you with a copy of the Plan of Reorganization and the related Disclosure Statement. Written requests should be sent to us at 14785 Preston Road, Suite 860, Dallas, Texas 75240 to the attention of Ms. Anne Marie O'Gorman.

WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS?

     If you have questions or need assistance, please contact           , the
subscription agent for the offering, at            .

     Banks and Brokerage Firms please call (800)           .

     For a more complete description of this offering, see "The Offering and Plan of Distribution" beginning on page 18.

                               PROSPECTUS SUMMARY

     This summary highlights information contained in this prospectus. This summary does not contain all of the important information that you should consider before exercising the rights and investing in our new common stock. You should read the entire prospectus carefully, including the "Risk Factors" and the financial data and related notes, before making an investment decision. The terms "Coho," "the Company," "our," "us" and "we" as used in this prospectus refer to Coho Energy, Inc. and its consolidated subsidiaries, unless we indicate otherwise or the context otherwise requires.

THE COMPANY

     We are an independent energy company engaged, through our wholly owned subsidiaries, in the development and production of, and exploration for, crude oil and natural gas. Our operations are concentrated principally in the U.S. Gulf Coast and Mid-Continent regions, including Mississippi, Oklahoma and Texas.

     At January 1, 1999, our total proved reserves were 111 million barrels of oil equivalent ("BOE"), of which approximately 90% were comprised of crude oil and approximately 67% were proved developed. The present value of estimated future net cash flows (before income taxes) of proved crude oil and natural gas reserves, discounted at an assumed rate of 10%, was $269.3 million. We also have substantial exploration upside, including recompletion and waterflood opportunities, multiple seismic plays in the Mississippi Salt Basin and 3-D based opportunities in Oklahoma within the geographical confines of our existing fields. Of the 21 major producing properties in which operations are conducted, we operate 17 and own an average working interest of approximately 76% in these operated properties. Our significant control of operations and geographic focus have resulted in substantial operating economies of scale that have enabled us to maintain a low cost structure.

     Our strategy is to maximize production and increase reserves through (i) relatively low-risk activities such as development and delineation drilling, multiple completions, recompletions, workovers, enhancement of production facilities and secondary recovery projects; (ii) use of 3-D seismic and other technologies to identify exploration projects and to identify reserves; (iii) acquisition of controlling interests in underdeveloped crude oil and natural gas properties; and (iv) significant control of operations.

     Our executive offices are located at 14785 Preston Road, Suite 860, Dallas, Texas 75240, and our telephone number is (972) 774-8300.

RECENT DEVELOPMENTS

     On November 30, 1999, we filed with the Bankruptcy Court our plan of reorganization under Chapter 11 of the United States Bankruptcy Code (which, as amended, is referred to in this registration statement as the "Plan of Reorganization"). At a hearing on February 4, 2000, the Bankruptcy Court approved our disclosure statement with respect to the Plan of Reorganization (which, as amended, is referred to as the "Disclosure Statement"). In that hearing, the Bankruptcy Court also scheduled a confirmation hearing to consider the Plan of Reorganization for March 15, 2000. We will file the approved Disclosure Statement with the Bankruptcy Court before it is mailed to holders of claims and equity interests for voting on our Plan of Reorganization. Before the mailing we will also file an amended Plan of Reorganization with the Bankruptcy Court to reflect the matters contained in the approved Disclosure Statement. The amended Plan of Reorganization will be filed jointly with the official unsecured creditors committee in our Chapter 11 case.

     Following that hearing, we began the process of soliciting acceptances and rejections to the Plan of Reorganization by means of the Disclosure Statement. In response to those solicitation efforts, we seek approval of the Plan of Reorganization by a majority of our creditors and holders of equity interests in each class entitled to submit a ballot to accept or reject the Plan of Reorganization. If that approval is obtained, we will proceed to seek confirmation of the Plan of Reorganization by the Bankruptcy Court on March 15, 2000.

                                  THE OFFERING

Reasons for the Offering...  We are proceeding with the offering to raise capital as part of a comprehensive reorganization plan under Chapter 11 of the Bankruptcy Code (the "Plan of Reorganization"). The Plan of Reorganization is designed to provide additional financial flexibility and allow us to continue as a going concern.

Terms of the Offering......  We will distribute to each shareholder of record on
                             February   , 2000, at no charge, 13.519 rights for
                             each share of our existing common stock then owned. Because we will not issue fractional rights, the actual allocation of rights will be rounded as follows: (i) fractions of 1/2 or greater will be rounded to the next higher whole number; and (ii) fractions of less than 1/2 will be rounded to the next lower whole number. If the offering is not fully subscribed by the shareholders receiving rights by the expiration date of the rights, we will offer the remaining available shares to others at $0.26 per share.

Basic Subscription
Privilege..................  Each right will entitle the holder to purchase one share of our new common stock for $0.26, the per-share subscription price.

Over-Subscription
Privilege..................  Each holder of rights who elects to exercise the basic subscription privilege in full may also subscribe for additional shares at the same subscription price. If over-subscription requests exceed the number of shares that are available, we will allocate the available shares pro rata among those rights holders who exercised their over-subscription privilege based on the number of shares each rights holder subscribed for under the basic subscription privilege. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the offering.

Conditions to the
Offering...................  The exercise of your rights is subject to the conditions described under "The Offering and Plan of Distribution -- Conditions to the Offering."

Termination of the
Offering...................  We may terminate the offering for any reason before the rights expire. If we terminate the offering, we will promptly return all subscription payments. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the offering. If you do not exercise your rights before the expiration time, they will expire and will no longer be exercisable.

Subscription Price.........  $0.26 per share.

Record Date................  February   , 2000.

Expiration Date............  The rights will expire, if not exercised, at 5:00
                             p.m., New York City time, on March   , 2000, unless
                             we decide to extend the expiration date of the rights until some later time.

Transferability of
Rights.....................  The rights are not transferable and may not be sold.

Procedure for Exercising
Rights.....................  Unless you own your shares of our existing common stock through a nominee, you may exercise your rights by properly completing and signing your Notice of Exercise of Rights. You must deliver your Notice of Exercise of Rights with full payment of the subscription price to the subscription agent on or before the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. We will not pay interest on subscription payments.

                             Once you have exercised the basic subscription privilege or over-subscription privilege your exercise may not be revoked. Rights not exercised before the expiration date of the rights will expire and have no value.

How Holders of Rights Can
  Exercise Rights Through
  Others...................  If you hold shares of our existing common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form," together with your check for the total subscription price of the rights you wish to exercise. You should receive this form from your broker, custodian bank or other nominee with the other offering materials.

How Foreign Shareholders
Can Exercise Rights........  The subscription agent will mail a Notice of
                             Exercise of Rights to you if you are a shareholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent on or before 11:00 a.m., New
                             York City time, on March   , 2000, and take all
                             other steps that are necessary to exercise your rights, on or before the date on which the rights expire. If you do not follow these procedures before the expiration date of the rights, your rights will expire and have no value.

Issuance of New Common
Stock......................  We will issue certificates representing shares of our new common stock purchased pursuant to the exercise of rights as soon as practicable after the expiration date of the rights and the confirmation of the Plan of Reorganization.

No Recommendation to
Holders of Rights or
  Others...................  We are not making any recommendations as to whether or not you should subscribe for shares of our new common stock. You should decide whether to subscribe for shares based on your own assessment of your best interests in consultation with your legal and financial advisors.

Listing of Our Existing
Common Stock...............  Our existing common stock is currently traded on
                             Nasdaq's OTC Bulletin Board under the symbol
                             "COHO." On February 4, 2000, the closing price of our existing common stock on the OTC Bulletin Board was $0.49 per share. We anticipate that our new common stock will be quoted on the OTC Bulletin Board under the symbol "COHO."

No Listing of the Rights...  The rights will not be listed on any stock exchange.

Use of Proceeds............  If all rights are exercised, we will receive approximately $90 million from the offering, before paying estimated expenses. We will use the net proceeds from the offering primarily to pay down existing bank debt and for working capital and general corporate purposes.

New Common Stock
  Outstanding..............  If the Plan of Reorganization is confirmed, we will have outstanding 640,087,800 shares of our new common stock and we will have reserved for issuance (i) up to 346,153,846 shares to be issued upon completion of the offering and
                             (ii) up to 104,200,340 shares to be issued upon completion of the Standby Loan. After the offering, if all rights are exercised, we will have outstanding 986,241,646 shares of our new common stock. The number of shares outstanding will depend on the number of shares issued under this offering and under the Standby Loan. For example, if 50% of the rights are exercised and $45 million is borrowed under the Standby Loan, we will have outstanding 918,140,920 shares of our new common stock. See "Capitalization," "Description of Our Capital Stock," and "Dilution" for additional information concerning our new common stock.

     For additional information concerning the rights and our common stock, see "The Offering and Plan of Distribution," and "Description of Our Capital Stock" below.

FORWARD-LOOKING STATEMENTS

     Parts of the information contained or referred to in this prospectus, including information with respect to the Plan of Reorganization, the benefits of the Plan of Reorganization, and matters such as crude oil and natural gas reserves, future acquisitions, future drilling and operations, future capital expenditures, future production of crude oil and natural gas and future net cash flow, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors" beginning on page 10 and "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 17.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     Our summary historical consolidated financial information presented below has been derived from our audited consolidated financial statements for each of the years in the three-year period ended December 31, 1998 and from our unaudited consolidated financial statements for the nine-month periods ended September 30, 1998 and 1999. Additionally, the September 30, 1999 balance sheet data has been adjusted (1) to give pro forma effect for projected operating results through March 31, 2000, the assumed effective date of the Plan of Reorganization, (2) to give pro forma effect to the effectiveness of the Plan of Reorganization and assuming that all of the rights are exercised pursuant to the offering and (3) to give pro forma effect to the effectiveness of the Plan of Reorganization assuming 50% of the rights are exercised pursuant to the offering and assuming $45 million is borrowed pursuant to the Standby Loan. This information should be read in conjunction with the other information contained under the captions "Capitalization," "Selected Historical Consolidated Financial Information," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in conjunction with our consolidated financial statements and related notes to those financial statements included in this prospectus.

                                                                                                  NINE MONTHS
                                                                                                     ENDED
                                                                 YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                              -----------------------------   -------------------
                                                               1996      1997       1998        1998       1999
                                                              -------   -------   ---------   --------   --------
STATEMENT OF EARNINGS DATA:
  Operating revenues........................................  $54,272   $63,130   $  68,759   $ 55,829   $ 37,957
  Operating expenses........................................   13,875    15,970      26,859     21,010     15,063
  General and administrative expenses.......................    7,264     7,163       7,750      4,752      7,574
  Reorganization costs......................................       --        --          --         --      2,685
  Depletion and depreciation................................   16,280    19,214      28,135     22,235     10,213
  Writedown of crude oil and natural gas properties.........       --        --     188,000     73,000      5,433
  Net interest expense......................................    7,464    10,474      32,721     24,344     25,789
  Other expense.............................................       --        --       3,023         --      1,048
  Income tax expense (benefit)..............................    3,483     4,021     (14,383)   (18,432)       (26)
  Net earnings (loss).......................................    5,906     6,288    (203,346)   (71,080)   (29,822)
  Basic earnings (loss) per common share....................     0.29      0.29       (7.94)     (2.78)     (1.16)
  Diluted earnings (loss) per common share..................     0.29      0.28       (7.94)     (2.78)     (1.16)
OTHER FINANCIAL DATA:
  Capital expenditures......................................  $52,384   $72,667   $  70,143   $ 62,464   $  4,995
  EBITDA....................................................   33,133    39,997      31,125     30,067     11,587

                                                                                                       PRO FORMA      PRO FORMA
                                                                                                      PURCHASE OF    PURCHASE OF
                                                                   PRO FORMA          PRO FORMA      50% OF SHARES    NO SHARES
                                                                  IMMEDIATELY        PURCHASE OF      PURSUANT TO    PURSUANT TO
                                    AS OF           AS OF           PRIOR TO         ALL SHARES      OFFERING AND    OFFERING AND
                                 DECEMBER 31,   SEPTEMBER 30,    EFFECTIVENESS        PURSUANT        $45 MILLION    $70 MILLION
                                     1998           1999          OF THE PLAN        TO OFFERING     STANDBY LOAN    STANDBY LOAN
                                 ------------   -------------   ----------------   ---------------   -------------   ------------
BALANCE SHEET DATA:
  Working capital (deficit)....   $(388,297)      $(406,832)       $(405,337)         $  6,315         $  4,865        $  6,315
  Net property and equipment...     324,574         313,924          311,436           311,436          311,436         311,436
  Total assets.................     350,068         341,566          347,078           334,818          353,371         359,967
  Long-term debt, excluding
    current portion............          --              --               --           172,000          220,208         265,208
  Total shareholders' equity...     (61,243)        (91,065)         (92,058)          144,855          120,008          81,604

---------------

     General and administrative expenses for the nine months ended September 30, 1999 were substantially higher than those expenses for the same period in 1998 primarily due to the expensing of all salaries and other general and administrative costs associated with exploration and development activities during 1999 as compared to the capitalization of $4.2 million of those costs in the first nine months of 1998.

     "EBITDA" refers to earnings before interest, taxes, depreciation, depletion and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles as an indicator of the Company's operating performance or liquidity.

     Working capital (deficit) amounts for 1998 and 1999 include $384,031 and $388,685, respectively, related to the current portion of long-term debt.

                 SUMMARY HISTORICAL RESERVES AND OPERATING DATA

     The following table sets forth summary information with respect to our estimated proved crude oil and natural gas reserves and certain summary information with respect to our operations as of the dates or for the periods indicated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and the related notes to those financial statements included in this prospectus.

                                                                     AS OF DECEMBER 31,
                                                              --------------------------------
                                                                1996        1997        1998
                                                              --------   ----------   --------
PROVED RESERVES:
Crude oil and condensate (Mbbls)............................    34,822       95,084    100,004
Natural gas (Mmcf)..........................................   113,132      147,505     66,328
          Total (MBOE)......................................    53,678      119,668    111,059
Estimated future net cash flows (before income tax, in
  thousands)................................................  $819,968   $1,043,516   $549,018
Present value of proved reserves (in thousands).............  $417,083   $  526,277   $269,298
Proved developed reserves as a percent of total reserves....        76%          70%        67%

                             SUMMARY OPERATING DATA

                                                    YEAR ENDED DECEMBER 31,
                                                    ------------------------   NINE MONTHS ENDED
                                                     1996     1997     1998    SEPTEMBER 30, 1999
                                                    ------   ------   ------   ------------------
PRODUCTION VOLUMES:
Crude oil and condensate (Mbbls)..................   2,467    2,820    5,069          2,472
Natural gas (Mmcf)................................   6,646    7,666    8,124          2,060
          Total (MBOE)............................   3,576    4,098    6,424          2,815
AVERAGE SALES PRICE PER UNIT:
Crude oil and condensate (per Bbl)................  $16.42   $16.31   $10.40         $13.59
Natural gas (per Mcf).............................    2.07     2.23     1.98           2.12
PER BOE DATA:
Average sales price...............................  $15.18   $15.41   $10.70         $13.48
Production expenses...............................    3.88     3.90     4.18           5.35

                                  RISK FACTORS

     An investment in our new common stock is extremely risky. You should carefully consider the following factors, together with the other information contained in this prospectus, before deciding to exercise your rights. An investment in our new common stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment.

RISK FACTORS RELATING TO OUR BUSINESS

  The Bankruptcy Court may not allow us to emerge from bankruptcy under our current Plan of Reorganization.

     We filed for reorganization under Chapter 11 of the United States Bankruptcy Code on August 23, 1999. Our Plan of Reorganization has not yet been confirmed by the Bankruptcy Court. Even if all of the voting classes set forth in the Plan of Reorganization accept the Plan of Reorganization, the Plan of Reorganization might not be confirmed by the Bankruptcy Court. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, that the confirmation of a plan of reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor, and that the value of distributions to dissenting creditors and equity security holders not be less than the value of distributions those creditors and equity security holders would receive if the debtor were liquidated under Chapter 7 of the Bankruptcy Code. While we believe that our Plan of Reorganization offers the best alternative currently available to the holders of our equity and claims, there can be no assurance that the Bankruptcy Court will confirm our plan.

  We may not be able to continue as a going concern.

     The independent auditor's report on our financial statements is qualified with respect to our ability to continue as a going concern. Specifically, the report notes that we have had recurring losses, we have defaulted on our existing bank credit facility, and that we have projected negative cash flow from operations in 1999. The financial statements included in this prospectus have been prepared assuming we will continue as a going concern, though such an assumption may not necessarily be true. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 to the consolidated financial statements.

  The bankruptcy may have created a negative image of us.

     The effect, if any, which the Plan of Reorganization may have on our operations after it is confirmed cannot be accurately predicted or quantified. We believe that the consummation of the Plan of Reorganization will have a minimal future effect on our relationships with our customers, employees and suppliers. If confirmation and consummation of the Plan of Reorganization do not occur expeditiously, our relationships with our customers, employees and suppliers could be adversely effected. Even an expedited confirmation and consummation of the Plan of Reorganization could have a detrimental impact on future sales and patronage because of the negative image of us that may have been created by the bankruptcy.

  Our level of debt may adversely affect our financial health.

     After the confirmation of our Plan of Reorganization, we will have a significant amount of indebtedness. Assuming the completion of the purchase of all shares of new common stock under the offering, our total consolidated indebtedness would be $172 million and the ratio of total consolidated indebtedness to total capitalization would be 54%. Our high level of indebtedness will have several important effects on our future operations, including:

     - requiring us to devote a substantial portion of our cash flow from operations to pay interest on our indebtedness and not for other uses, such as funding working capital or capital expenditures;

     - limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

     - putting us at a competitive disadvantage to our competitors who have less debt than us; and

     - limiting our flexibility to plan for, or to react to, changes in our business and the industry in which we operate.

     Please refer to "The Plan of Reorganization -- The New Debt and Equity" for a description of our new indebtedness after confirmation of the Plan of Reorganization and to "Use of Proceeds" for information regarding the refinancing of our current indebtedness.

  Liquidity constraints may hinder our continued oil and gas operations.

     We have historically funded our operations primarily through our cash flow from operations and borrowings under an existing credit facility and other credit sources. Due to our need to conserve capital, we have reduced maintenance of our wells, which has substantially reduced our cash flow from operations. Upon confirmation of the Plan of Reorganization, we anticipate that we will have two principal sources of liquidity during the next 12 months: (i) cash on hand, including the net proceeds of the offering and the Standby Loan, and (ii) cash generated by operations. See "Risk Factors -- High Degree of Leverage," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of Existing Debt and Equity," the unaudited pro forma financial information and the related notes and the consolidated financial statements and the related notes included in this prospectus.

     If the Plan of Reorganization is confirmed, our ability to raise funds through additional indebtedness could be limited by the terms of the Plan of Reorganization. Additionally, substantially all of our crude oil and natural gas properties will be subject to a lien for the benefit of the lenders under the new credit facility, further limiting our ability to incur additional indebtedness. We may also choose to issue equity securities or sell certain assets to fund our operations, although the terms of our new indebtedness could limit our use of the proceeds of any sale of assets. See "Plan of Reorganization -- Description of New Debt and Equity." If we elect to raise additional capital by issuing equity securities, there can be no assurance that we will be able to obtain equity financing on satisfactory terms.

  Pending litigation may have an adverse effect on us.

     We are a defendant in a number of law suits in Mississippi that allege environmental damage to property and personal injury in connection with our drilling operations and the drilling operations of our predecessors in the Brookhaven Field in Lincoln County, Mississippi. The cause of the alleged damage is portrayed by plaintiffs as "naturally occurring radioactive materials" resulting from petroleum mining operations. Our predecessors on the Brookhaven Field were Florabama Associates, Ltd., and Chevron Corp. or Chevron USA. Inc. We are vigorously defending against these claims. Florabama and Chevron allege claims for indemnification for any liability they may have to the Brookhaven Field plaintiffs, including claims for monetary and punitive damages, as well as clean-up costs associated with the properties. The total amount of claims alleged exceeds $250 million. We believe that these claims will be resolved or estimated in connection with the bankruptcy cases at a level no greater than what can be paid out of our cash flow under the terms of the Plan of Reorganization. See "Oil and Gas Operations -- Legal Matters."

  Past substantial net losses may affect future operations.

     We experienced a substantial loss for the year ended December 31, 1998 of $203.3 million and for the nine months ended September 30, 1999 of $29.8 million. There can be no assurances that we will become profitable in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included in this prospectus.

  We may not be able to replace depleted reserves.

     The rate of production from crude oil and natural gas properties declines as reserves are depleted. Except to the extent we acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves, our proved reserves will decline as reserves are produced. Future crude oil and natural gas production is therefore highly dependent on our level of success in finding and acquiring additional reserves.

     Our ability to continue acquiring producing properties or companies that own producing properties assumes that major integrated oil companies and independent oil companies will continue to divest many of their crude oil and natural gas properties. There can be no assurance that these divestitures will continue or that we will be able to acquire producing properties at acceptable prices. Our ability to develop additional reserves in the future will be limited by the terms of the new credit facility and the Standby Loan, each of which limits our ability to obtain additional financing in the future for acquisitions and capital expenditures.

  Our profitability is highly dependent on industry conditions.

     Our revenue, profitability and future rate of growth substantially depend on prevailing prices for crude oil and natural gas. Crude oil and natural gas prices can be extremely volatile and in recent times have been depressed by excess total domestic and imported supplies. Prices are also affected by actions of state and local agencies, the United States and foreign governments and international cartels. Prices for crude oil and natural gas have recently rebounded from historic lows on an inflation-adjusted basis. There can be no assurance that commodity prices will rise or will not return to such historic lows. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of crude oil and natural gas. The substantial and extended decline in the prices of crude oil and natural gas (until recently) adversely affected our financial condition and the results of our operations, including reduced cash flow and borrowing capacity, which has not been overcome by the most recent price rebound. All of these factors are beyond our control. Sales of crude oil and natural gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year. Federal and state regulation of crude oil and natural gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect our ability to produce and market our crude oil and natural gas. If market factors were to change dramatically, the financial effect on us could be substantial. The availability of markets and the volatility of product prices are beyond our control and thus represent a significant risk.

     We periodically review the carrying value of our crude oil and natural gas properties under the full cost accounting rules of the Commission. Under these rules, capitalized costs of proved oil and natural gas properties may not exceed a present value, based on flat prices at a single point in time, of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded. We were required to write down the carrying value of our crude oil and natural gas properties during 1998 by an aggregate of $188 million. We took a write-down of our Tunisian properties of $5.4 million during the third quarter of 1999 once it was determined that an exploratory well drilled in Tunisia, North Africa would not produce sufficient quantities of crude oil to justify further completion work on the well. When a write-down is required, it results in a charge to earnings, but does not affect cash flow from operating activities. Once incurred, a write-down of crude oil and natural gas properties is not reversible at a later date.

     To manage our exposure to price risks in the marketing of our crude oil and natural gas, we have from time to time entered into fixed price delivery contracts, financial swaps and crude oil and natural gas futures contracts as hedging devices. To ensure a fixed price for future production, we may sell a futures contract and thereafter make physical delivery of crude oil or natural gas to comply with that contract. These contracts may expose us to the risk of financial loss in some circumstances, including instances in which production is less than expected, our customers fail to purchase or deliver the contracted quantities of crude oil or natural gas, or a sudden, unexpected event materially affects crude oil or natural gas prices. These contracts may also restrict our ability to benefit from unexpected increases in crude oil and natural gas prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

  We rely on estimates of proved reserves and future net revenue information that are subject to many factors.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond our control. The reserve data included in this prospectus represent only estimates. In addition, the estimates of future net revenue from proved reserves and their present value are based on certain assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the Present Value of Proved Reserves for the crude oil and natural gas properties described in this prospectus are based on the assumption that future crude oil and natural gas prices remain the same as crude oil and natural gas prices at December 31, 1998. The average sales prices as of December 31, 1998, used for purposes of our estimates were $9.36 per Bbl of crude oil and $2.10 per Mcf of natural gas. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of our reserves. Our overall average realized crude oil prices received per Bbl were $8.81, $14.21, and $18.00, in the first, second and third quarters of 1999, respectively.

  There may be unknown defects in the title to our properties.

     As is customary in the oil and gas industry, in certain circumstances, we make only a limited review of title to undeveloped crude oil and natural gas leases at the time we acquire them. However, before we acquire developed crude oil and natural gas properties, and before drilling commences on any leases, we cause a thorough title search to be conducted, and any material defects in title are remedied to the extent possible. To the extent title opinions or other investigations reflect title defects, we, rather than the seller of the undeveloped property, are typically obligated to cure them at our expense. We could lose our entire investment in any property we drill that possesses a material title defect that we are unable to remedy or cure. We believe that we have good title to our crude oil and natural gas properties, some of which are subject to immaterial encumbrances, easements and restrictions. The crude oil and natural gas properties we own are also typically subject to royalty and other similar non-cost bearing interests customary in the industry. We do not believe that any of these encumbrances or burdens will materially affect our ownership or use of our properties.

  We face significant business risks.

     Exploration and development for crude oil and natural gas involves many risks. There is no assurance that we will discover commercial quantities of crude oil and natural gas, or that we will be able to continue acquiring underdeveloped crude oil and natural gas fields and enhancing production and reserves by workovers, secondary recovery projects, recompletions and development drilling. In addition, because our strategy is to acquire interests in underdeveloped crude oil and natural gas fields that have been operated by others for many years, we may be liable for any damage or pollution caused by the former operators of those crude oil and natural gas fields. Our operations are also subject to all of the risks normally incident to the operation and development of crude oil and natural gas properties and the drilling of crude oil and natural gas wells, including encountering unexpected formations or pressures, blowouts, cratering and fires, all of which could result in personal injuries, loss of life, pollution damage and other damage to our properties and others. We maintain insurance against certain losses or liabilities arising from our operations in accordance with customary industry practices and in amounts that we believe to be reasonable. However, insurance is not available to us against all operational risks, or is not economically feasible for us to obtain. The occurrence of a significant event that is not fully insured could have a material adverse effect on our financial condition and the results of operations.

  We face significant competition.

     We encounter strong competition from major oil companies and independent operators in acquiring properties and leases for the exploration for, and production of, crude oil and natural gas. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas properties. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas properties include the staff and data necessary to identify, investigate and purchase the properties, and the financial resources necessary to acquire and develop such properties. Many of our competitors have financial resources, staff and facilities substantially greater than ours. In addition, the producing, processing and marketing of crude oil and natural gas is affected by a number of factors that are beyond our control, the effect of which cannot be accurately predicted.

     The principal resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. We compete for these resources with both major crude oil and natural gas companies and independent operators. Although we believe our current operating and financial resources will be adequate to preclude any significant disruption of our operations in the immediate future if the Plan of Reorganization is consummated, the continued availability of such materials and resources to us cannot be assured.

  We are subject to significant government regulation.

     Our business is subject to certain federal, state, provincial and local laws and regulations relating to the exploration for and development, production and marketing of crude oil and natural gas, as well as environmental and safety matters. These laws and regulations have generally become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Because the requirements imposed by these laws and regulations are frequently changed, we are unable to predict the ultimate cost of compliance with these requirements. There is no assurance that laws and regulations enacted in the future will not adversely affect our financial condition and the results of operations. See "Oil and Gas
Operations -- Governmental Regulations" and "Oil and Gas
Operations -- Environmental Regulations."

  We are dependent on key personnel.

     We depend to a large extent on several members of our senior management team for their management and business and financial contacts. The unavailability of these individuals could have an adverse effect on our business.

  We have a high level of dependence on two customers.

     During 1998, three purchasers of our crude oil and natural gas, EOTT Energy Corp. ("EOTT"), Amoco Production Company and Mid Louisiana Marketing Company, accounted for 42%, 28% and 14%, respectively, of our revenues. During the nine months ended September 30,1999, EOTT and Amoco Production Company accounted for 39% and 40%, respectively, of our revenue. We sold our Monroe Field properties in December 1998 and therefore do not currently have a relationship with Mid Louisiana Marketing Company. While we believe that our relationships with EOTT and Amoco Production Company are good, any loss of revenue from these customers due to nonpayment or late payment by the customer would have an adverse effect on our results of operations.

  We have not paid, and for the foreseeable future will not pay, cash dividends.

     We have never paid cash dividends on our common stock and do not intend to pay cash dividends on the new common stock in the foreseeable future. In the past, we have used our available cash flow to conduct exploration and development activities or to make acquisitions, and we expect to continue to do so in the future. In addition, the terms of the new credit facility and the Standby Loan will restrict our paying dividends. See "Description of New Debt and Equity." It is unlikely that we will pay dividends in the foreseeable future. Coho Energy, Inc. is currently a holding company with no independent operations. Accordingly, any amounts available for dividends will depend on the prior declaration of dividends by our subsidiaries. Furthermore, the debt agreements of our principal operating subsidiaries generally prohibit our subsidiaries from paying dividends or making certain other cash payments to us.

RISK FACTORS RELATING TO THE OFFERING AND OUR NEW COMMON STOCK

  Shareholders who do not exercise their rights will experience dilution.

     The offering may result in our issuance of up to an additional 346,153,846 shares of our new common stock, assuming full exercise of the rights. If you choose not to fully exercise your rights, your relative ownership interests in Coho will be diluted. If you do not exercise your rights, you will relinquish any value inherent in the rights.

  You may not revoke your exercise of rights and the offering may not be completed.

     Once you exercise your rights, you may not revoke the exercise unless the conditions to our obligations to complete the offering are not satisfied or waived before the subscription period ends. In that case, we may extend the date the rights expire. If we extend the termination date of the rights, you will be able to change your decision. If we elect to withdraw or terminate the offering, neither we nor the subscription agent will have any obligation with respect to the rights except to return to you any subscription payments, without interest.

  The subscription price may not reflect the value of Coho.

     The subscription price does not necessarily bear any relationship to the book value of our assets, historic or future cash flows, financial condition, recent or historic prices for our existing common stock or other established criteria for valuation. You should not consider the subscription price as an indication of the value of Coho. See "The Offering and Plan of Distribution -- Determination of Subscription Price" for further detail regarding the way in which the subscription price was determined.

  The antitakeover effects of certain provisions of our governing documents may prevent some transactions.

     If the Plan of Reorganization is confirmed, certain provisions of our amended and restated articles of incorporation and amended and restated bylaws may tend to deter potential unsolicited offers or other efforts to obtain control that are not approved by our board of directors. These provisions include the right of our board of directors, without any action by our shareholders, to fix the rights and preferences of undesignated preferred stock, including dividend, liquidation and voting rights. All such provisions will apply to the new common stock, and may have the effect of delaying, deferring or preventing a change of control of Coho.

  Our new common stock may not be listed on Nasdaq or any other stock exchange.

     We intend to explore the possibility of listing the new common stock on Nasdaq or on one or more other national securities exchanges upon the effective date of confirmation of the Plan of Reorganization. In an effort to meet the requirements for listing on Nasdaq, we may decide to effect a reverse stock split. However, there can be no assurance that we will determine that it is feasible, practicable or advisable to list the new common stock or that, if an application is made, that the new common stock would be approved for listing. Our inability to secure the listing of the new common stock or the decision not to list the new common stock will affect the liquidity and marketability of the new common stock. In addition, the large number of shares of new common stock that will be outstanding upon confirmation of the Plan of Reorganization, combined with the rights to be issued under this offering, will likely (i) depress the prices at which some or all of the new common stock will trade for the foreseeable future, (ii) limit the marketability of the new common stock and
(iii) adversely affect our ability to list the new common stock on Nasdaq or any other national securities exchange. Whether or not the new common stock is approved for listing on Nasdaq or any other national securities exchange, the new common stock may trade in the over-the-counter market. Even if the new common stock is approved for listing on Nasdaq or any other national securities exchange, there can be no assurance as to the price as to which any shares of the new common stock may be traded when issued or that an established market for those securities will develop.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including such matters as crude oil and natural gas reserves, future acquisitions, future drilling and operations, future capital expenditures, future production of crude oil and natural gas and future net cash flow are forward-looking statements. These statements are based on certain assumptions and analyses made by management of the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, including those related to:

     - competition

     - general economic and business conditions

     - prices of crude oil and natural gas

     - the business opportunities (or lack of business opportunities) that may be presented to and pursued by the Company

     - changes in laws or regulations

     - the other factors discussed above under "Risk Factors" beginning on page
       10

     Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. You should not rely on this information as an estimate or prediction of future performance.

                     THE OFFERING AND PLAN OF DISTRIBUTION

     BEFORE EXERCISING OR SELLING ANY RIGHTS, YOU SHOULD READ CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 10.

     The following describes the offering and plan of distribution in general and assumes (unless specifically provided otherwise) that you are a record holder of our existing common stock. If you hold your shares in a brokerage account or through a dealer or other nominee, please see "-- Beneficial Owners" below.

THE RIGHTS

     If you are a record holder of our existing common stock on the record date,
which is February   , 2000, we are distributing to you, at no charge, 13.519
rights for each share of our existing common stock owned. Each right will allow you to purchase one share of our new common stock at a price of $0.26. If you elect to exercise your basic subscription privilege in full, you may also subscribe for additional shares of our new common stock under your over-subscription privilege, if there are enough shares available. The shares that you may purchase under your basic subscription privilege or your over-subscription privilege are in addition to the shares that are to be distributed to our shareholders in exchange for our existing common stock when our Plan of Reorganization is confirmed.

NO FRACTIONAL RIGHTS

     We will not issue fractional rights, but rather will round any fractional rights to the nearest whole number. When any calculation of rights would otherwise result in an allocation of rights that is not a whole number, the actual allocation of rights will be rounded as follows: (i) fractions of 1/2 or greater will be rounded to the next higher whole number; and (ii) fractions of less than 1/2 will be rounded to the next lower whole number.

EXPIRATION OF THE RIGHTS

     You may exercise your rights at any time before 5:00 p.m., New York City
time, on March   , 2000, the expiration date for the rights. We may, in our sole discretion, extend the time for exercising the rights. If you do not exercise your rights before the expiration date, your unexercised rights will be null and void. We will not be obligated to honor your exercise of rights if the subscription agent receives the documents relating to your exercise after the expiration date of the rights, regardless of when you transmitted the documents. We may extend the expiration date by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration date of the rights, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

SUBSCRIPTION PRIVILEGES

     Your rights entitle you to the basic subscription privilege and the over-subscription privilege.

     Basic Subscription Privilege. With your basic subscription privilege, you may purchase one share of our new common stock per right, upon delivery of the required documents and payment of the subscription price of $0.26 per share. You are not required to exercise all of your rights unless you wish to purchase shares under your over-subscription privilege. We will deliver to you certificates representing the shares that you purchase with your basic subscription privilege as soon as practicable after the offering has been completed and the Plan of Reorganization has been confirmed.

     Over-Subscription Privilege. In addition to your basic subscription privilege, you may subscribe for additional shares of our new common stock, upon delivery of the required documents and payment of the subscription price of $0.26 per share, before the expiration of the rights. You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full and other holders of rights do not exercise their basic subscription privileges in full. There is no maximum or minimum number of shares that you may subscribe for under the over-subscription privilege.

     Pro Rata Allocation. If there are not enough shares to satisfy all subscriptions made under the over-subscription privilege, we will allocate the remaining shares pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. "Pro rata" means in proportion to the number of shares of our new common stock that you and the other rights holders have purchased by exercising your basic subscription privilege. If there is a pro rata distribution of the remaining shares and you receive a pro rata allocation of a greater number of shares than you subscribed for under your over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privileges.

     Full Exercise of Basic Subscription Privilege. You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose that you were granted rights for shares of our existing common stock that you own individually and shares of our existing common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the rights you own individually, but not with respect to the rights you own collectively with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege.

     When you exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as to shares of our existing common stock which you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

     If you own shares of our common stock through your bank, broker or other nominee holder who will exercise your subscription privilege on your behalf, the bank, broker or other nominee holder will be required to certify to us and the subscription agent the following information:

     - the number of shares held on your behalf on the record date;

     - the number of rights exercised under your basic subscription privilege;

     - that your basic subscription privilege held in the same capacity has been exercised in full; and

     - the number of shares subscribed for under your over-subscription privilege.

     Your bank, broker or other nominee holder may also disclose to us other information received from you.

     Return of Excess Payment. If you exercise your over-subscription privilege and are allocated less than all of the shares for which you wish to subscribe, your excess payment for shares that were not allocated to you will be returned by mail without interest or deduction as soon as practicable after the expiration date. We will deliver to you certificates representing the shares that you purchase as soon as practicable after the expiration date, after all pro rata allocations and adjustments have been completed and after confirmation of the Plan of Reorganization.

CONDITIONS TO THE OFFERING

     We may terminate the offering at any time in our sole discretion. We may terminate the offering if the Plan of Reorganization is not confirmed. We may terminate the offering if at any time before completion of the offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the offering that in the sole judgment of our board of directors would or might make the offering or its completion illegal or otherwise restrict or prohibit completion of the offering. We may waive any of these conditions and choose to proceed with the offering even if one or more of these events occur. If we terminate the offering, all rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. This offering is not conditioned on any minimum number of shares being purchased.

METHOD OF SUBSCRIPTION -- EXERCISE OF RIGHTS

     You may exercise your rights by delivering the following to the
subscription agent, at or before 5:00 p.m., New York City time, on March   ,
2000, the date on which the rights expire:

     - Your properly completed and executed Notice of Exercise of Rights with any required signature guarantees or other supplemental documentation; and

     - Your full subscription price payment for each share subscribed for under your subscription privileges.

METHOD OF PAYMENT

     Your payment of the subscription price must be made in U.S. dollars for the full number of shares of new common stock you are subscribing for by either:

     - Check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent; or

     - Wire transfer of immediately available funds, to the subscription account
       maintained by the subscription agent at           ABA
       No.          , further credit to           , Attention:           .

RECEIPT OF PAYMENT

     Your payment will be considered received by the subscription agent only upon:

     - Clearance of any uncertified check;

     - Receipt by the subscription agent of any certified check or bank draft drawn on a U.S. bank or of any postal, telegraphic or express money order; or

     - Receipt of collected funds in the subscription account designated above.

CLEARANCE OF UNCERTIFIED CHECKS

     If you are paying by uncertified personal check, please note that uncertified checks may take at least five business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights expire to ensure that your payment is received and cleared by that time. We urge you to consider using a certified or cashier's check, money order or wire transfer of funds to avoid missing the opportunity to exercise your rights.

DELIVERY OF SUBSCRIPTION MATERIALS AND PAYMENT

     You should deliver your Notice of Exercise of Rights and payment of the subscription price to the subscription agent by one of the methods described below:

     - If by mail to:

     - If by hand delivery or by overnight courier to:

     You may call the subscription agent at           .

     Your delivery to an address other than the address set forth above will not constitute valid delivery.

CALCULATION OF RIGHTS EXERCISED

     If you do not indicate the number of rights being exercised, or do not forward full payment of the total subscription price payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you deliver to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription privilege for the maximum number of shares with your overpayment at a price of $0.26 per share. If we do not apply your full subscription price payment to your purchase of shares of our new common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the offering is completed.

YOUR FUNDS WILL BE HELD BY THE SUBSCRIPTION AGENT UNTIL SHARES OF NEW COMMON STOCK ARE ISSUED

     The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other rights holders until we issue your shares to you.

SIGNATURE GUARANTEE MAY BE REQUIRED

     Your signature on the Notice of Exercise of Rights must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

     - Your Notice of Exercise of Rights provides that shares are to be delivered to you as record holder of those rights; or

     - You are an eligible institution.

NOTICE TO BENEFICIAL HOLDERS

     If you are a broker, a trustee or a depositary for securities who holds
shares of our existing common stock for the account of others on February   ,
2000, the record date for the issuance of rights under this offering, you should notify the beneficial owners of those shares of the offering as soon as possible to find out their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owners with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate Notice of Exercise of Rights and submit it to the subscription agent with the proper payment. If you hold shares of our existing common stock for the account of more than one beneficial owner, you may exercise the number of rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our existing common stock on the record date for the issuance of rights under this offering, if you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification," which we will provide to you with your offering materials.

BENEFICIAL OWNERS

     If you are a beneficial owner of shares of our existing common stock or will receive your rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our existing common stock directly and would prefer to have your broker, custodian bank or other nominee exercise your rights, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form," together with your check for the subscription price of the rights you wish to exercise. You should receive this form from your broker, custodian bank or other nominee with the other offering materials. If you wish to obtain a separate Notice of Exercise of Rights, you should contact the nominee as soon as possible and request that a separate Notice of Exercise of Rights be provided to you.

INSTRUCTIONS FOR COMPLETING YOUR NOTICE OF EXERCISE OF RIGHTS

     You should read and follow the instructions accompanying the Notice of Exercise of Rights carefully.

     If you want to exercise your rights, you should send your Notice of Exercise of Rights with your subscription price payment to the subscription agent. Do not send your Notice of Exercise of Rights and subscription price payment to us.

     You are responsible for the method of delivery of your Notice of Exercise of Rights with your subscription price payment to the subscription agent. If you send your Notice of Exercise of Rights and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent before the time the rights expire. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

DETERMINATIONS REGARDING THE EXERCISE OF YOUR RIGHTS

     We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your rights because of any defect or irregularity. We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

     Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of Notice of Exercise of Rights and we will not be liable for any failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the offering or in proper form. We will also not accept your exercise of rights if our issuance of shares of our new common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.

QUESTIONS ABOUT EXERCISING RIGHTS -- SUBSCRIPTION AGENT

     We have appointed           as subscription agent for the offering. We will
pay its fees and expenses related to the offering. We also have agreed to indemnify the subscription agent for some of the liabilities that it may incur in connection with the offering. You may direct any questions or requests for assistance concerning the method of exercising your rights, additional copies of this prospectus, the instructions, the nominee holder certification or other subscription documents referred to herein, to the subscription agent, at the following telephone number and address:

     Banks and Brokerage Firms, please call           .

NO REVOCATION

     Once you have exercised your subscription privileges, you may not revoke your exercise. Rights not exercised before the expiration date of the rights will expire.

PROCEDURES FOR DTC PARTICIPANTS

     We expect that rights will be eligible for transfer through, and that your exercise of your basic subscription privilege and your over-subscription privilege may be made through, the facilities of the Depository Trust Company ("DTC"). If your rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your rights from your account to the account of the subscription agent, together with certification as to the aggregate number of rights you are exercising and the number of shares of our new common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share you subscribed for under your basic subscription privilege and your over-subscription privilege.

SHARES OFFERED TO OTHERS

     If the shareholders as of the record date do not exercise their rights to all of the shares available, we will offer the remaining shares to others at $0.26 per share. After the rights expire, we will determine the number of remaining shares. Jefferies & Company, Inc. or another investment bank approved by the Bankruptcy Court will assist us in placing the remaining shares with others.

SUBSCRIPTION PRICE

     The subscription price is $0.26 per share.

DETERMINATION OF THE SUBSCRIPTION PRICE

     The subscription price was determined through negotiations between the Company and holders of a majority of the existing bonds. Under the Plan of Reorganization, our bondholders will receive 96% of the outstanding shares of the new common stock, before giving effect to any shares issued under this offering or under the Standby Loan. The $0.26 subscription price was derived based on the value of the bondholder claim ($161,635,870) divided by the total number of shares to be issued to the bondholders under the Plan of Reorganization (614,484,288). If we issue additional shares to those who purchase shares in the offering because of the limited anti-dilution feature, the effective purchase price per share to those purchases will be less than $0.26. See "Dilution."

EXTENSIONS AND TERMINATION

     We may extend the offering and the period for exercising your rights, in our sole discretion. In addition, we may terminate the offering at any time before the time the rights expire.

NO RECOMMENDATION TO HOLDERS OF RIGHTS OR OTHERS

     We are not making any recommendations as to whether or not you should subscribe for shares of our new common stock. You should decide whether to subscribe for shares based upon your own assessment of your best interests in consultation with your legal and financial advisors.

FOREIGN AND OTHER SHAREHOLDERS

     A Notice of Exercise of Rights will be mailed to rights holders whose addresses are outside the United States or who have an Army Post Office or Fleet Post Office address. To exercise those rights, you must notify the subscription agent, and take all other steps that are necessary to exercise your rights on or before the expiration date of the rights. If the procedures set forth in the preceding sentence are not followed before the expiration date your rights will expire.

SHARES OF NEW COMMON STOCK OUTSTANDING AFTER THE OFFERING

     If the Plan of Reorganization is confirmed, and assuming we issue all of the shares offered in this offering, 986,241,646 shares of our new common stock will be issued and outstanding after the offering expires. Based on the 640,087,800 shares of our new common stock that will be issued and outstanding after the effective date of confirmation of the Plan of Reorganization (before taking into account shares sold in this offering and, if applicable, issued under the Standby Loan), our issuance of all shares in this offering would result (on a pro forma basis) in a 54.08% increase in the number of outstanding shares of our new common stock. See "Dilution" for additional information concerning the new common stock outstanding after this offering.

REGULATORY LIMITATION

     We will not be required to issue to you shares of our new common stock pursuant to the offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares and if, at the time the rights expire, you have not obtained that clearance or approval.

ISSUANCE OF COMMON STOCK

     The subscription agent will issue to you certificates representing shares of our new common stock you purchase under the offering as soon as practicable after the time the rights expire and the Plan of Reorganization has been confirmed.

     Your payment of the aggregate subscription price will be retained by the subscription agent and will not be delivered to us until your subscription is accepted and you are issued your share certificates. We will not pay you any interest on funds paid to the subscription agent, regardless of whether the funds are applied to the subscription price or returned to you. You will have no rights as a shareholder of Coho, with respect to shares of Coho new common stock subscribed for, until certificates representing the shares are issued to you. Upon our issuance of the certificates, you will be deemed the owner of the shares you purchased by exercise of your rights. Unless otherwise instructed in the Notice of Exercise of Rights, your certificates for shares issued pursuant to your exercise of rights will be registered in your name.

     If the offering is not completed for any reason, the subscription agent will promptly return, without interest, all funds received by it.

     We will retain any interest earned on the funds held by the subscription agent.

COMPLIANCE WITH STATE REGULATIONS PERTAINING TO THE OFFERING

     We are not making the offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase our new common stock from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We may delay the commencement of the offering in certain states or other jurisdictions to comply with their laws. We do not expect that there will be any changes in the terms of the offering. However, we may decide, in our sole discretion, not to modify the terms of the offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the offering.

                                USE OF PROCEEDS

     There is no minimum number of shares of new common stock that must be subscribed for in this offering. If all the rights are exercised, we will receive approximately $90 million upon completion of this offering, before deducting the offering expenses. The offering expenses are estimated to be $2.4 million. We will use the net proceeds from the offering to pay down existing bank debt in association with the Plan of Reorganization and for working capital and general corporate purposes. Existing bank debt under our existing bank group loan had a maturity date of January 2, 2003; however, the lenders under our existing bank group loan have accelerated the full amount outstanding. Existing bank debt under our existing bank group loan bears interest at the rate of prime plus 4%.

                                DIVIDEND POLICY

     We have never paid cash dividends on our existing common stock and for the foreseeable future do not plan to do so on the new common stock. Because we are a holding company, our ability to pay dividends depends on the ability of our subsidiaries to pay cash dividends or make other cash distributions to us. The agreements governing our debt generally prohibit our subsidiaries from paying dividends or making other cash distributions to us. See "Risk Factors." Our board of directors has sole discretion over the declaration and payment of future dividends. Any future dividends will depend on our profitability, financial condition, cash requirements, future prospects, general business conditions, the terms of our debt agreements and other factors our board of directors believes are relevant.

                      PRICE RANGE OF EXISTING COMMON STOCK

     Our existing common stock was, until June 7, 1999, listed on the Nasdaq Stock Market under the symbol "COHO." Our existing common stock is currently traded on Nasdaq's OTC Bulletin Board under the symbol "COHO." The following table shows the high and low sales prices of our existing common stock over recent periods.

                                                               HIGH          LOW
                                                              ------      ----------
1998
  1st Quarter...............................................  $ 9 5/8     $   6 1/4
  2nd Quarter...............................................    9 1/4         6 1/4
  3rd Quarter...............................................    7 1/8         4 1/2
  4th Quarter...............................................    5 1/8         2 5/16
1999
  1st Quarter...............................................  $ 3 1/8     $      1/2
  2nd Quarter...............................................    1               1/32
  3rd Quarter...............................................    1 5/8           7/32
  4th Quarter...............................................      3/4           5/32
2000
  1st Quarter (through February 4, 2000)....................    51/64          11/32

     As a result of our financial condition and decreases in the market value of our existing common stock, the Nasdaq Stock Market on March 8, 1999, suspended trading of our existing common stock. Subsequently, effective as of the close of business on June 4, 1999, our existing common stock was delisted from Nasdaq. As a result of those actions, our existing common stock is not currently listed on any stock exchange but is trading over the counter. At December 1, 1999, there were 425 holders of record of the Common Stock. We believe we have in excess of 8,000 beneficial holders of our existing common stock.

     The closing price for our existing common stock on Nasdaq's OTC Bulletin Board was $0.49 on February 4, 2000.

     If the Plan of Reorganization is confirmed, we anticipate that our new common stock will be quoted on Nasdaq's OTC Bulletin Board.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization at September 30, 1999, and as adjusted (1) to give pro forma effect for projected operating results through March 31, 2000, the assumed effective date of the Plan of Reorganization, (2) to give pro forma effect to the effectiveness of the Plan of Reorganization and assuming that all of the rights are exercised pursuant to the offering, (3) to give pro forma effect to the effectiveness of the Plan of Reorganization assuming that 50% of the rights are exercised pursuant to the offering and $45 million is borrowed under the Standby Loan, and (4) to give pro forma effect to the effectiveness of the Plan of Reorganization and assuming that none of the rights are exercised pursuant to the offering and $70 million is borrowed under the Standby Loan. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and our consolidated financial statements and related notes to those statements included in this prospectus.

                                                                                          PRO FORMA
                                                                                         PURCHASE OF     PRO FORMA
                                                                                            50% OF      PURCHASE OF
                                                             PRO FORMA                      SHARES       NO SHARES
                                                            IMMEDIATELY     PRO FORMA    PURSUANT TO    PURSUANT TO
                                                              BEFORE       PURCHASE OF   OFFERING AND   OFFERING AND
                                           SEPTEMBER 30,   EFFECTIVENESS   ALL SHARES    $45 MILLION    $70 MILLION
                                               1999           OF THE       PURSUANT TO     STANDBY        STANDBY
                                            HISTORICAL        PLAN(3)      OFFERING(4)     LOAN(4)        LOAN(4)
                                           -------------   -------------   -----------   ------------   ------------
Current Liabilities:
  Existing Bank Group Loan(1)............    $ 251,799       $ 260,150      $      --     $      --      $      --
  Existing Bonds(1)......................      161,094         161,094             --            --             --
  Other..................................       16,038          14,192          9,455         9,455          9,455
                                             ---------       ---------      ---------     ---------      ---------
          Total Current Liabilities......    $ 428,931       $ 435,436      $   9,455     $   9,455      $   9,455
                                             ---------       ---------      ---------     ---------      ---------
Long-Term Liabilities:
  Credit Facility........................    $      --       $      --      $ 172,000     $ 171,000      $ 191,000
  Standby Loan...........................           --              --             --        45,000         70,000
  Promissory Notes.......................           --              --          4,208         4,208          4,208
                                             ---------       ---------      ---------     ---------      ---------
          Total Long-Term Liabilities....           --              --        176,208       220,208        265,208
                                             ---------       ---------      ---------     ---------      ---------
Shareholders' Equity:
  Preferred stock, par value $0.01 per
     share...............................
  Existing common stock and new common
     stock, par value $0.01 per share;
     authorized 1,000,000,000
     shares(2)...........................          256             256          9,862         9,181          7,443
  Additional paid-in capital.............      137,812         137,812        375,522       333,089        291,323
  Retained deficit.......................     (229,133)       (230,126)      (240,529)     (222,262)      (217,162)
                                             ---------       ---------      ---------     ---------      ---------
          Total Shareholders' Equity.....      (91,065)        (92,058)       144,855       120,008         81,604
                                             ---------       ---------      ---------     ---------      ---------
          Total Capitalization, excluding
            current liabilities..........    $ (91,065)      $ (92,058)     $ 321,063     $ 340,216      $ 346,812
                                             =========       =========      =========     =========      =========

---------------

(1) All amounts outstanding under the existing bank group loan agreement and the existing bonds and the related accrued interest are classified as current liabilities as of September 30, 1999 due to accelerations by the lenders.

(2) Shares of existing common stock outstanding were 25,603,512 at September 30, 1999 and Pro Forma Immediately Before Effectiveness of the Plan of Reorganization. Shares of new common stock outstanding were 986,241,646 under Pro Forma Purchase of All Shares Pursuant to Offering; 918,140,920 under Pro Forma Purchase of 50% of Shares Pursuant to Offering and $45 million Standby Loan; and 744,288,140 under Pro Forma Purchase of No Shares Pursuant to Offering and $70 million Standby Loan.

(3) Current liabilities and retained deficit have been adjusted to reflect the effect of projected operating results for the period from October 1, 1999 through March 31, 2000, the assumed effective date of the Plan of Reorganization.

(4) The Pro Forma columns that present the purchase of shares pursuant to the offering assuming all shares are purchased, 50% of the shares are purchased and no shares are purchased reflect pro forma adjustments to record the following transactions:

     - Repayment of borrowings outstanding under the existing bank group loan agreement together with accrued interest totaling $260.2 million from borrowings under the Credit Facility together with proceeds of the offering and borrowings under the Credit Facility and Standby Loan, as applicable, and the write-off of $1.6 million related to unamortized debt issue costs.

     - Conversion of the Existing Bonds into: 614,484,288 shares of new common stock at an assumed fair market value of $0.26 per share for a total of $159.8 million and the recognition of a loss on extinguishment of debt of $2.3 million related to unamortized debt issue costs under the "Purchase of All Shares" column; 614,484,288 shares of new common stock at an assumed fair market value of approximately $0.23 per share for a total of $141.5 million and the recognition of a gain on extinguishment of debt of $16.0 million due to the dilution in the assumed fair market value of the shares issued as a result of the additional shares issued for the Standby Loan under the "Purchase of 50% of Shares" column; and 614,484,288 shares of new common stock at an assumed fair market value of $0.22 per share for a total of $137.4 million and the recognition of a gain on the extinguishment of debt of $20.1 million due to the dilution in the assumed fair market value of the shares, as discussed above, under the "Purchase of No Shares" column.

     - Payment of $529,000 of accrued reorganization costs and the recognition of additional reorganization expenses totaling $5.5 million, including $1.5 million for estimated severance payments. The break-up fee of $1.0 million associated with the Standby Loan is an additional expense under the "Purchase of All Shares" column.

     - The $4.2 million reclassification of the long-term portion of the five-year promissory notes to be issued in settlement of the priority tax claims from current liabilities.

     - The borrowings of $172.0 million, 171.0 million and $191.0 million under the Credit Facility on the Effective Date under the "Purchase of All Shares," "Purchase of 50% of Shares" and "Purchase of No Shares" columns, respectively.

     - The borrowings of $45 million under the Standby Loan and the related issuance of 82,632,683 shares of new common stock at an assumed fair market value of approximately $0.23 per share for a total of $19.0 million under the "Purchase of 50% of Shares" column and borrowings of $70 million under the Standby Loan and the related issuance of 104,200,840 shares of new common stock at an assumed fair market value of approximately $0.22 per share for a total of $23.3 million under the "Purchase of No Shares" column.

     - Issuance of 346,153,846 shares of new common stock at $0.26 per share for total net proceeds of $87.6 million after estimated offering costs of $2.4 million under the "Purchase All Shares" column and issuance of 195,420,437 shares of new common stock at an assumed fair market value of approximately $0.23 per share for total net proceeds of $43.7 million after estimated offering costs of $1.3 million under the "Purchase of 50% of Shares" column.

                            SELECTED FINANCIAL DATA

     The following information is selected or derived from, and is qualified by reference to, our consolidated financial statements included in this prospectus. This information should be read in conjunction with those consolidated financial statements, and the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. The report of Arthur Andersen LLP, our independent certified public accountant, on our financial statements for the three years in the period ended December 31, 1998, is qualified as to our ability to continue as a going concern. Our consolidated financial statements for the nine-month periods ended September 30, 1998, and September 30, 1999, are unaudited. The selected consolidated financial data presented below are not necessarily indicative of the future results of our operations or financial performance.

                                                                                                     NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                            -----------------------------------------------------   --------------------
                                              1994       1995       1996       1997       1998        1998       1999
                                            --------   --------   --------   --------   ---------   --------   ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF EARNINGS DATA:
  Operating revenues......................  $ 26,464   $ 40,903   $ 54,272   $ 63,130   $  68,759   $ 55,829   $  37,957
  Operating costs.........................     9,372     12,457     13,875     15,970      26,859     21,010      15,063
  General and administrative expenses.....     3,435      5,400      7,264      7,163       7,750      4,752       7,574(1)
  Reorganization costs....................        --         --         --         --          --         --       2,685
  Depletion and depreciation..............     9,989     14,717     16,280     19,214      28,135     22,235      10,213
  Writedown of crude oil and natural
    gas properties........................        --         --         --         --     188,000     73,000       5,433
  Net interest expense....................     3,972      8,048      7,464     10,474      32,721     24,344      25,789
  Other expense...........................       973         --         --         --       3,023         --       1,048
  Income tax expense (benefit)............      (303)       112      3,483      4,021     (14,383)   (18,432)        (26)
  Net earnings (loss) from continuing
    operations before income taxes........      (974)       169      5,906      6,288    (203,346)   (71,080)    (29,822)
  Net earnings (loss).....................    (1,654)     1,780      5,906      6,288    (203,346)   (71,080)    (29,822)
  Basic earnings (loss) from continuing
    operations per common share...........     (0.07)     (0.02)      0.29       0.29       (7.94)     (2.78)      (1.16)
  Diluted earnings (loss) from continuing
    operations per common share...........     (0.07)     (0.02)      0.29       0.28       (7.94)     (2.78)      (1.16)
  Basic earnings (loss) per common
    share(2)..............................     (0.12)      0.05       0.29       0.29       (7.94)     (2.78)      (1.16)
  Diluted earnings (loss) per common
    share(3)..............................     (0.12)      0.05       0.29       0.28       (7.94)     (2.78)      (1.16)
OTHER FINANCIAL DATA:
  Capital expenditures....................  $ 19,503   $ 29,970   $ 52,384   $ 72,667   $  70,143   $ 62,464   $   4,995
  EBITDA(4)...............................    12,684     23,046     33,133     39,997      31,127     30,067      11,587
BALANCE SHEET DATA:
  Working capital (deficit)(4)............  $ (2,379)  $ 14,433   $  6,662   $ (2,021)  $(388,297)             $(406,832)
  Net property and equipment..............   171,524    175,899    210,212    531,409     324,574                313,924
  Total assets............................   196,970    204,042    230,041    555,128     350,068                341,566
  Long-term debt, excluding current
    portion...............................    86,311    107,403    122,777    369,924          --                     --
  Redeemable preferred stock..............    16,125         --         --         --          --                     --
  Total shareholders' equity..............    56,416     74,321     81,466    142,103     (61,243)               (91,065)

---------------

(1) General and administrative expenses for the nine months ended September 30, 1999 are substantially higher than those expenses for the same period in 1998 primarily due to the expensing of all salaries and other general and administrative costs associated with exploration and development activities during 1999 as compared to the capitalization of $4.2 million of those costs in the first nine months of 1998.

(2) Basic per share amounts have been computed by dividing net earnings after preferred dividends by the weighted average number of shares outstanding:
    14,190 in 1994; 17,392 in 1995; 20,179 in 1996; 21,693 in 1997; 25,604 in
    1998; and 25,604 in 1999.

(3) Diluted per share amounts have been computed by dividing net earnings after preferred dividends by the weighted average number of shares outstanding including common stock equivalents, consisting of stock options and warrants, when their effect is dilutive: 14,190 in 1994; 17,392 in 1995; 20,342 in 1996; 22,334 in 1997; 25,604 in 1998; and 25,604 in 1999.

(4) Amounts for 1998 and 1999 include $384,031 and $388,685, respectively, related to the current portion of long-term debt.

                           THE PLAN OF REORGANIZATION

INTRODUCTION

     A summary of the principal provisions of the Plan of Reorganization and the treatment of classes of claims and equity interests is set forth below. This summary is qualified by reference to the Plan of Reorganization. The Plan of Reorganization may be amended from time to time in accordance with the Bankruptcy Code, and the Company has reserved the right to revoke and withdraw the Plan of Reorganization at any time before it is confirmed. You may obtain a copy of the Plan of Reorganization and related Disclosure Statement by sending a written request to the Company at 14785 Preston Road, Suite 860, Dallas, Texas 75240 to the attention of Ms. Anne Marie O'Gorman.

     The Plan of Reorganization was conceived by management of the Company as an alternative to the more drastic measures available to the Company for restructuring its debt, such as a liquidation of its properties. The terms of the Plan of Reorganization were arrived at after a diligent search for, and extensive evaluation of, numerous financing and liquidation proposals by the Company, and consultation with the Company's financial advisors as to what type of Plan of Reorganization might be feasible after lengthy negotiations with certain of the Company's creditors. The Company believes that the Plan of Reorganization provides the Company's creditors and the Company's shareholders with distributions of property in the form of new securities having a value not less than the amount that those holders would receive if the Company was to be liquidated under Chapter 7 of the Bankruptcy Code. The Company believes that reorganization under the Plan of Reorganization is feasible and that the Plan of Reorganization provides for the greatest and earliest possible recoveries for the creditors of the Company and the shareholders of the Company. After the effective date of confirmation of the Plan of Reorganization (the "Effective Date"), the Company, as reorganized under the Plan of Reorganization (the "Reorganized Company"), may operate its businesses and buy, use and otherwise acquire and dispose of its property free of any restrictions contained in the Bankruptcy Code.

  1. Existing Bank Group.

     Coho Resources, Inc.; Coho Louisiana Production Company; Coho Exploration, Inc.; Coho Oil & Gas, Inc.; Interstate Natural Gas Company and the Company are parties to a Fourth Amended and Restated Credit Agreement dated December 18, 1997 (the "Existing Bank Group Loan Agreement"). The lenders under the Existing Bank Group Loan Agreement (the "Bank Group") are MeesPierson Capital Corp.; Paribas, Houston Agency; Christiania Bank OG Kreditkasse, ASA; Den Norske Bank ASA; Bank of Scotland; Bank One, Texas, N.A.; Credit Lyonnais New York Branch; and Toronto Dominion (Texas), Inc. Approximately $240 million of principal (plus accrued interest and reasonable fees) owed to the Bank Group in connection with the Existing Bank Group Loan Agreement (the "Bank Group Claim") is treated as fully secured under the Plan of Reorganization. The Bank Group asserts that accrued interest and reasonable fees aggregate approximately $22.4 million. The exact amount of the Bank Group Claim, including interest at a reasonable rate and reasonable fees, is subject to allowance. The allowed amount of the Bank Group Claim will be fixed and determined before the conclusion of the hearing on the confirmation of the Plan of Reorganization (the "Confirmation Hearing").

     The Bank Group Claim is to be paid in full in cash on the Effective Date. The Company will obtain the funds necessary for the payment of the allowed Bank Group Claim through the combination of (a) a Senior Revolving Credit Facility (the "Credit Facility"), from a syndicate of lenders ("Lenders") led by The Chase Manhattan Bank ("Chase"), as agent for the Lenders, (b) the offering described in this prospectus, (c) cash on hand from the Company's operations and
(d) if necessary, the sale of senior subordinated notes to PPM America, Inc.; Oaktree Capital Management, L.L.C.; Pacholder Associates, Inc.; Appaloosa Management, L.P. and their assignees; other holders of Existing Bonds who opt to participate; and other parties who may participate (the "Standby Lenders").

  2. Existing Bond Holders.

     The Company is the issuer of $150 million principal amount of 8 7/8% senior subordinated notes due 2007 (the "Existing Bonds"). The Existing Bonds were issued under an indenture dated October 1, 1997, as amended by the First Supplemental Indenture dated September 2, 1998 (collectively, "Existing Bond Indenture"). Coho Resources, Inc.; Coho Louisiana Production Company; Coho Exploration, Inc.; Interstate Natural Gas Company and Coho Oil & Gas, Inc., all direct or indirect wholly owned subsidiaries of the Company, are the guarantors of the Company's obligations under the Existing Bond Indenture. Approximately $162 million is owed to the holders of Existing Bonds in connection with the Existing Bond Indenture (the "Bond Claims"). Under the Plan of Reorganization, the Existing Bond Indenture and Existing Bonds will be extinguished on the Effective Date. Holders of Existing Bonds will receive on the Effective Date their pro rata share of 96% of the new common stock of the Reorganized Company. This 96% of the new common stock would be diluted by shares of new common stock issued in connection with (a) this offering and (b) if applicable, the Standby Loan.

  3. Existing Shareholders.

     The Company currently has issued and outstanding 25,603,512 shares of existing common stock, $0.01 par value. The existing common stock is held by approximately 425 shareholders of record. The shareholders will receive fair and equitable treatment under the Plan of Reorganization. On the Effective Date the existing common stock will be extinguished and the shareholders will receive their pro rata share of 4% of the new common stock. This 4% of new common stock will be diluted by shares of new common stock issued in connection with (a) this offering and (b) if applicable, the Standby Loan. The shareholders will also receive the exclusive first priority right to purchase their pro rata portions of additional shares of the new common stock in this offering for a purchase price of $0.26 per share, up to a total amount of $90 million.

CLASSIFICATION AND TREATMENT SUMMARY

     The following is a summary of the classification of claims and interests, and their treatment under the Plan of Reorganization.

CLASSIFICATION                                                   TREATMENT
--------------                                                   ---------
Class 1                                        Unimpaired
  Administrative Expense Claims                Will be paid in full, in cash including any
  Total Estimated Amount of Class 1 Claims:      retainers on hand, on the later of the
  $2,329,000                                     Effective Date, the due date or court
                                                 approval (if required by law), or paid on
                                                 other agreed terms.
                                               Estimated Recovery: Full recovery.
Class 2                                        Impaired
  Priority Tax Claims                          Will receive five-year promissory notes
  Total Estimated Amount of Class 2 Claims:      bearing interest at a rate of 6% per annum
  $5,260,000                                     unless a different rate is chosen by the
                                                 Bankruptcy Court, or paid on other agreed
                                                 terms.
                                               Estimated Recovery: Full recovery over time.
Class 3                                        Impaired
  Bank Group Claim                             Will receive payment in full, in cash on the
  Total Estimated Amount of Class 3 Claims:      Effective Date from advances made under the
  $262,350,000                                   Credit Facility and proceeds of the
                                                 offering and, if applicable, the Standby
                                                 Loan.
                                               Estimated Recovery: Full recovery.
Class 4                                        Unimpaired
  Senior Miscellaneous Secured Claims          Will receive cash payment of 100% of allowed
  Total Estimated Amount of Class 4 Claims:      claims on the Effective Date, or paid on
  $300,000                                       other agreed terms.
                                               Estimated Recovery: Full recovery.

CLASSIFICATION                                                   TREATMENT
--------------                                                   ---------
Class 5                                        Impaired
  Unsecured Bond Claims                        Will receive shares representing 96% of the
     Total Estimated Amount of Class 5           new common stock as of the Effective Date
     Claims:                                     (without giving effect to dilution from
       $161,635,870                              shares issued under the offering and, if
                                                 applicable, the Standby Loan).
                                               Estimated Recovery: Full recovery over time.
Class 6                                        Impaired
  General Unsecured Claims                     Will receive cash payment of 100% of allowed
  Total Estimated Amount of Class 6 Claims:      claims, payable in four equal quarterly
    $4,700,000 (Estimate assumes no              installments without interest.
    significant adverse result to the Company
    in the Bankruptcy Court's allowance and
    estimation process. See "Oil and Gas
    Operations -- Legal Matters.")
                                               Estimated Recovery: Full recovery over one
                                                 year.
Class 7                                        Unimpaired
  Administrative Convenience Claims            Will receive payment in full, in cash 30 days
     Total Estimated Amount of Class 7           from the Effective Date, up to a maximum of
     Claims:                                     $1,000 per claim.
       $72,000
                                               Estimated Recovery: Full recovery.
Class 8                                        Impaired
  Holders of Existing Company Common Stock     Will receive (1) shares representing 4% of
     25,603,512 shares outstanding               the new common stock as of the Effective
                                                 Date (without giving effect to dilution
                                                 from shares issued under the offering and,
                                                 if applicable, the Standby Loan) and (2)
                                                 rights to purchase additional shares of the
                                                 new common stock at $0.26 per share.
                                               Estimated Recovery: 3% to 38% of the
                                                 Reorganized Company depending on the degree
                                                 of participation in the offering and other
                                                 variables.

THE NEW DEBT AND EQUITY

  The Credit Facility.

     On the Effective Date, the Reorganized Company will establish the Credit Facility with the Lenders and Chase, as agent for the Lenders, for a principal amount of up to $250 million. The Credit Facility will limit advances to the amount of the borrowing base, which is anticipated to be set initially at $210 million, $10 million of which must remain undrawn and available on the Effective Date (the "Initial Borrowing Base"). The borrowing base will be the loan value to be assigned to the proved reserves attributable to the Reorganized Company's oil and gas properties. The borrowing base will be subject to semiannual review based on reserve reports. The Initial Borrowing Base will be subject to Chase's review of the January 1, 2000 reserve report to be prepared by the Company and audited by an independent petroleum engineering firm acceptable to the Lenders. The Initial Borrowing Base will be determined before the Confirmation Hearing.

     The Credit Facility will be subject to semiannual borrowing base redeterminations, each May 1 and November 1, and will be made in the sole discretion of the Lenders. The Reorganized Company will deliver to the Lenders by April 1 and October 1 of each year a reserve report prepared as of the immediately preceding January 1 and July 1, respectively. The January 1 reserve report will be prepared internally by the Reorganized Company and audited by an independent petroleum engineering firm, acceptable to Chase, and the July 1 reserve report will be prepared internally by the Reorganized Company, in a form acceptable to Chase. Based in part on the reserve report, the Lenders will redetermine the borrowing base in their sole discretion. For an increase in the borrowing base, consent of 100% of the Lenders will be required. To maintain the borrowing base, or to reduce the borrowing base, consent of 75% of the Lenders of outstanding loans or, in the event that no loans are outstanding, the Lenders of 75% of the current loan commitments under the Credit Facility, will be required. The Reorganized Company or Chase may request one additional borrowing base determination during any calendar year.

     Interest on advances under the Credit Facility will be payable on the earlier of (i) the expiration of any interest period under the Credit Facility or (ii) quarterly, beginning the first quarter after the Effective Date. Amounts outstanding under the Credit Facility will accrue interest at the option of the Reorganized Company at (i) the Eurodollar rate, which is the annual interest rate equal to the London interbank offered rate for deposits in United States dollars that is offered to Chase (the "Eurodollar Rate") plus an applicable margin or (ii) the base rate, which is the floating annual interest rate established by Chase from time to time as its base rate of interest and which may not be the lowest or best interest rate charged by Chase on loans similar to the Credit Facility (the "Base Rate") plus an applicable margin. All outstanding advances under the Credit Facility are due and payable in full three years from the Effective Date.

     The Credit Facility will be secured by granting Chase for the benefit of the Lenders (i) first and prior security interests in the issued and outstanding capital stock and other equity interests of all direct and indirect subsidiaries of the Reorganized Company, (ii) first and prior mortgage liens and security interests covering proved mineral interests selected by Chase having a present value, as determined by Chase, of not less than 85% of the present value of all proved mineral interests of the Company evaluated by the Lenders for purposes of determining the borrowing base, and (iii) security interests in other tangible and intangible assets of the Company (collectively, the "Collateral"). The rights and responsibilities of Chase, the Lenders and the Company will be governed by a senior revolving credit agreement (the "Credit Agreement") and related documents, which, in part, will permit the Lenders to enforce their rights to the Collateral on the occurrence of an "event of default" (as defined in the Credit Agreement). Certain conditions must be met by the Company before the Effective Date for Chase to be obligated to enter into the Credit Facility, and Chase's commitment under the Credit Agreement will be conditioned on the confirmation of the Plan of Reorganization by the Bankruptcy Court.

     The Credit Agreement will contain certain financial and other covenants including, (i) maintenance of minimum ratios of cash flow to interest expense (1.0 to 1.0) as of the end of the initial fiscal quarter to commence after the Effective Date, (ii) restrictions on the payment of dividends and (iii) limitations on the incurrence of additional indebtedness, the creation of liens and the incurrence of capital expenditures.

     Certain fees for the Lenders contained in the Chase commitment letter to the Company dated December 9, 1999 (the "Chase Commitment Letter") were approved by the Bankruptcy Court at a hearing on the fees held on January 27, 2000. These fees include an initial due diligence fee of $200,000. If the Lenders fund under the Credit Facility on the Effective Date, then they will be entitled to an additional aggregate $6.5 million of closing fees. All fees paid by the Company in connection with the Credit Facility are non-refundable and are in addition to reimbursements to be paid for expenses incurred by Chase in connection with the preparation of the Credit Agreement.

     The Chase Commitment Letter provides that there are a number of conditions which must be met before the Lenders will be committed to fund the Credit Facility on the Effective Date, including: (i) agreement concerning definitive documents, (ii) completion of economic due diligence and (iii) approval by Chase of the Reorganized Company's management team and capital structure. Chase and the Company will come to agreement on definitive documents in keeping with the terms of the Plan of Reorganization by March 1, 2000. When Chase indicates to the Company by the later of March 14, 2000 and the last business day immediately preceding the Confirmation Hearing, that all conditions have been met, the Lenders will be committed to fund on the Effective Date. If the Lenders fund on the Effective Date, they will be entitled to $6.5 million in closing fees.

  The Offering.

     To implement the Plan of Reorganization, the Reorganized Company will raise up to $90 million of new investment in the Reorganized Company by (i) the offering made under this prospectus and (ii) if applicable, up to $90 million of loans to be made by the Standby Lenders (the "Standby Loan").

     Under the offering, shareholders have the exclusive first opportunity to buy additional shares of the new common stock for a price of $0.26 per share, up to an aggregate of $90 million. Shareholders who wish to purchase more than their allocable portion of the shares offered to them in the offering may do so, to the extent that other shareholders do not elect to participate in the offering. If the offering is not fully subscribed to $90 million by the shareholders as of the record date, the Company may offer the remaining shares of new common stock to others. Jefferies & Company, Inc. or another investment bank approved by the Bankruptcy Court will be retained for the limited purpose of placing the remaining shares of new common stock.

  The Standby Loan.

     The majority of the funds necessary for the payment of the allowed Bank Group Claim will be obtained through an advance under the Credit Facility of the full amount of the Initial Borrowing Base. The remaining amount of the allowed Bank Group Claim will be paid with the proceeds of the offering and, if necessary, the Standby Loan. The Standby Loan is to be made pursuant to a senior subordinated note facility under which the Reorganized Company will issue, and PPM America, Inc. ("PPM America"), Appaloosa Management, L.P. ("Appaloosa"), Oaktree Capital Management, L.L.C. ("Oaktree") and Pacholder Associates, Inc. ("Pacholder") and their assignees and such other holders of Existing Bonds who opt to participate in the Standby Loan, will purchase, an amount of senior subordinated notes to be determined by the Reorganized Company. This amount will be a maximum of $70 million given the current level of commitment under the Standby Loan and a maximum of $90 million if more Standby Loan commitments are obtained and made available before the conclusion of the Confirmation Hearing, or the Effective Date if the Company chooses to extend the offering to that date. The rights and responsibilities of the Standby Lenders and the Company will be governed by a note purchase agreement (the "Standby Loan Agreement") which will allow the holders of Existing Bonds to participate in the Standby Loan.

     Debt under the Standby Loan Agreement will be evidenced by notes (the "Standby Loan Notes"), maturing seven years after the Effective Date, and bearing interest at a minimum annual rate of 15% and payable in cash semiannually. After the first anniversary of the Effective Date, additional semiannual interest payments will be payable in an amount equal to 1/2% for every $0.25 that the Actual Price (as defined below) exceeds $15 per barrel of oil equivalent during the applicable semiannual interest period, up to a maximum of 10% additional interest per year. Additionally, upon an event of default occurring under the Standby Loan, interest shall be payable in cash, unless otherwise required to be paid-in-kind, at a rate equal to 2% per year over the applicable interest rate. The "Actual Price" is the weighted average price received by the Reorganized Company for all of its oil and gas production, including hedged and unhedged production (net of hedging costs), in dollars per barrel of oil equivalent using a 6:1 conversion ratio for natural gas. The Actual Price will be calculated over a six-month measurement period ending on the date two months before the applicable interest payment date. Interest payments under the Standby Loan may be paid-in-kind subject to the requirements of the Credit Agreement. "Paid-in-kind" refers to the payment of interest owed under the Standby Loan by increasing the amount of principal outstanding under the Standby Loan Notes, rather than paying the interest in cash.

     Payment of the Standby Loan Notes will be expressly subordinate to payments in full in cash of all obligations arising in connection with the Credit Facility. Subject to a final agreement between Chase and the Standby Lenders, after the initial twelve-month period, cash interest payments may be made only to the extent by which earnings before income tax, depreciation and amortization expense ("EBITDAX") on a trailing four-quarter basis exceed $65 million. The Credit Agreement may also prohibit the Reorganized Company from making any cash interest payments on the Standby Loan indebtedness if the outstanding indebtedness under both the Credit Facility and the Standby Loan exceeds 3.75 times the EBITDAX for the trailing four quarters. The Reorganized Company may prepay the Standby Loan Notes at the face amount, in whole or in part, in minimum denominations of $1,000,000, plus either (i) a standard make-whole payment at 300 basis points over Treasury Rate (as defined below) for the first four years, or (ii) beginning in the fifth year, a premium equal to one-half the 15% base interest rate declining annually, and ratably to par. "Treasury Rate" is the yield of U.S. Treasury securities with a term equal to the then-remaining term of Standby Loan Notes that has become publicly available on the third business day before the date fixed for repayment. Standby Loan Notes may only be paid if either (i) all obligations under the Credit Facility have been paid in full in cash or (ii) if the Lenders of 75% of the outstanding loans or, if none are outstanding, the Lenders of 75% of the current loan commitments under the Credit Facility (the "Required Lenders") consent to such payment.

     If Standby Loan Notes are issued, the Standby Lenders will receive a percentage of the fully diluted new common stock of the Reorganized Company as of the Effective Date (the "Standby Shares"). If $70 million in principal amount of the Standby Loan Notes are issued, the Standby Lenders will receive 14% of the fully diluted new common stock as of the Effective Date. The amount of Standby Shares issued will be adjusted ratably according to the actual principal amount of Standby Loan Notes issued. The Standby Shares issued to the Standby Lenders will be in addition to the shares of new common stock issued to holders of the Existing Bonds, shareholders of the Company and persons participating in the offering. See "Dilution" for an illustration of the dilution of the new common stock.

     Certain fees for the Standby Lenders contained in the Standby Lender fee letter to the Company dated January 24, 2000 (the "Standby Lender Fee Letter") were approved by the Bankruptcy Court at a hearing on the fees held on January 27, 2000. These fees include (1) a due diligence fee of $200,000 payable immediately and (2) a break up fee of $1.0 million (the "Break Up Fee"), to be paid if the Standby Lenders give the Company written notice that all conditions to closing have been met and if a plan of reorganization is subsequently confirmed and consummated, that does not use the Standby Loan. If, after receiving a written notice from the Standby Lenders that they have completed their due diligence and all conditions to closing have been met except entry of a plan confirmation order, the Company confirms a plan of reorganization without an alternative financing proposal, the Company will owe the Standby Lenders a closing fee in an amount equal to the greater of $1.0 million or 3 1/2% of the aggregate principal amount of the Standby Loan Notes purchased (the "Closing Fee"). The obligation of the Reorganized Company to pay either the Break Up Fee or Closing Fee will be an administrative expense claim having priority over all administrative expenses in accordance with Section 364(c)(1) of the Bankruptcy Code. The Company will pay either the Closing Fee or the Break Up Fee, not both.

     The Standby Lender Fee Letter provides that there are only two essential kinds of conditions which must be met before the Standby Lenders will be committed to fund the Standby Loan on the Effective Date: (1) agreement to definitive documents and (2) completion of economic due diligence. The Standby Lenders and the Company will come to agreement on definitive documents in keeping with the terms of the Plan of Reorganization and satisfactory to both of them by March 1, 2000, by which time the Standby Lenders will have finished their economic due diligence. When the Standby Lenders indicate by letter to the Company on or before March 14, 2000 that all conditions have been met, (1) the Standby Lenders will be committed to fund on the Effective Date and (2) the Standby Lenders will then be entitled to a minimum fee of $1.0 million, either as a Closing Fee or a Break Up Fee. If the Standby Lenders do not notify the Company in writing on the later of March 14, 2000 or the last business day immediately preceding the Confirmation Hearing that all conditions have been met, then they will be entitled to their reasonable fees and expenses in connection with the Standby Loan, but they will not be entitled to the Break Up Fee. If the Standby Lenders fund the Standby Loan on the Effective Date, they will be entitled to the Closing Fee and will not be entitled to the Break Up Fee.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements included in this prospectus. Certain information contained in this prospectus, including information with respect to our plans and strategy for its business, are forward-looking statements. See Cautionary Statement Regarding "Forward-Looking Statements".

SUBSEQUENT EVENTS

     See "Liquidity and Capital Resources" for a description of certain events affecting our current liquidity.

OUR HISTORY

     Coho Energy, Inc. (the "Company") was incorporated in June 1993 under the laws of the State of Texas and conducts a majority of its operations through Coho Resources, Inc. ("CRI").

     In December 1994, the Company acquired all of the capital stock of Interstate Natural Gas Company ("ING"). ING, through its subsidiaries, was a privately-held natural gas producer, gatherer and pipeline company operating in Louisiana and Mississippi. Consideration paid by the Company for the acquisition of ING was $20 million cash, the assumption of net liabilities of $3.3 million (excluding deferred taxes), 2,775,000 shares of the Common Stock and 161,250 shares of redeemable preferred stock (which preferred shares were exchanged on August 30, 1995 for 3,225,000 shares of Common Stock), having an aggregate stated value of $16.1 million. The acquisition of ING was accounted for using the purchase method.

     In April 1996, ING sold all of the stock of three wholly-owned subsidiaries that comprised its natural gas marketing and transportation segment to an unrelated third party for cash of $19.5 million, the assumption of net liabilities of approximately $2.3 million and the payment of taxes of up to $1.2 million generated as a result of the tax treatment of the transaction. The marketing and transportation segment is accounted for as discontinued operations herein.

     On October 3, 1997, the Company issued 5,000,000 shares of common stock at $10.50 per share and issued $150 million of 8 7/8% Senior Subordinated Notes due 2007 ("Existing Bonds") pursuant to two public offerings with combined net proceeds of $193.7 million. The proceeds from these offerings were used to repay $144.8 million of indebtedness outstanding under the Company's Existing Bank Group Loan, for general corporate purposes and to fund a portion of the December 1997 Oklahoma property acquisition discussed below.

     Effective December 31, 1997, the Company acquired from Amoco Production Company ("Amoco") interests in certain crude oil and natural gas properties ("Oklahoma Properties") located primarily in southern Oklahoma for cash consideration of approximately $257.5 million and warrants to purchase one million shares of common stock at $10.425 per share for a period of five years valued at $3.4 million. The Oklahoma Properties are in more than 25,000 gross acres concentrated in southern Oklahoma, including 14 major producing oil fields. Of the 14 major producing fields, the Company is operator of eleven fields and at December 31, 1998 had an average working interest in the fields it operates of approximately 73%.

     On December 2, 1998, the Company sold its natural gas assets, including its natural gas properties and the related gas gathering systems, located in Monroe, Louisiana to an unaffiliated third party for net proceeds of approximately $61.5 million. The proved reserves attributable to such natural gas properties represented approximately 14% of the Company's year end 1997 proved reserves. The sale of these assets represented substantially all of the remaining assets of ING.

GENERAL

     The Company seeks to acquire controlling interests in underdeveloped crude oil and natural gas properties and attempts to maximize reserves and production from such properties through relatively low-risk activities such as development drilling, multiple completions, recompletions, workovers, enhancement of production facilities and secondary recovery projects. The Company's only operating revenues are crude oil and natural gas sales. During the nine months ended September 30, 1999, crude oil sales represented approximately 88% of production revenues and natural gas sales represented approximately 12% of production revenues, compared to 77% from crude oil sales and 23% from natural gas sales for the same period in 1998. For the year ended December 31, 1998, crude oil sales and natural gas sales represented approximately 77% and 23%, respectively, compared to approximately 75% crude oil sales and 25% natural gas sales in each of 1996 and 1997. Approximately 60% of natural gas sales revenues in 1998 were attributable to the Monroe field gas properties which were sold in December 1998.

     Operating revenues increased from $26.5 million in 1994 to $68.8 million in 1998 primarily due to an increase in production volumes from successful development and exploration activities in the Company's existing Mississippi fields and due to the following acquisitions: the December 1994 acquisition of the Monroe natural gas field; the August 1995 acquisition of the Brookhaven field and; the December 1997 acquisition of the Oklahoma Properties. Operating revenues were $38.0 million for the first nine months of 1999 which represented a 32% decrease from the same period in 1998. This decrease is attributable to
(1) the sale of the company's natural gas assets in Monroe, Louisiana in December 1998, which contributed approximately 2,776 BOE per day during the first nine months of 1998; (2) overall production declines on the Company's operated properties in Oklahoma and Mississippi as a result of the natural decline and the decrease and ultimate cessation of well repair work and drilling activity during the last five months of 1998 and the first four months of 1999; and (3) the Company's halting of production on wells that were considered uneconomical because of depressed crude oil prices.

     The Company also strives to maintain a low cost structure through asset concentration, such as in the interior salt basin of Mississippi and the Oklahoma Properties. Asset concentration permits operating economies of scale and leverages operational, technical and marketing capabilities.

     The price received by the Company for crude oil and natural gas may vary significantly during certain times of the year due to the volatility of the crude oil and natural gas market, particularly during the cold winter and hot summer months. As a result, the Company has entered, and expects to continue to enter, into forward sale agreements or other arrangements for a portion of its crude oil and natural gas production to hedge its exposure to price fluctuations, though at September 30, 1999, the Company was not a party to any forward sale agreements or other arrangements. It is unlikely that the Company will be able to enter into any forward sales agreements or other similar arrangements until it remedies its current liquidity problems because of the associated credit risks of the counterparty to such agreements. See "Liquidity and Capital Resources". While the Company's hedging program is intended to stabilize cash flow and thus allow the Company to plan its capital expenditure program with greater certainty, such hedging transactions may limit potential gains by the Company if crude oil and natural gas prices were to rise substantially over the price established by the hedge. Because all hedging transactions are tied directly to the Company's crude oil and natural gas production and natural gas marketing operations, the Company does not believe that such transactions are of a speculative nature. Gains and losses on these hedging transactions are reflected in crude oil and natural gas revenues at the time of sale of the hedged production. Any gain or loss on the Company's crude oil hedging transactions is determined as the difference between the contract price and the average closing price for West Texas Intermediate ("WTI") crude oil on the New York Mercantile Exchange ("NYMEX") for the contract period. Any gain or loss on the Company's natural gas hedging transactions is generally determined as the difference between the contract price and the average settlement price on NYMEX for the last three days during the month in which the hedge is in place. Consequently, hedging activities do not affect the actual price received for the Company's crude oil and natural gas.

     The Company also controls the magnitude and timing of its capital expenditures by obtaining high working interests in and operating its properties. At December 31, 1998, the Company owned an average working interest of 76% in the fields it operates.

BANKRUPTCY PROCEEDINGS

     On August 23, 1999 (the "Petition Date"), the Company and its wholly-owned subsidiaries, Coho Resources, Inc., Coho Oil & Gas, Inc., Coho Exploration, Inc., Coho Louisiana Production Company and Interstate Natural Gas Company, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code (the "Chapter 11 filing") in the U.S. District Court for the Northern District of Texas (the "Bankruptcy Court"). The Company is currently operating as a debtor-in-possession subject to the Bankruptcy Court's supervision and orders. Schedules were filed by the Company on September 21, 1999 with the Bankruptcy Court, which were subsequently amended on December 14, 1999, setting forth the unaudited, and in some cases estimated, assets and liabilities of the Company as of the date of the Chapter 11 filing, as shown by the Company's accounting records.

     The bankruptcy petitions were filed in order to facilitate the restructuring of the Company's long term debt and to protect the Company while it develops a solution to its capital needs with the banks, bondholders and potential investors. On November 30, 1999, the Company filed a plan of reorganization (which, as amended, is referred to as the "Plan of Reorganization") with the Bankruptcy Court. At a hearing on February 4, 2000, the Bankruptcy Court approved the disclosure statement (which, as amended, is referred to as the "Disclosure Statement") with respect to the Plan of Reorganization. In that hearing, the Bankruptcy Court also scheduled the confirmation hearing to consider the Plan of Reorganization for March 15, 2000. We will file the approved Disclosure Statement with the Bankruptcy Court before it is mailed to holders of claims and equity interests for voting on our Plan of Reorganization. Before the mailing we will also file an amended Plan of Reorganization with the Bankruptcy Court to reflect the matters contained in the approved Disclosure Statement. The amended Plan of Reorganization will be filed jointly with the official unsecured creditors committee in our Chapter 11 case. The Plan of Reorganization sets forth the means for satisfying claims, including liabilities subject to compromise, and interests in the Company. The Plan of Reorganization includes the issuance of common stock in exchange for debt of the Company which materially dilutes the current equity interests.

     The ability of the Company to effect a successful reorganization will depend upon the Company's ability to obtain approval for the Plan of Reorganization. At this time, it is not possible to predict the outcome of the bankruptcy proceedings, in general, or the effect on the business of the Company or on the interests of creditors or shareholders. The Company believes, however, that it may not be possible to satisfy in full all of the claims against the Company if the Plan of Reorganization is not approved. As a result of the bankruptcy filing, all of the Company's liabilities incurred before the Petition Date, including secured debt, are subject to compromise. Under the Bankruptcy Code, payment of these liabilities may not be made except under a Plan of Reorganization or Bankruptcy Court approval.

     The September 30, 1999 financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts (including $313.9 million in net property, plant and equipment) or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon confirmation of a plan of reorganization, adequate sources of capital and the ability to sustain positive results of operations and cash flows sufficient to continue to explore for and develop oil and gas reserves. These factors, among others, raise substantial doubt concerning the ability of the Company to continue as a going concern.

     As a result of the Chapter 11 filing, the Company has incurred and will continue to incur significant costs for professional fees as the Plan of Reorganization is developed. The Company has incurred approximately $2.7 million in reorganization costs during the first nine months of 1999 which relate to professional fees for consultants and attorneys assisting in the negotiations associated with financing and reorganization alternatives, partially offset by interest income earned since August 23, 1999 on accumulated cash.

RESULTS OF OPERATIONS

  Selected Operating Data

                                                                             NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,       SEPTEMBER 30
                                               ---------------------------   -----------------
                                                1996      1997      1998      1998      1999
                                               -------   -------   -------   -------   -------
PRODUCTION:
  Crude oil (Bbl/day)........................    6,742     7,726    13,889    14,501     9,054
  Natural gas (Mcf/day)......................   18,160    21,003    22,260    23,966     7,547
     BOE (Bbl/day)...........................    9,769    11,227    17,599    18,495    10,311
AVERAGE SALES PRICES:
  Crude oil (per Bbl)........................  $ 16.42   $ 16.31   $ 10.40   $ 10.81   $ 13.59
  Natural gas (per Mcf)(a)...................     2.07      2.23      1.98      1.99      2.12
PER BOE DATA:
  Production costs(b)........................  $  3.88   $  3.90   $  4.18   $  4.16   $  5.35
  Depletion..................................     4.55      4.69      4.38      4.40      3.63
PRODUCTION REVENUES (IN THOUSANDS):
  Crude Oil..................................  $40,527   $45,991   $52,689   $42,785   $33,586
  Natural gas................................   13,745    17,139    16,070    13,044     4,370
                                               -------   -------   -------   -------   -------
          Total production revenues..........  $54,272   $63,130   $68,759   $55,829   $37,957
                                               =======   =======   =======   =======   =======

---------------

(a)  Natural gas prices are net of fuel costs used in gas gathering.

(b) Includes lease operating expenses and production taxes, exclusive of general and administrative costs.

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1998

     Operating Revenues. During the first nine months of 1999, production revenues decreased 32% to $38.0 million as compared to $55.8 million for the same period in 1998. This decrease was due to a 38% decrease in crude oil production and a 69% decrease in natural gas production, partially offset by increases in the prices received for crude oil and natural gas (including hedging gains and losses discussed below) of 26% and 7%, respectively.

     The 69% decrease in daily natural gas production during the first nine months of 1999 is primarily due to the December 1998 sale of the Monroe field gas properties which accounted for 69% of the Company's natural gas production during the first nine months of 1998. The 38% decrease in daily crude oil production during the first nine months of 1999 is due to overall production declines in the operated Mississippi and Oklahoma properties. Due to the Company's capital constraints in conjunction with the decline in crude oil prices during 1998, the Company significantly reduced both minor and major well repairs and drilling activity on its operated properties during the last five months of 1998, ceased all well repairs and drilling activity in December 1998 and halted production on wells which were uneconomical due to depressed crude oil prices, all of which contributed to overall production declines. In response to improved crude oil prices in the second quarter of 1999, since May 1999 the Company has been utilizing working capital provided by operations to perform well repair work to return some of the shut-in wells to production. The Company intends, subject to Bankruptcy Court approval, to continue to use available working capital, if any, generated from improved prices and improved production to fund further well repairs and some well recompletions to stabilize production. Despite the recent rises in prices and the recent repair work, the Company does not anticipate a significant improvement in production over the production in the first nine months of 1999 until substantial additional funds are available for well repairs and additional development activity.

     Average crude oil prices, including hedging gains and losses, increased 26% during the first nine months of 1999 compared to the same period in 1998. During 1998 and the first quarter of 1999, substantially all of the Company's crude oil was sold under contracts which were keyed off of posted crude oil prices. Beginning in April 1999, the Company entered into a new crude oil contract for substantially all of its Oklahoma crude oil which is now keyed off of the New York Mercantile Exchange ("NYMEX") price, which should result in a net increase in the Company's realized price. The posted price for the Company's crude oil averaged $14.80 per Bbl for the nine months ended September 30, 1999, a 24% increase from the average posted price of $11.92 per Bbl experienced in the first nine months of 1998. The price per Bbl received by the Company is adjusted for the quality and gravity of the crude oil and is generally lower than the posted price. The Company's overall average crude oil prices per Bbl were $8.81, $14.21 and $18.00, in the first, second and third quarters of 1999, respectively, which represented discounts of 33%, 20% and 18% to the average NYMEX prices for such quarters.

     The realized price for the Company's natural gas, including hedging gains and losses, increased 7% from $1.99 per Mcf in the first nine months of 1998 to $2.12 per Mcf in the first nine months of 1999, due to an increase in demand.

     Production revenues for the nine months ended September 30, 1998 and 1999 included no crude oil hedging gains or losses. Production revenues in 1999 included no natural gas hedging gains or losses compared to natural gas hedging gains of $488,000 ($0.10 per Mcf) for the same period in 1998. Any gain or loss on the Company's crude oil hedging transactions is determined as the difference between the contract price and the average closing price for West Texas Intermediate ("WTI") on the NYMEX for the contract period. Any gain or loss on the Company's natural gas hedging transactions is generally determined as the difference between the contract price and the average settlement price for the last three days during the month in which the hedge is in place. Consequently, hedging activities do not affect the actual sales price received for the Company's crude oil and natural gas. At September 30, 1999, the Company had no natural gas or crude oil production hedged and there were no deferred or unrealized hedging gains or losses.

     Expenses. Production expenses (including production taxes) were $15.1 million for the first nine months of 1999 compared to $21.0 million for the first nine months of 1998. The decrease in expenses for the comparable nine month periods is primarily due to decreased production and decreased production taxes. On a BOE basis, production costs increased 29% to $5.35 per BOE in 1999 compared to $4.16 per BOE in 1998 for the nine month periods primarily due to $2.4 million of well repair work performed to return shut-in wells to production. The current well repair work represents an accumulation of projects because the Company had ceased substantially all well repair work in December 1998 due to depressed oil prices. Under normal operating conditions these costs would be spread throughout the year and would not normally impact interim results as significantly as when the costs are concentrated in a short period of time. The Company continued its well repair work in the fourth quarter of 1999 and intends to continue additional well repair work in the first quarter of 2000 to stabilize production. In addition, operating expenses are expected to remain high until all shut-in production has been restored.

     General and administrative costs increased $2.8 million or 59% between the comparable nine month periods. This increase is primarily due to the expensing of all salaries and other general and administrative costs associated with exploration and development activities during the first nine months of 1999 as compared to the capitalization of $4.2 million of such costs in the first nine months of 1998. General and administrative costs, excluding capitalization of administrative costs associated with exploration and development activities, decreased $1.4 million or 16% between the comparable nine month periods. This decrease is primarily due to cost reductions associated with the Monroe field sale, reductions in estimated franchise tax accruals as a result of the Company's losses in 1998, and reductions in professional fees and general corporate costs, partially offset by decreases in cost recoveries from working interest owners due to a decrease in well activity.

     State income tax penalties of $1.0 million for the nine months ended September 30, 1999 relate to approximately $4 million in Louisiana state income taxes which were due on April 15, 1999, related to the gain on the December 1998 sale of the Monroe gas field. The past due taxes include the accrual of the maximum penalty of 25% of the taxes due.

     Reorganization costs of $2.7 million for the nine months ended September 30, 1999 relate to professional fees for consultants and attorneys assisting in the negotiations associated with financing and reorganization alternatives and are partially offset by interest income earned since the Petition Date on accumulated cash.

     Interest expense increased 6% for the nine month period ended September 30, 1999 compared to the same period in 1998 primarily as a result of higher interest rates due to payment defaults and debt acceleration, partially offset by the discontinuance of interest expense accruals on the Company's unsecured debt. On August 24, 1999, the Company discontinued the accrual of interest on unsecured debt as a result of the Chapter 11 filing. Approximately $1.7 million of additional interest expense, including $1.6 million of Existing Bond interest that would have been due on October 15, 1999, would have been recognized by the Company for the third quarter of 1999 if not for the discontinuation of such interest expense accruals.

     Depletion and depreciation expense decreased 54% to $10.2 million for the nine months ended September 30, 1999 from $22.2 million for the comparable period in 1998. This decrease is the result of decreased production volumes and decreased rates per BOE, which decreased to $3.63 in 1999 from $4.40 for the comparable nine month period in 1998. The rates per BOE decreased substantially due to the writedowns of crude oil and natural gas properties during 1998.

     In accordance with generally accepted accounting principles, at a point in time coinciding with the quarterly and annual reporting periods, the Company must test the carrying value of its crude oil and natural gas properties, net of related deferred taxes, against a calculated amount based on estimated reserve volumes valued at then current realized prices held flat for the life of the properties discounted at 10% per annum plus the lower of cost or estimated fair value of unproved properties (the "cost center ceiling"). At March 31, 1998 and June 30, 1998, the carrying values related to the United States properties exceeded the cost center ceilings, resulting in non-cash writedowns of the crude oil and natural gas properties of $32 million and $41 million, respectively. These writedowns resulted from the declines in crude oil prices in the first and second quarters of 1998. No such writedowns were required on the United States properties during 1999.

     In June 1999, the Company commenced drilling an exploratory well on its Anaguid permit in Tunisia, North Africa pursuant to its obligation under the permit. In September 1999, the Company tested the well and determined that the well would not produce sufficient quantities of crude oil to justify further completion work on the well. As a result, the Company has provided a writedown of its Tunisian properties of $5.4 million during the third quarter of 1999. Anadarko Tunisia Anaguid Company, one of the working interest owners in this permit, will be assuming responsibility as operator and plans to continue exploration of this permit. The Company's remaining carrying cost in this permit is $2.3 million associated with geological and geophysical costs that will be used for this continued exploration.

     Due to the factors discussed above, the Company's net losses for the nine months ended September 30, 1999 were $29.8 million as compared to net losses of $71.1 million for the same period in 1998. The 1999 losses include a writedown of the Tunisian oil and natural gas properties of $5.4 million and the 1998 losses include a writedown of the United States crude oil and natural gas properties of $73 million.

1998 COMPARED WITH 1997

     Operating Revenues. During 1998, production revenues increased 9% to $68.8 million as compared to $63.1 million in 1997. This increase was principally due to an 80% increase in crude oil production and a 6% increase in natural gas production, substantially offset by decreases in the prices received for crude oil and natural gas (including hedging gains and losses discussed below) of 36% and 11%, respectively.

     The 6% increase in daily natural gas production is primarily due to a 26% increase in production as a result of the December 1997 acquisition of the Oklahoma Properties, substantially offset by production declines on the Company's Brookhaven, Martinville, North Padre and Monroe fields. Additionally, the

Monroe field was sold to an unaffiliated third party on December 2, 1998, resulting in lower gas production for the year of 1998 as compared to the year of 1997. The Monroe field represented 85% and 67% of the Company's gas production in 1997 and 1998, respectively. The 80% increase in daily crude oil production during 1998 is primarily due to a 76% increase in production as a result of the acquisition of the Oklahoma Properties. Although the Company increased crude oil production during the first three quarters of 1998 as compared to the same period in 1997 in the Martinville and Brookhaven fields, such increases were substantially offset by fourth quarter 1998 crude oil production declines of 21% on its Mississippi fields as compared to the fourth quarter of 1997 as well as overall crude oil production declines in the Soso and Summerland fields throughout 1998 as compared to 1997.

     Crude oil and natural gas production declined in the fourth quarter of 1998 from an average of 18,495 BOE per day during the first nine months of 1998 to 14,939 BOE per day during the fourth quarter of 1998 due to the December 1998 sale of the Monroe field natural gas properties and due to overall production declines in the operated Mississippi and Oklahoma properties. Due to the Company's capital restraints in conjunction with the decline in crude oil prices, the Company significantly reduced both minor and major well repairs on its operated properties during the last five months of 1998 and ceased all well repairs in December 1998, resulting in overall production declines.

     Average crude oil prices realized in 1998, including hedging gains and losses discussed below, decreased from 1997 due to declining oil prices which can be attributed to several factors, including: a lack of cold weather in the 1998 winter months, increased storage inventories and perceptions of the effects of increased quotas or lack of adherence to quotas from the Organization of Petroleum Exporting Countries. The posted price for the Company's crude oil averaged $11.32 per Bbl in 1998, a 38% decrease over the average posted price of $18.34 per Bbl experienced in 1997. The price per Bbl received by the Company is adjusted for the quality and gravity of the crude oil and is generally lower than the posted price.

     The realized price for the Company's natural gas, including hedging gains and losses discussed below, decreased 11% from $2.23 per Mcf in 1997 to $1.98 per Mcf in 1998 due to a lack of cold weather and market volatility.

     Production revenues for 1998 included no crude oil hedging gains or losses compared to crude oil hedging losses of $0.3 million ($0.11 per Bbl) in 1997. Production revenues in 1998 included natural gas hedging gains of $0.5 million ($0.06 per Mcf) compared with natural gas hedging gains of $0.1 million ($0.01 per Mcf) for 1997. Any gain or loss on the Company's crude oil hedging transactions is determined as the difference between the contract price and the average closing price for WTI on the NYMEX for the contract period. Any gain or loss on the Company's natural gas hedging transactions is generally determined as the difference between the contract price and the average settlement price for the last three days during the month in which the hedge is in place. Consequently, hedging activities do not affect the actual sales price received for the Company's crude oil and natural gas.

     Interest and other income decreased to $214,000 in 1998 from $646,000 in 1997 primarily due to a decline of interest received on cash investments in 1998. In 1997, $137,000 of interest was received by the Company in the first quarter on a federal tax refund and $465,000 of interest was earned in the fourth quarter on cash investments.

     Expenses. Production expenses (including production taxes) were $26.9 million for 1998 compared to $16 million for 1997. On a BOE basis, production costs increased to $4.18 per BOE in 1998 compared to $3.90 per BOE in 1997. The increase in expenses between years is primarily due to an increase of approximately $11.8 million relating to the December 1997 acquisition of the Oklahoma Properties, partially offset by reduced operating costs on the Company's Mississippi properties due to the improved operating efficiencies and due to a reduction of repairs imposed by the Company during the last half of 1998 due to the decline in crude oil prices.

     General and administrative costs increased 8% from $7.2 million in 1997 to $7.8 million in 1998 primarily due to increased personnel costs due to staff additions to handle the increased capital activities in Mississippi during the first half of 1998 and the December 1997 acquisition of the Oklahoma Properties and due to the accrual of a $0.4 million fee related to the termination of a drilling contract which extended through mid-year 1999, partially offset by an increase in capitalization of salaries and other general and administrative costs directly associated with the Company's exploration and development activities.

     Allowance for bad debt in 1998 represents an allowance for uncollectible accounts receivable from working interest owners and an allowance for director and employee receivables as discussed in Note 11 of the Notes to the Consolidated Financial Statements contained in this prospectus.

     Unsuccessful transaction costs of $2.1 million incurred in 1998 relate to the termination of an agreement in which the Company was to issue $250 million of equity. Such costs are comprised of $1.2 million for financial advisory services in conjunction with such transaction, $0.5 million for an outside financial advisor regarding the fairness of the agreement and $0.4 million for legal, accounting and other services.

     Interest expense increased 296% in 1998 compared to 1997, due to higher borrowing levels during 1998 as compared to 1997 and due to the sale of $150 million of Existing Bonds on October 3, 1997, which bear a higher interest rate than the Company's Existing Bank Group Loan. The average interest rate paid on outstanding indebtedness was 8.07% in 1998, compared to 7.84% in 1997. The borrowing levels increased throughout 1997 and 1998 due to additional borrowings to fund the Company's capital expenditure program and the December 1997 acquisition of the Oklahoma Properties.

     Depletion and depreciation expense increased 46% to $28.1 million in 1998 from $19.2 million in 1997. These increases are primarily the result of increased production volumes partially offset by a decreased rate per BOE, which decreased to $4.38 in 1998, compared with $4.69 in 1997. The depletion and depreciation rate per BOE decreased between years due to the writedowns of oil and gas properties in 1998 as discussed below.

     During 1998, the carrying values of the crude oil and natural gas properties exceeded the cost center ceilings, resulting in non-cash writedowns of the crude oil and natural gas properties, aggregating $188 million, including $32 million, $41 million and $115 million recognized in the first, second and fourth quarters of 1998, respectively.

     Current tax expense of $4.1 million in 1998 primarily relates to state income taxes due on the December 1998 sale of the Monroe field natural gas properties and related gas gathering systems.

     The Company's net operating loss carryforwards ("NOLs") for United States and Canadian federal income tax purposes were approximately $64.9 million at December 31, 1998 and expire between 1999 and 2018. Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" requires that the tax benefit of such NOLs be recorded as an asset to the extent that management assesses the utilization of such NOLs to be "more likely than not." A valuation allowance has been established for the entire balance of these NOLs as it is uncertain whether they will be utilized before they expire.

     The Company's net loss for 1998 was $203.3 million, as compared to net earnings of $6.3 million for 1997, for the reasons discussed above.

1997 COMPARED WITH 1996

     Operating Revenues. During 1997, production revenues increased 16% to $63.1 million as compared to $54.3 million in 1996. This increase was principally due to a 15% increase in crude oil production, a 16% increase in natural gas production and an increase in the price received for natural gas (including hedging gains and losses discussed below) of 8%.

     The 16% increase in daily natural gas production is primarily a result of the continued positive response from the Company's development efforts in the North Padre, Martinville and Brookhaven fields. The 15% increase in daily crude oil production during 1997 is due to significant production increases made in the Martinville, Soso and Brookhaven fields, with production increasing by 125%, 51% and 87%, respectively, in such fields. These production increases were partially offset by a production decrease in the

Summerland field due to the unusually high frequency of weather-related power outages and mechanical problems during the first quarter of 1997 and normal production declines due to the maturity of the field.

     Average crude oil prices realized in 1997, including hedging gains and losses discussed below, remained comparable to 1996. Even though posted crude oil prices received in 1997 declined from 1996 prices, the average prices realized in 1996 and 1997 were comparable due to crude oil hedging losses experienced in 1996. The posted price for the Company's crude oil averaged $18.34 per Bbl in 1997, a 9% decrease over the average posted price of $20.23 per Bbl experienced in 1996. The price per Bbl received by the Company is adjusted for the quality and gravity of the crude oil and is generally lower than the posted price.

     The realized price for the Company's natural gas, including hedging gains and losses discussed below, increased 8% from $2.07 per Mcf in 1996 to $2.23 per Mcf in 1997. Although the average natural gas prices received, net of fuel used in gathering, in 1996 and 1997 were comparable at $2.25 per Mcf and $2.22 per Mcf, respectively, the natural gas hedging losses in 1996 reduced the realized price in 1996 by $0.18 per Mcf while 1997 hedging gains increased the realized price in 1997 by $0.01 per Mcf.

     Production revenues for 1997 included crude oil hedging losses of $0.3 million ($0.11 per Bbl) compared to crude oil hedging losses of $4.7 million ($1.92 per Bbl) in 1996. Production revenues in 1997 also included natural gas hedging gains of $0.1 million ($0.01 per Mcf) compared with natural gas hedging losses of $1.2 million ($0.18 per Mcf) for 1996.

     Interest and other income decreased to $646,000 in 1997 from $1 million in 1996 primarily due to $472,000 of interest earned during 1996 on the receivable from the sale of the marketing and pipeline segment of operations and due to an unrealized gain of $450,000 on marketable securities in 1996, partially offset by $137,000 of interest received in the first quarter of 1997 on a federal tax refund and $465,000 of interest earned in the fourth quarter of 1997 on cash investments.

     Expenses. Production expenses (including production taxes) were $16 million for 1997 compared to $13.9 million for 1996. This increase primarily reflects additional production volumes. On a BOE basis, production costs increased to $3.90 per BOE in 1997 compared to $3.88 per BOE in 1996.

     General and administrative costs decreased 1% between years from $7.3 million in 1996 to $7.2 million in 1997. General and administrative costs expensed in 1997 were less than such costs expensed in 1996, even though total general and administrative costs increased, due to an increase in the capitalization of salaries and other general and administrative costs directly associated with the Company's increased exploration and development activities. Total general and administrative costs increased due to higher compensation and employee related costs attributable to staff additions and higher professional fees.

     Interest expense increased 31% in 1997 compared to 1996, due to higher borrowing levels during 1997 as compared to 1996 and due to the sale of $150 million of 8 7/8% Senior Subordinated Notes ("Existing Bonds") on October 3, 1997 which bear a higher interest rate than the Company's Existing Bank Group Loan. The average interest rate paid on outstanding indebtedness was 7.84% in 1997, compared to 7.6% in 1996.

     Depletion and depreciation expense increased 18% to $19.2 million in 1997 from $16.3 million in 1996. These increases are primarily the result of increased production volumes and an increased rate per BOE, which increased to $4.69 in 1997, compared with $4.55 in 1996.

     Based on the cost center ceiling test at December 31, 1997, using the year end WTI posted reference price of $16.17 per Bbl of crude oil and a year end price of $2.26 per Mcf of natural gas, the carrying values of the crude oil and natural gas properties were lower than the cost center ceiling therefore no writeoff was required.

     The Company's net earnings for 1997 were $6.3 million, as compared to net earnings of $5.9 million for 1996, for the reasons discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     Capital Sources. For the nine months ended September 30, 1999, cash flow provided by operating activities was $4.7 million compared with cash flow provided by operating activities of $7.3 million for the same period in 1998. Operating revenues, net of lease operating expenses, production taxes and general and administrative expenses, decreased $14.8 million during the first nine months of 1999 from the first nine months of 1998, primarily due to a 44% decline in production on a BOE basis between comparable periods, partially offset by price increases between such comparable periods of 26% and 7% for crude oil and natural gas, respectively. In addition, due to the cessation of exploration and development of crude oil and natural gas reserves, no overhead expenditures were capitalized during the first nine months of 1999 compared to $4.2 million of capitalized overhead during the comparable period in 1998. The Company also incurred costs totaling $3.7 million in 1999 related to state income tax penalties and reorganization costs and additional interest expense of $1.4 million in 1999 over 1998. Changes in operating assets and liabilities provided $18.2 million of cash for operating activities for the nine months ended September 30, 1999, compared to $1.0 million provided for the same period in 1998, primarily due to increases in accrued interest payable, partially offset by decreases in accrued capital expenditures and trade payables. See "Results of Operations" for a discussion of operating results.

     As discussed more fully under "Results of Operations," operating revenues declined during 1998 and the first half of 1999 due to crude oil and natural gas price declines. Additionally, the Company's crude oil and natural gas production declined from an average of 18,495 BOE per day during the first nine months of 1998 to 10,311 BOE per day during the first nine months of 1999. This decline is due to the sale of the Monroe field gas properties in December 1998, which contributed approximately 2,776 BOE per day during the first nine months of 1998. Further, the Company experienced overall production declines on the Company's operated properties in Oklahoma and Mississippi as a result of the decrease and ultimate cessation of well repair work and drilling activity during the last five months of 1998 and the first four months of 1999 and the halting of production on wells which were uneconomical due to depressed crude oil prices. Due to the improvement in crude oil prices during the second and third quarters of 1999, the Company started performing well repair work in May 1999 to return some of the shut-in wells to production. During the period from May 1999 through September 1999, the Company utilized $2.4 million of working capital to perform such well repair work. The Company intends, subject to Bankruptcy Court approval, to continue to use available working capital, if any, generated from improved prices and improved production to fund further well repairs and some well recompletions to stabilize production. Despite the recent rise in prices and the recent repair work, the Company does not anticipate a significant improvement in production over the production in the first nine months of 1999 until substantial additional funds are available for well repairs and additional development activity.

     Based on the September 1999 production level of approximately 11,000 BOE per day and the average price received in September 1999 of approximately $19.93 per barrel of crude oil and $2.83 per Mcf of natural gas, the Company's operating revenues are adequate to cover lease operating expenses, production taxes, general and administrative expenses and current interest accruing on the borrowings under the Existing Bank Group Loan but are not sufficient to cover past due interest on the Existing Bonds or on the borrowings under the Existing Bank Group Loan.

     Working capital, before Liabilities Subject to Compromise, was $15.8 million at September 30, 1999 compared to a working capital deficit of $383.3 million at December 31, 1998. The increase in working capital relates to several factors. Cash balances on hand increased from $6.9 million at December 31, 1998 to $10.1 million at September 30, 1999. The increase in cash occurred as a result of the Chapter 11 filing and reductions in spending pursuant to limitations imposed by the Bankruptcy Court. Accounts receivable balances increased as a result of higher crude oil and natural gas sales receivable, partially offset by decreases in working interest receivables. Other current assets increased primarily due to the payment of retainer fees to professionals in association with the Company's Chapter 11 filing. Current liabilities decreased from $407.6 million at December 31, 1998 to $6.3 million at September 30, 1999 primarily due to the reclassification of $422.7 million of pre-petition liabilities to Liabilities Subject to Compromise as a result of the Chapter 11 filing.

     Subsequent to the Petition Date, the Company has filed three motions with the Bankruptcy Court to seek the use of the bank group's cash collateral in on-going operations. Since August 26, 1999, the Company has been operating under three interim orders authorizing the use of cash collateral as approved by the Bankruptcy Court. The Company is currently operating under the Third Interim Cash Collateral Order Authorizing the Use of Cash Collateral which was approved by the Bankruptcy Court on November 9, 1999. Pursuant to these orders, the Company may pay for ordinary course of business goods and services incurred after August 23, 1999 that are within the court approved budgets attached to each order. Any expenditure that is outside the ordinary course of business or that is not reflected in the approved budgets must be specifically authorized by the Bankruptcy Court. The Company has accumulated, as of December 31, 1999, $18.6 million in cash, an increase of $12.8 million since the Petition Date, that can be used for operations under the terms of the cash collateral orders.

     The current interim cash collateral order of the Bankruptcy Court expired on January 30, 2000. The Bank Group and the Company have agreed to an extension of the cash collateral order through March 31, 2000. The Company will owe additional interest payments of $1.8 million on February 1, 2000 and March 1, 2000.

     On February 22, 1999, the Company was informed by the Bank Group that the Company's borrowing base was reduced from $242 to $150 million effective January 31, 1999 creating an over advance of $89.6 million under the new borrowing base. Under the terms of the Existing Bank Group Loan, the Company was required to cure the over advance amount by March 2, 1999 by either (a) providing collateral with value and quantity in amounts equal to such excess, (b) prepaying, without premium or penalty, such excess plus accrued interest or (c) paying the first of five equal monthly installments to repay the over advance. The Company was unable to cure the over advance as required by the Existing Bank Group Loan and received written notice from Bank Group on March 8, 1999, that it was in default under the terms of the Existing Bank Group Loan and the Bank Group reserved all rights, remedies and privileges as a result of the payment default. Additionally, the Company was unable to pay the second, third, fourth and fifth installments which were due at the beginning of April, May, June and July 1999, respectively, and has been unable to make interest payments when due, although the Company has made aggregate interest payments of approximately $3.4 million during the period between March and July 1999. As a result of the payment defaults, advances under the Existing Bank Group Loan bear interest at the prime rate, and the loan agreement provides that past due installments to repay the over advance and past due interest payments bear interest at the default interest rate of prime plus 4%. On August 19, 1999, the Bank Group accelerated the full amount outstanding under the Existing Bank Group Loan Agreement. The Bank Group contends that the default rate of interest is owed on all amounts, not only the over advance, since the date of acceleration. Under a cash collateral order approved by the Bankruptcy Court in November 1999, the Company made an interest payment of $878,000 to the Bank Group in December 1999 and is required to make monthly interest payments of approximately $1.8 million. Due to the default, the outstanding advances of $239.6 million have been included in Liabilities Subject to Compromise as of September 30, 1999. The total arrearage related to the installment payments due on the over advance and past due interest was approximately $101.8 million as of September 30, 1999, including approximately $12.2 million of past due interest ($3.1 million included in Liabilities Not Subject to Compromise) and $89.6 million related to installments due on the over advance.

     The Existing Bank Group Loan Agreement contains certain financial and other covenants including (i) the maintenance of minimum amounts of shareholders' equity ($108 million plus 50% of accumulated consolidated net income beginning in 1998 for the cumulative period excluding adjustments for any writedown of property, plant and equipment, plus 75% of the cash proceeds of any sales of capital stock of the Company), (ii) maintenance of minimum ratios of cash flow to interest expense (1.5:1) as well as current assets (including unused borrowing base) to current liabilities (1:1), (iii) limitations on the Company's ability to incur additional debt and (iv) restrictions on the payment of dividends. At September 30, 1999, the Company was not in compliance with the minimum shareholders' equity, cash flow to interest expense and current asset to current liability covenants.

     The Company did not pay the April 15, 1999 interest payment of approximately $6.7 million due on its Existing Bonds and currently is in default under the terms of the Existing Bond Indenture. Under the Existing Bond Indenture, the trustee under the Existing Bond Indenture by written notice to the Company, or the holders of at least 25% in principal amount of the outstanding Existing Bonds by written notice to the trustee and the Company, may declare the principal and accrued interest on all the Existing Bonds due and payable immediately. However, the Company may not pay the principal of, premium (if any) or interest on the Existing Bonds so long as any required payments due on the Existing Bank Group Loan remain outstanding and have not been cured or waived. On May 19, 1999, the Company received a written notice of acceleration from two holders of the Existing Bonds, which own in excess of 25% in principal amount of the outstanding Existing Bonds. Both the accelerated principal and the past due interest payment bore interest at the default rate of 9.875% (1% in excess of the stated rate for the Existing Bonds) from the date of acceleration to the Petition Date. As a result of the Chapter 11 filing the Company has ceased accruing interest on unsecured debt, including the Existing Bonds. An additional $1.6 million of Existing Bond interest expense that would have been due on October 15, 1999 would have been recognized in the third quarter of 1999 if the Company had not made its Chapter 11 filing. All amounts outstanding under the Existing Bonds as of September 30, 1999 have been included in Liabilities Subject to Compromise.

     The Company did not pay approximately $4 million in Louisiana state income taxes which were due on April 15, 1999, related to the gain on the December 1998 sale of the Monroe gas field. The past due taxes accrue a monthly penalty of 10% not to exceed 25% of the taxes due. The maximum penalty of $1.0 million was expensed during the second and third quarters of 1999.

     Cash flow generated from operating activities was $37.1 million and $691,000 for the years ended December 31, 1997 and 1998, respectively. Operating revenues, net of lease operating expenses, production taxes and general and administrative expenses decreased $5.8 million (15%) during 1998 from 1997, despite a 57% increase in equivalent production between years, primarily due to price decreases during 1998 from 1997 of 36% and 11% for crude oil and natural gas, respectively. Additionally, interest expense increased $22.2 million between periods as a result of borrowings to finance the Company's capital expenditure program and the December 1997 acquisition of the Oklahoma Properties. Changes in operating assets and liabilities provided $4.6 million of cash for operating activities for the year ended December 31, 1998, primarily due to the increase in federal and state taxes payable and accrued interest payable, partially offset by the increase in cash in escrow and the decrease in other accrued liabilities. See "Results of Operations" for a discussion of operating results.

     On December 2, 1998, the Company sold its natural gas assets, including its natural gas properties and the related gas gathering systems, located in Monroe, Louisiana for approximately $61.5 million. Proceeds from the sale were used to reduce borrowings under the Company's Existing Bank Group Loan.

     In August 1998, the Company announced that it had reached an agreement to issue $250 million of common stock at $6.00 per share to HM4 Coho L.P. On December 15, 1998, the Company announced that HM4 Coho L.P. was terminating the prior agreement and that the Company was considering a restructuring of the HM4 Coho L.P. agreement, which had received shareholder approval, to reflect an increase in the number of shares that the Company would issue for the $250 million purchase price based on a price per share of $4.00 versus $6.00. After working through all of the issues and reaching a verbal agreement with all of the interested parties with regard to the proposed restructuring, the Company was informed by HM4 Coho L.P. on February 12, 1999 that it was no longer interested in the investment.

     Plan of Reorganization. The Company filed the Plan of Reorganization with the Bankruptcy Court on November 30, 1999. A confirmation hearing is scheduled for March 15, 2000 for final approval of the Plan of Reorganization. See "Oil and Gas Operations -- Legal Matters."

     Under the Plan of Reorganization, the Company will establish a Credit Facility with Chase, acting on behalf of the Lenders, for a principal amount of up to $250 million; and the Company will generate additional funds necessary for the reorganization with proceeds of an offering of up to an aggregate of

$90 million, and if necessary, the Standby Loan. See "The Plan of Reorganization -- The New Debt and Equity."

     Proceeds from the offering together with cash on hand as of the Effective Date, borrowings under the Credit Facility, and if necessary, borrowings under the Standby Loan will be used to (1) repay amounts due under the Existing Bank Group Loan, including accrued interest and reasonable fees and expenses, (2) pay administrative expenses associated with the bankruptcy proceeding and (3) provide working capital for future operations. General unsecured creditors will be paid in full in four equal quarterly installments from working capital during the year following the Effective Date and tax claims will receive five-year promissory notes bearing interest at a rate of 6% per annum, unless a different rate is chosen by the Bankruptcy Court, or paid on other agreed terms. See "The Plan of Reorganization -- Classification and Treatment Summary."

     The holders of the Existing Bonds will receive shares representing 96% of the new common stock as of the Effective Date without giving effect to dilution from shares issued under the offering or the Standby Loan. See "The Plan of Reorganization -- 2. Existing Bond Holders."

     Existing shareholders will receive (i) shares representing 4% of the new common stock as of the Effective Date without giving effect to dilution from shares issued under the offering or the Standby Loan and (ii) rights to purchase additional shares of new common stock at $0.26 per share. See "The Plan of Reorganization -- 3. Existing Shareholders."

     Dividends. While the Company is restricted on the payment of dividends under the Existing Bank Group Loan, dividends are permitted on Company equity securities provided (i) the Company is not in default under the Existing Bank Group Loan; and (ii) (a) the aggregate sum of the proposed dividend, plus all other dividends or distributions made since February 8, 1994 do not exceed 50% of cumulative consolidated net income during the period from January 1, 1994 to the date of the proposed dividend, or (b) the ratio of total consolidated indebtedness (excluding accounts payable and accrued liabilities) to shareholders' equity does not exceed 1.6 to 1 after giving effect to such proposed dividend or (c) the aggregate amount of the proposed dividend, plus all other dividends or distributions made since February 8, 1994, do not exceed 100% of cumulative consolidated net income for the three fiscal years immediately preceding the date of payment of the proposed dividend. The Existing Bond Indenture limits the Company's ability to pay dividends, based on the Company's ability to incur additional indebtedness and primarily limited to 50% of consolidated net income earned, excluding any write down of property, plant and equipment after the date the Existing Bonds were issued plus the net proceeds from any future sales of capital stock of the Company. Due to the Company's default under the Existing Bank Group Loan and due to the Company's current and expected capital needs as discussed above, it is unlikely that the Company will pay dividends in the foreseeable future. Additionally, the terms of the Credit Facility and the Standby Loan restrict our paying dividends.

     Capital Expenditures. During the first nine months of 1999, the Company incurred capital expenditures of $5.0 million compared with $62.5 million for the first nine months of 1998. The Company has ceased substantially all of its capital projects in 1999 due to its liquidity problems and the Chapter 11 filing as discussed above. No general and administrative costs associated with the Company's exploration and development activities were capitalized for the first nine months of 1999, compared with $4.2 million of capitalized costs for the first nine months of 1998.

     During 1998, the Company incurred capital expenditures of $70.1 million compared with $72.7 million in 1997. The capital expenditures incurred during 1998 were largely in connection with the continuing development efforts, including recompletions, workovers and waterfloods, on existing wells in the Company's Brookhaven, Laurel, Martinville, Summerland, Bumpass, Tatums, East Fitts, North Alma Deese and Sholem Alechem fields. In addition, during 1998, the Company drilled 42 wells, including sixteen producing oil wells, one producing gas well and three dry holes in the Mississippi fields; eleven producing oil wells, five producing gas wells and one dry hole in the Oklahoma fields; and two producing gas wells and three dry holes in the Monroe, Louisiana field.

     General and administrative costs directly associated with the Company's exploration and development activities were $4.1 million and $5.7 million for the years ended December 31, 1997 and 1998, respectively, and were included in total capital expenditures.

     Hedging Activities. Crude oil and natural gas prices are subject to significant seasonal, political and other variables which are beyond the Company's control. In an effort to reduce the effect on the Company of the volatility of the prices received for crude oil and natural gas, the Company has entered, and expects to continue to enter, into crude oil and natural gas hedging transactions. It is unlikely that the Company will be able to enter into any forward sales agreements or other similar arrangements until it remedies its current liquidity problems because of the associated credit risks of the counterparty to such agreements. See "Liquidity and Capital Resources". The Company's hedging program is intended to stabilize cash flow and thus allow the Company to minimize its exposure to price fluctuations. Because all hedging transactions are tied directly to the Company's crude oil and natural gas production, the Company does not believe that such transactions are of a speculative nature. Gains and losses on these hedging transactions are reflected in crude oil and natural gas revenues at the time of sale of the hedged production. Any gain or loss on the Company's natural gas hedging transactions is generally determined as the difference between the contract price and the average settlement price on NYMEX for the last three days during the month in which the hedge is in place. The Company had no natural gas or crude oil production hedges during the nine months ended September 30, 1999.

     The Company will be required to adopt SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" for fiscal year ended 2000. If the Company had adopted SFAS No. 133 during 1998, there would be no effect as the Company has no hedges outstanding at December 31, 1998. Although the future impact of adopting SFAS No. 133 has not been determined yet, the Company believes that the impact will not be material.

YEAR 2000 ISSUE

     The Company, like other businesses, faced the Year 2000 issue. Many computer systems and equipment with embedded chips or processors use only two digits to represent the calendar year. This could result in computational or operational errors because date sensitive systems will recognize the year 2000 as 1900 or not at all. This inability to recognize or properly treat the year 2000 may cause systems to process critical financial and operational information incorrectly.

     State of Readiness. The Company divided its Year 2000 review into five separate elements: accounting computer systems, network infrastructure, desktop computers at corporate headquarters, field operational systems and major suppliers and purchasers. The Company completed its Year 2000 review and remediation in December 1999.

     The Company concurrently reviewed Year 2000 compliance of major suppliers and purchasers. The Company has contacted its major suppliers and purchasers by letter and has asked for a written response from them describing their Year 2000 readiness efforts. To date, the Company has not identified any material problems associated with the Year 2000 readiness efforts of its major suppliers and purchasers.

     In addition, the Company created a contingency plan to mitigate potential Year 2000 problems both within the Company and with major suppliers and purchasers of the Company.

     Cost. The Company began its Year 2000 Program in 1997, and has incorporated its preparations into its normal equipment upgrade cycle. As a result, the historical cost of the Company's Year 2000 efforts to date has not been material. Management does not estimate future expenditures related to the Year 2000 to be material.

     Risks. The Company believes that it has taken and continues to take all reasonable steps to ensure Year 2000 readiness. Although other unanticipated Year 2000 issues could yet have an adverse effect on the results of operations or financial condition of the Company, it is not possible to estimate the extent of impact at this time, though it is unlikely that any effect will be material.

     ALL STATEMENTS REGARDING YEAR 2000 MATTERS CONTAINED IN THIS PROSPECTUS ARE "YEAR 2000 READINESS DISCLOSURES" WITHIN THE MEANING OF THE YEAR 2000 INFORMATION AND READINESS DISCLOSURE ACT.

                                    BUSINESS

GENERAL

     Coho Energy, Inc. (the "Company") is an independent energy company engaged, through its wholly owned subsidiaries, in the development and production of, and exploration for, crude oil and natural gas. The Company's crude oil activities are concentrated principally in Mississippi and Oklahoma. At December 31, 1998, the Company's total proved reserves were 111.1 MMBOE with a Present Value of Proved Reserves of $269.3 million, approximately 67.4% of which were proved developed reserves. At December 31, 1998, approximately 90% of the Company's total proved reserves were comprised of crude oil. At December 31, 1998, the Company's operations were conducted in 21 major producing fields, 17 of which were operated by the Company. The average working interest of the Company in the fields it operates was approximately 76%.

     The Company commenced operations in Mississippi in the early 1980s and has focused most of its development efforts in that area. The Company believes that the salt basin in central Mississippi offers significant long-term potential due to the basin's large number of mature fields with multiple hydrocarbon bearing horizons. The application of proven technology to these underexploited and underexplored fields yields attractive, lower-risk exploitation and exploration opportunities. As a result of the attractive geology and the Company's experience in exploiting fields in the area, the Company has accumulated a large inventory of potential development drilling, secondary recovery and exploration projects in this basin.

     In December 1997, the Company acquired interests in 14 principal producing fields located primarily in southern Oklahoma. These properties are very similar to the Company's Mississippi properties. The Company believes that its concentration in the onshore Gulf Coast and Mid-Continent regions provides it with important competitive advantages such as its extensive databases, operational infrastructure and economies of scale.

     On December 2, 1998, the Company sold its natural gas assets located in Monroe, Louisiana, for a net sales price of $61.5 million. The assets sold represented approximately 14% of the Company's year end 1997 proved reserves and included two gas gathering systems.

     The Company's focus in the onshore Gulf Coast and Mid-Continent regions has resulted in significant production, reserve and EBITDA growth. The Company's average net daily production has increased in each of the last six years from 5,203 BOE in 1993 to 10,311 BOE in 1999, representing a compound annual growth rate of 12.1%, however, the Company's crude oil and natural gas production has declined from an average of 18,495 BOE per day during the first nine months of 1998 to 10,311 BOE per day during the first nine months of 1999. This decline is due to the sale of the Monroe field gas properties in December 1998, which contributed approximately 2,776 BOE per day during the first nine months of 1998. Further, the Company experienced overall production declines on the Company's operated properties in Oklahoma and Mississippi as a result of the natural production decline coupled with the decrease and ultimate cessation of well repair work and drilling activity during the last five months of 1998 and the first four months of 1999 and the halting of production on wells which were uneconomical due to depressed crude oil prices. Over the five-year period ended December 31, 1998, the Company discovered or acquired approximately 103.4 MMBOE of proved reserves at an average finding cost of $4.87 per BOE. Over the same period, the Company has replaced over 529% of its production. This increase in reserves from 27.2 MMBOE at year-end 1993 to 111.1 MMBOE at year-end 1998 represents a five-year compound annual growth rate of 32.5%. Concurrent with the increase in production, EBITDA has increased from $16.5 million in 1993 to $32.1 million in 1998.

     In August 1998, the Company announced that it had reached an agreement to issue $250 million of common stock at $6.00 per share (approximately 41.7 million shares) to HM4 Coho L.P. ("HM4"), a limited partnership managed by Hicks, Muse, Tate & Furst Incorporated, giving HM4 an ownership interest in the Company of approximately 62%. On December 15, 1998, the Company announced that HM4 was terminating the prior agreement and that the Company was considering a restructuring of the HM4 agreement, which had received shareholder approval, to reflect an increase in the number of shares that the Company would issue for the $250 million purchase price based on a price per share of $4.00 versus $6.00. After working through all of the issues and reaching a verbal agreement with all of the interested parties with regard to the proposed restructuring, the Company was informed by HM4 on February 12, 1999 that it was no longer interested in the investment.

     On May 27, 1999, the Company filed a lawsuit against HM4 and affiliated persons in the District Court of Dallas County, Texas. The lawsuit alleges (1) breach of the written contract terminated by HM4 in December 1998, (2) breach of the oral agreements reached with HM4 on the restructured transaction in February 1999 and (3) promissory estoppel. In the lawsuit, the Company seeks monetary damages of approximately $500 million. The lawsuit is currently in the discovery phase. While the Company believes that the lawsuit has merit and that the actions of HM4 in December 1998 and February 1999 were the primary cause of the Company's current liquidity crisis, there can be no assurances as to the outcome of this litigation.

     On February 22, 1999, the Bank Group notified the Company that the Bank Group had decided to reduce the Company's borrowing capacity at January 31, 1999, from $242 million to $150 million. The Bank Group's decision to change the Company's borrowing capacity was based on the then-current decline in crude oil prices. As a result of the Bank Group's actions, the Company's over-advance position became $89.6 million, based on the reduced borrowing capacity, and under the terms of the Existing Bank Group Loan Agreement, that amount was due in five equal monthly installments beginning March 2, 1999. The Company was unable to cure the over-advance by the March 2, 1999 deadline. On March 8, 1999, the Company received written notice from the Bank Group that it was in default under the credit facility, and the Bank Group reserved all rights, remedies and privileges as a result of the payment default. Similarly, the Company was unable to pay the second, third, fourth and fifth installments, which were due at the beginning of April, May, June and July, 1999. The Company has made interest payments under the Existing Bank Group Loan Agreement during the period between March and July 1999 of approximately $3.4 million in the aggregate. As a result of the payment defaults, advances under the Existing Bank Group Loan Agreement bear interest at the prime rate, and the loan agreement provides that past due installments to repay the over advance and the past due interest payments bear interest at the default rate of prime plus 4%. On August 19, 1999, the Bank Group accelerated the full amount outstanding under the Existing Bank Group Loan Agreement. The Bank Group contends that the default rate of interest is owed on all amounts, not only the over advance, since the date of acceleration. Under a cash collateral order approved by the Bankruptcy Court in November 1999, the Company made an interest payment of $878,000 to the Bank Group in December 1999 and is required to make monthly interest payments of approximately $1.8 million.

     Additionally, the Company's Existing Bond Indenture includes cross-default provisions, which would effect a default under the terms of the Existing Bonds if certain "indebtedness" (as defined in the Existing Bond Indenture) was not paid within the applicable grace period after final maturity under the Existing Bank Group Loan Agreement. The Company was unable to make the $6.7 million interest payment due to the holders of the Existing Bonds on April 15, 1999. On May 19, 1999, the Company received a written notice of acceleration from two holders of Existing Bonds, which own in excess of 25% in principal amount of the outstanding Existing Bonds. As a result, on May 19, 1999, one of the holders of the Existing Bonds filed a lawsuit against the Company, and each subsidiary who is the guarantor of the Existing Bonds, in the Supreme Court of the State of New York. The Company contested that claim, which was stayed by the bankruptcy proceedings. In the lawsuit the Company contended that certain procedures for seeking remedies under the Existing Bond Indenture were not followed. On January 5, 2000, this lawsuit was dismissed without prejudice to the plaintiff's ability to refile the lawsuit in the future, if appropriate.

     The Company explored its alternatives to resolve the problems created by the Bank Group's actions. The alternatives considered by the Company included the conversion of a portion or all of the Existing Bonds to equity, raising additional equity and refinancing the Company's existing bank credit facility to make overdue principal and interest payments on its indebtedness and to provide additional capital to fund well repairs on and the continued development of the Company's properties. The Company also evaluated cost reduction programs to enhance cash flow from operations. However, on August 23, 1999, the

Company filed a petition for Chapter 11 bankruptcy protection since the Company believed that the resolution of a restructuring of the Company could not be completed without the protection and assistance of the Bankruptcy Court.

BUSINESS STRATEGY

     While the Company remains committed in the long term to its multifaceted growth strategy of the past, as discussed below, the effects of low oil prices and resulting cash flow dictate the Company's near-term business strategy is to further reduce operating costs and to direct all capital expenditures to low-risk projects which result in immediate and maximum cash flows. Most of the near-term capital expenditures are expected to be spent in Oklahoma and Mississippi. The Company's Oklahoma properties offer numerous shallow oil and gas recompletion and drilling opportunities with favorable economics.

     In the past the Company has pursued a multifaceted growth strategy, as follows:

     Relatively Low-Risk Field Development. The Company maximizes production and increases reserves through relatively low-risk activities such as development/delineation drilling, including high-angle and horizontal drilling, multi-zone completions, recompletions, enhancement of production facilities and secondary recovery projects. Since 1994, the Company has drilled 94 development wells, of which 87% were completed successfully.

     Use of Technology. The Company identifies exploration prospects and develops reserves in the vicinity of its existing fields using technologies that include 3-D seismic technology. The Company first began using 3-D seismic technology in the Laurel field in Mississippi in 1983, and has more recently shot two large 3-D seismic programs in and around its existing properties in Mississippi. At the time of purchase, the Company acquired four 3-D seismic programs in and around its Oklahoma properties. These programs have produced an attractive inventory of exploration projects that can be pursued in the future.

     Acquire Properties with Underdeveloped Reserves. The Company acquires underdeveloped crude oil and natural gas properties which have geological complexity and multiple producing horizons. Management believes that the Company's extensive experience in Mississippi developed over the past 15 years should enable it to efficiently increase reserves and improve production rates in similar geologically complex environments. Additionally, management believes that this experience gives the Company a competitive advantage in evaluating similarly situated acquisition prospects. See "Oil and Gas
Operations -- Principal Areas of Activity -- Mid-Continent Area".

     Significant Control of Operations. The Company's long-term strategy of increasing production and reserves through acquiring and developing multiple-zone fields requires the Company to develop a thorough understanding of the complex geological structures and maintain operational control of field development. Therefore, the Company strives to operate and obtain high working interests in all its properties. As of December 31, 1998, the Company operated 17 of the 21 major fields in which it has production. Of the operated properties, the Company's average working interest is approximately 76%. Operating control, combined with the Company's significant technical and geological expertise, enables the Company to control the magnitude and timing of capital expenditures and field development.

     Geographic Focus. The Company has been able to maintain a low cost structure through asset concentration. At December 31, 1998, approximately 89% of the Company's Gulf Coast reserves were concentrated in five fields, and 84% of the Company's Mid-Continent reserves were concentrated in six fields. Asset concentration permits operating economies of scale and leverages operational, technical and marketing capabilities. As a result, the Company was able to achieve favorable average production costs of $4.18 per BOE for 1998. However, production costs for the nine months ended September 30, 1999 increased to $5.35 per BOE. This increase from the prior year is due to the Company performing a substantial amount of well repair work to return shut-in wells to production, as well as increased severance taxes due to higher price realization. The current well repair work represents an accumulation of projects because the Company had ceased substantially all well repair work in December 1998 due to depressed oil prices.

OTHER ACTIVITIES

     On December 2, 1998, the Company sold its natural gas assets located in Monroe, Louisiana, to an unrelated third party for a net sales price of $61.5 million. These assets represented approximately 14% of the Company's year end 1997 proved reserves and included two gas gathering systems.

     Effective December 31, 1997, the Company acquired approximately 55 MMBbls of crude oil and natural gas liquid reserves and approximately 33 Bcf of natural gas reserves as well as interests in approximately 40,000 gross acres concentrated primarily in southern Oklahoma, including 14 principal producing fields, from Amoco Production Company. Daily net production from the properties during December 1997 was approximately 7,300 BOE. Consideration paid by the Company for the acquisition of these properties was $257.5 million cash and warrants to purchase one million common shares of the Company at $10.425 per share for a period of five years.

     On April 3, 1996, Interstate Natural Gas Company ("ING"), a wholly owned subsidiary of the Company, sold all of the stock of three wholly-owned subsidiaries that comprised its natural gas marketing and transportation segment to an unrelated third party for cash of $19.5 million, the assumption of net liabilities of approximately $2.3 million and the payment of taxes of $1.2 million generated as a result of the tax treatment of the transaction. Accordingly, the marketing and transportation segment is accounted for as discontinued operations herein.

THE COMPANY

     The Company was incorporated in June 1993 under the laws of the State of Texas and conducts a majority of its operations through its subsidiary Coho Resources, Inc. ("CRI"). We are a holding company with no direct operations except providing some management services to our subsidiaries. We have no significant assets other than the stock of our subsidiaries. We conduct our business through our subsidiaries. As a result, we depend on capital contributions or financing to meet our obligations. Our subsidiaries are separate legal entities that have no obligation to make any funds available to us for any purpose.

     References in this prospectus to the "Company," except as otherwise indicated, refer to Coho Energy, Inc. and its subsidiaries. The Company's principal executive office is located at 14785 Preston Road, Suite 860, Dallas, Texas 75240, and its telephone number is (972) 774-8300.

                             OIL AND GAS OPERATIONS

     The Company has focused its operations on three main activities: conventional exploitation, secondary recovery and exploration. Each of these interrelated activities plays an important role in the Company's continuing production and reserve growth. The Company's 1998 and 1999 operations have been conducted primarily in the Brookhaven, Laurel, Martinville, Soso and Summerland fields in Mississippi, and the Bumpass, Sholem Alechem and East Fitts Units in Oklahoma.

     Conventional Exploitation. The Company's properties are characterized by the large number of formations that have been productive, as well as by the large number of wells that have been drilled over the past 50 years. These well histories provide considerable geological and reservoir information for use in further exploration and exploitation.

     Acquisition of mature underdeveloped and underexplored fields has been one of the key elements to the Company's strategy of building reserves and creating shareholder value. By capitalizing on its operating knowledge and technical expertise, the Company has been able to acquire properties and develop substantial additional low-cost reserves through conventional development drilling and exploration opportunities. This strategy is illustrated in the Company's 1995 acquisition of the Brookhaven field in Mississippi. Since acquiring this property, the Company has increased total daily field production as a result of successful exploitation and exploration to approximately 1,123 net BOE by year end 1998 from approximately 230 net BOE at the time of acquisition. However, due to natural reservoir decline and limited well activity, production is currently around 600 BOE per day. In addition, the Company increased the proved reserves associated with its Mid Continent properties to 73.8 MMBOE at December 31, 1998 from 55.5 MMBOE at the time of their acquisition in December 1997 due to the Company's acquisition of additional working interest in the properties and the successful exploitation of the Springer, Deese, Viola, Hunton and Bromide reservoirs in 1998.

     Secondary Recovery. Over the last five years, the Company has evaluated 20 secondary recovery projects in the Mississippi salt basin. Six of these projects have been successfully developed and 14 are undergoing further evaluation or are in the pilot phase. Since the acquisition of its Oklahoma properties, the Company has identified 11 new secondary recovery projects to be developed. These projects are currently in the study or planning phases. Facilities and wellbores are being evaluated to begin pilot waterfloods in three of these projects. The current waterflood operations have been an effort by the Company to lower operating expenses and improve production enhancement opportunities through low cost waterflood conformance work. These projects have demonstrated strong production response and meaningful reserve additions. In addition, these projects incur low production costs due to existing field infrastructures and the ability to reinject produced water from current operations. The Company believes opportunities exist for adding secondary recovery projects throughout the Company's current field inventory.

     Exploration. Because of the many productive formations located within the Company's producing properties, dry hole risks are substantially reduced, improving exploration economics. The Company has drilled several successful exploration wells in the currently defined Brookhaven, Laurel, Martinville and Eola fields. In 1995, the Company completed a 24-square mile 3-D seismic survey on the Martinville field. Based on this data, two successful exploratory wells were completed, one in 1996 and one in 1997. The Company has identified additional opportunities in the Martinville field; however, lower oil prices and budget constraints did not allow the Company to pursue these opportunities in 1998 and 1999. The Company may pursue these drilling opportunities as oil prices and cash flow allow. In 1996, the Company completed a 37-square mile 3-D seismic survey encompassing the Laurel field, the Company's largest crude oil producing field, which currently has producing properties covering less than one square mile within the survey area. Based on initial interpretations, several exploration wells are planned in the future, and a "look-alike" prospect west of the Laurel field has been identified. The Company believes each of these fields has significant exploration reserve potential relative to the Company's reserve base.

     Along with the producing properties acquired in Oklahoma in 1997, the Company acquired approximately 95 square miles of 3-D and 2,750 miles of 2-D seismic data. A large portion of the

3-D data is over areas of future reserve potential. The 3-D data will be useful in enhancing waterflood development and exploration of the deeper objectives.

PRINCIPAL AREAS OF ACTIVITY

     The following table sets forth, for the Company's major producing areas, average net daily production of crude oil and natural gas on a BOE basis for each of the years in the three-year period ended December 31, 1998, and the number of productive wells producing at December 31, 1998:

                                                            NINE               AT DECEMBER 31, 1998
                                                           MONTHS       -----------------------------------
                              YEAR ENDED DECEMBER 31,       ENDED           NET
                              -----------------------   SEPTEMBER 30,   PRODUCTIVE
                              1996     1997     1998       1999(C)         WELLS                   AVERAGE
                              BOE/     BOE/     BOE/    -------------   -----------   PERCENTAGE   WORKING
FIELD                          DAY     DAY      DAY        BOE/DAY      OIL    GAS     OPERATED    INTEREST
-----                         -----   ------   ------   -------------   ----   ----   ----------   --------
Mississippi.................  6,861    8,178    8,202       4,616       127      3        96%         90%
Oklahoma(a).................     --       --    6,345       5,369       634     36        52%         42%
Louisiana(b)................  2,892    2,848    2,409          --        --     --        --          --
Other.......................     16      201      643         326         2     --         8%         10%
                              -----   ------   ------      ------       ---     --
          Total.............  9,769   11,227   17,599      10,311       763     39
                              =====   ======   ======      ======       ===     ==

---------------

(a) These properties were acquired effective December 31, 1997. No production was recorded in 1997.

(b)   These properties were sold December 2, 1998.

(c) In response to depressed crude oil prices during 1998 and early 1999, the Company significantly reduced minor and major repairs and drilling activity on its operated properties beginning in August 1998, ceased all repair work and drilling activity in December 1998 and halted production on wells which were uneconomical. The Company restarted repairs and maintenance on the properties it operates and began doing limited recompletion and workover activity in the second half of 1999.

  Gulf Coast Area

     Brookhaven Field, Mississippi. In 1995, the Company purchased a 93% working interest in the unitized Brookhaven field covering more than 13,000 acres. At the time of acquisition, there were 11 active wells and 159 inactive wells. Proved reserves were 1.2 MMBOE and net production averaged approximately 230 BOE per day, producing only from the Tuscaloosa formation at 10,500 feet.

     Like other fields, the Company made the acquisition anticipating additional field-wide recoveries through development drilling, recompletions, secondary recovery and exploration. During its first year of ownership, the Company focused its efforts on expanding its understanding of the Tuscaloosa reservoir. Company mapping suggested less than 25% of the oil in place from the Tuscaloosa reservoir had been recovered. As a result of its study, the Company identified and has drilled six new Tuscaloosa well bores in the field to date. The six penetrations found unswept crude oil reserves associated with structural and stratigraphic complexity. Four of these penetrations have been completed as commercial producers and two wells will be used as injectors to aid the secondary recovery operations. In 1998, the Company continued its detailed study and mapping of the stratigraphically complex Tuscaloosa reservoirs and initiated several waterflood pilot areas.

     In addition to its exploitation success, the Company has had significant exploration success. In 1997 and early 1998, the Company experienced successful deep exploratory results in the Washita Fredricksburg, Paluxy and Rodessa formations, with initial production from these horizons in excess of 1,600 gross BOE per day. Due to deep structural complexity realized with the 1997 and early 1998 drilling, additional drilling was halted until new seismic data was acquired. In 1998, 35 miles of 2-D seismic data was acquired and interpreted. This 2-D seismic data has improved the structural definition of the deep drilling potential in these formations.

     Production in Brookhaven in 1998 averaged 1,123 BOE per day and proved reserves at December 31, 1998 were 7.2 MMBOE, a 28.3% increase over 1997 proved reserves. Daily production for the nine months ended September 30, 1999 averaged 584 BOE per day as a result of the reduced business activity indicated above (see footnote (c) to the table above).

     Cranfield Field, Mississippi. As a result of the exploration success at Brookhaven, the Company leased approximately 7,900 net acres on a similar geologic structure near the Brookhaven field in the Cranfield field. In 1998, detailed mapping using subsurface data from existing well bores and existing 2-D seismic data was performed. Drilling prospects were generated at depths of 6,000 feet to 11,000 feet in four different horizons: the Wilcox, Eutaw, Tuscaloosa and Washita Fredricksburg formations. Two existing wellbores were reentered during the second half of 1998. The Hosston and Mooringsport formations were tested unsuccessfully in one deep existing wellbore; however, excellent reservoir quality rock was found in the Mooringsport formation, which the Company believes remains a future exploitation opportunity. A re-entry of an existing shallow wellbore proved successful in both the Washita Fredricksburg and Wilcox formations. The Washita Fredricksburg formation tested at a rate of 700 Mcf per day and turned to sales in early 1999. While no production sales occurred during 1998, the Company's successful testing and mapping resulted in
1.0 MMBOE of proved reserves at December 31, 1998. For the nine months ended September 30, 1999, daily production averaged 241 Mcf.

     Laurel Field, Mississippi. The Laurel field is a multi-pay geological setting with producing horizons from the Eutaw formation (approximately 7,500 feet) to the Hosston formation (approximately 13,500 feet). It is the Company's largest oil producing property and represented approximately 49% of the Company's total Mississippi production on a BOE basis for the nine months ended September 30, 1999. At December 31, 1998, the field contained 45 wells producing from the Stanley, Christmas, Tuscaloosa, Washita Fredricksburg, Paluxy, Mooringsport, Rodessa, Sligo and Hosston reservoirs. Proved reserves at Laurel totaled 9.4 MMBbls at December 31, 1998.

     The Company considers the Laurel field both an exploration and exploitation success. In 1983, at the time of the initial acquisition, the only then existing well in what is now the Laurel field had been operating for 24 years and was only producing 47 BOPD. The Company then proceeded to employ 3-D seismic technology to assist in defining the multi-pay zones in the field and commenced an extensive drilling program to increase primary production, utilizing a combination of vertical, high-angle and horizontal drilling techniques.

     The Company has also implemented successful secondary recovery programs in a number of Laurel's producing reservoirs. In recent years, secondary recovery programs were started in the Mooringsport, Rodessa, Sligo and Tuscaloosa Stringer reservoirs. The production response from the secondary recovery projects has been strong.

     In addition to the continued exploitation program, the Company had continued an active exploration program at Laurel. In 1996 and 1997, much of the Company's focus at Laurel was directed toward a mineral leasing program, permitting and surveying associated with shooting a 37-square mile 3-D seismic program. In 1998 and 1999, the Company evaluated the 3-D seismic data to better understand the exploration potential within the Laurel field as it is currently defined, as well as to define exploration possibilities in the acreage surrounding the field.

     The average net daily production for the nine months ended September 30, 1999 from Laurel was 2,300 BOE, down from the level experienced in 1998 due to a scaled back operating and capital program which resulted from the substantial decline in commodity prices experienced in late 1998 and early 1999 and budget constraints. At December 31, 1998 proved reserves were 9.4 MMBOE, down approximately 39% from year end 1997. The reserve decline was attributable primarily to low year-end oil prices.

     Martinville Field, Mississippi. The Martinville field was originally discovered in 1957 and was acquired by the Company in April 1989. At the time of acquisition, Martinville was only producing 80 net BOE per day, while the average production for the nine months ended September 30, 1999 was 770 net BOE per day. The field covers more than 7,400 acres, and currently has 21 producing wells. Like Laurel, the field is characterized by highly complex faulting and produces from multiple horizons. The Company currently has an average working interest of 97% in the field.

     In late 1995, the Company conducted a 3-D seismic shoot over a 24-square mile area to enhance the Company's ability to exploit primary reserves through continued reservoir delineation and to develop secondary recovery projects in the Mooringsport, Rodessa and Sligo formations.

     Since 1996, the Company has successfully drilled wells to the Hosston, Sligo, Rodessa, Mooringsport and Washita Fredricksburg formations, with two successful development wells drilled and completed in 1998 in the Sligo and Washita Fredricksburg reservoirs.

     With declining oil prices experienced in 1998 and early 1999, the Company spent much of the year refining the 3-D seismic interpretation of Martinville. The Company currently has defined six exploration prospects along with numerous development drilling opportunities. Proved reserves at year end 1998 totaled 6.2 MMBOE, a 10% decline from year end 1997. As in Laurel Field, this reserve decline was attributable primarily to low year-end oil prices.

     Soso Field, Mississippi. In mid-1990, the Company acquired a 90% working interest in the Soso field, which was originally discovered in 1945 and covers approximately 6,461 acres. At the time of acquisition by the Company, the field produced 225 BOPD. For the nine months ended September 30, 1999, the average daily production was 370 BOE, a decrease of 54% from 1998 average daily production. Reserves at December 31, 1998 totaled 5.0 MMBOE, an 18% decrease from year end 1997. Production and reserve decreases were attributable to low commodity prices and capital budget constraints.

     Soso is a large, geologically complex field which had already produced over 75 MMBOE at the time the Company acquired it. Also, like Brookhaven, the Company's detailed mapping of the field suggested that less than 25% of the total crude oil had been recovered. Soso was acquired by the Company primarily to increase total recoverable reserves by another 5% to 15% through recompletions in existing wellbores, development drilling and secondary recovery projects.

     Most of the Company's early production growth at Soso was associated with workovers and recompletions on existing wells, with some development drilling taking place; however, with the success of secondary recovery projects at Laurel and Martinville, the Company took a fresh look at the field, and since then secondary recovery projects have been initiated in the Cotton Valley, Sligo and Rodessa formations. These projects have played a significant role in the production and reserve growth experienced since 1990.

     In 1998, the Company acquired 35 miles of new 2-D seismic data across the Soso field. This 2-D seismic data should enhance the Company's development of the Hosston and Cotton Valley formations. The Company believes many more exploitation opportunities exist for primary as well as secondary reserves in the multi-reservoir field.

     Summerland Field, Mississippi. The Summerland field, discovered in 1959, is a broad, elongated, fault bounded anticline with productive intervals from the Tuscaloosa formation at approximately 6,000 feet to the Mooringsport formation at 12,500 feet. At December 31, 1998, the Company operated 21 producing wells and has an average working interest of 90% in this unitized field.

     The Company assumed operating control of the Summerland field in November 1989. Recompletions, development drilling and the installation of higher volume artificial lift equipment increased net crude oil production from 415 BOE per day (of which only 200 BOE per day were economic) in 1989 at the date of acquisition, to 1,019 BOE per day in 1998. For the nine months ended September 30, 1999, daily production averaged 456 BOE, down from 1998 as a result of the natural decline of the reservoirs, low oil prices and reduced capital activity (see footnote (c) to the table above).

     At December 31, 1998, the Summerland field had proved reserves of 5.3 MMBOE. This represents a 25% decrease from year end 1997 and like Laurel, Martinville and Soso the reserve decline is due primarily to low oil prices.

  Mid-Continent Area

     In December 1997, the Company acquired interests in approximately 40,000 gross acres concentrated primarily in southern Oklahoma, including 14 principal producing fields. Of the 14 major producing fields, the Company is operator of eleven fields and at December 31, 1998 had an average working interest in the fields it operates of approximately 73%.

     These properties are very similar to the Company's Mississippi salt basin operations and the Company believes that the application of its substantial knowledge base should benefit in the development of these properties. In 1998, the Company began an exploration and exploitation program which resulted in the drilling of 19 gross wells, 18 of which were completed successfully. Additionally, the Company began interpreting 3-D seismic information on two fields in 1998 and has identified several drilling opportunities as a direct result of this seismic information.

     Bumpass Unit, Oklahoma. The Bumpass Unit, located in Carter County, Oklahoma, was discovered in 1924. Production is primarily from both structural and stratigraphic traps within the Deese and Springer reservoirs. The Deese reservoirs are typically encountered at depths between 3,500 and 4,500 feet with the Springer reservoirs located from 4,500 to 6,700 feet.

     Currently, the Company's primary focus at Bumpass is to exploit the Flattop and Goodwin sands located in the Springer formation, which it believes to be underdeveloped. In 1998 and 1999, the Company drilled one well, deepened one well and recompleted two wells in these lower Springer sands. All four of these jobs were successful and resulted in a combined initial production rate in excess of 3,000 net Mcf per day. The Company intends to continue this exploitation program in 2000. Additionally, the Company is studying the Humphrey sands, which are in the upper portion of the Springer formation, to determine their waterflood potential. The Company plans to initiate a waterflood program in the near future. At December 31, 1998, the Company had an average working interest of approximately 65% in the Bumpass field.

     Average net daily production in 1998 was 623 BOE. Proved reserves at December 31, 1998 totaled 5.0 MMBOE, an increase of 42% over the 3.5 MMBOE at the end of 1997. This increase is a direct result of the Company's success in exploiting the Springer formation in 1998. Daily production, however, for the nine months ended September 30, 1999, decreased to 466 BOE due to reduced activity as a result of budget constraints.

     Sholem Alechem Fault Block "A" Unit, Oklahoma. Located in Stephens County, Oklahoma, the Sholem Alechem Fault Block "A" Unit ("Sholem Alechem") was discovered in 1947. As with the Bumpass Unit, production at Sholem Alechem originates primarily from the Deese and Springer reservoirs.

     In 1998 and 1999, the Company deepened eight wells and recompleted one well into the Flattop and Goodwin sands located in the Springer formation. Six of these nine jobs were successful and resulted in a combined initial production rate of 240 net BOE per day and 1,630 net Mcf per day. Exploitation of the Springer formation will continue into 2000. At December 31, 1998, the Company had an average working interest in Sholem Alechem of approximately 86%.

     Net production in 1998 totaled 308 MBOE, or about 843 BOE per day. Proved reserves at December 31, 1998 totaled 7.0 MMBOE, a 74% increase over year end 1997. This increase is a direct result of the Company's acquisition of additional working interests and success in exploiting the Springer formation in 1998. Daily production for the nine months ended September 30, 1999 was 679 BOE.

     East Fitts Unit, Oklahoma, The East Fitts Unit ("East Fitts") was discovered in 1933, with production originating from the Cromwell, Hunton and Viola reservoirs, depths ranging from 2,400 to 5,000 feet.

     The Company's current emphasis at East Fitts is to take the Viola reservoir from ten acre spacing to five acre spacing. The Company believes that this development will not only increase existing production but prove up additional reserves. In 1998, the Company drilled five wells to the Viola reservoir, all of which were successful, increasing production by 200 BOE per day and adding approximately 600 MBOE in reserves. No significant activity occurred in the East Fitts Unit in 1999 due to capital budget constraints. However, additional wells to the Viola reservoir are planned in 2000, and the Company is planning to initiate pilot waterflood projects in the Chimney Hill formation, a lower member of the Hunton reservoir, and the Bromide formation. At December 31, 1998, the Company's average working interest in East Fitts was approximately 83%.

     Average net daily production in 1998 was 1.2 MBOE. Proved reserves at December 31, 1998 totaled 24.6 MMBOE, an increase of 51% over year end 1997. This increase is a direct result of the Company's acquisition of additional working interests and success in exploiting the Viola, Hunton and Bromide reservoirs in 1998. For the nine months ended September 30, 1999, daily production was 969 BOE.

     Other Oklahoma. The Company operates eight other fields in Oklahoma -East Velma Middle Block, North Alma Deese, Tatums, Jennings Deese, Graham Deese, Eola S.E., Eola N.W. and Cox Penn. Total average net daily production in 1998 from these fields was 2.6 MBOE. East Velma Middle Block has significant upside potential through secondary recovery. Like reservoirs have been successfully waterflooded along the Velma complex. East Velma Middle Block is the remaining block along this complex which has not been enhanced through secondary recovery. Tatums is a shallow Deese producing unit which has been evaluated to have significant upside potential through down spacing. Currently the unit is developed on a ten acre spacing with some areas of the field underexploited. A five acre drilling program and adjustments to current waterflood injection could provide substantial upside potential. At year end, net proved reserves from these properties totaled 33.8 MMBOE, an increase of 11% from year end 1997.

     The Company also has non-operating working interests in three fields in Oklahoma. At December 31, 1998, year end proved reserves were estimated at 3.5 MMBOE.

     Since the acquisition of the Oklahoma Properties, the Company has identified 11 new secondary recovery projects to be developed. These projects are currently in the study or planning phases. Facilities and wellbores are being evaluated to begin pilot waterfloods. In addition, these projects should incur low capital and production costs due to existing field infrastructures. The Company believes opportunities exist for adding secondary recovery projects throughout the Company's current field inventory. Additionally, the Company believes that substantial Springer through Simpson gas potential exists in and around the Company's currently operated properties. This potential will be a focal point of low risk exploration through deepening of existing wellbores or recompletions which require less capital as compared to drilling for these objectives. Historically in these areas, gas has not been the primary focus of exploitation and technology has now allowed commercial development of these deeper, tighter objectives.

  Other Domestic Properties

     The Company also has working interests in other producing properties in Mississippi and Texas. The Company operates the Bentonia and Frio properties in Mississippi and owns non-operated working interests in the Glazier property in Mississippi, the Clarksville field in Texas and a field in state waters offshore North Padre Island, Texas. As of December 31, 1998, these fields had combined net proved reserves of 3.2 MMBOE.

  Tunisia, North Africa

     The Company has a 45.8% interest in a permit covering 1.4 million gross acres in Tunisia, North Africa that it acquired from its former Canadian parent company. During 1994, the Company and its joint interest partners conducted a seismic survey on the Anaguid permit in Tunisia. In October 1995, the Company and its partners drilled an unsuccessful, exploratory well on their Anaguid permit in southern Tunisia. In early 1997, the Company and its partners conducted a 465 kilometer 2-D seismic program in a new area of the Anaguid permit. In June 1999, the Company commenced drilling an exploratory well on this permit. In September 1999, the Company tested the well and determined that the well would not produce sufficient quantities of crude oil to justify further completion work on the well. As a result, the Company wrote down its Tunisian properties by $5.4 million during the third quarter of 1999. Anadarko

Tunisia Anaguid Company, one of the working interest partners in this permit, will assume responsibility as operator and plans to continue exploration of this permit.

     In June 1999, the Company extended its Anaguid permit in Tunisia through June 2001. The Company has a commitment to drill one additional well during that two-year period.

     PRODUCTION

     The following table sets forth certain information regarding the Company's production volumes, average prices received and average production costs associated with its sales of crude oil and natural gas for each of the years in the three-year period ended December 31, 1998:

                                             YEAR ENDED DECEMBER 31,       NINE MONTHS
                                             ------------------------         ENDED
                                              1996     1997     1998    SEPTEMBER 30, 1999
                                             ------   ------   ------   ------------------
CRUDE OIL:
  Volumes (MBbls)..........................   2,468    2,820    5,069          2,472
  Average sales price (per Bbl)(a).........  $16.42   $16.31   $10.40         $13.59
NATURAL GAS:
  Volumes (MMcf)...........................   6,646    7,666    8,125          2,060
  Average sales price (per Mcf)(b).........  $ 2.07   $ 2.23   $ 1.98         $ 2.12
AVERAGE PRODUCTION COST (PER BOE)(c).......  $ 3.88   $ 3.90   $ 4.18         $ 5.35

---------------

(a) Includes the effects of crude oil price hedging contracts. Price per Bbl before the effect of hedging was $18.34, $16.42 and $10.40 for the years ended December 31, 1996, 1997 and 1998, respectively.

(b) Includes the effects of natural gas price hedging contracts. Price per Mcf before the effect of hedging was $2.24, $2.22 and $1.92 for the years ended December 31, 1996, 1997 and 1998, respectively.

(c)  Includes lease operating expenses and production taxes.

     DRILLING ACTIVITIES

     During the periods indicated, the Company drilled or participated in the drilling of the following wells, all of which were in the United States.

                                                          YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------
                                                     1996           1997           1998
                                                 ------------   ------------   ------------
                                                 GROSS   NET    GROSS   NET    GROSS   NET
                                                 -----   ----   -----   ----   -----   ----
EXPLORATORY:
  Crude oil....................................    1      1.0     3      2.8     1      1.0
  Natural gas..................................   --       --     1       .8    --       --
  Dry holes....................................    1      1.0     1      1.0     2      2.0
DEVELOPMENT:
  Crude oil....................................   13     12.0    10      9.3    26     21.7
  Natural gas..................................    6      6.0    11      9.8     8      6.5
  Dry holes....................................    4      3.7     2      2.0     5      4.9
  Service wells................................    8      7.5    --       --     2      1.0
                                                  --     ----    --     ----    --     ----
          Total................................   33     31.2    28     25.7    44     37.1
                                                  ==     ====    ==     ====    ==     ====

     At December 31, 1998, the Company was participating in 1 gross well (.1 net) that was in completion stage.

     RESERVES

     The following table summarizes the Company's net proved crude oil and natural gas reserves as of December 31, 1998, which have been reviewed by Ryder Scott Company with regard to the Company's Mississippi properties and Sproule Associates, Inc. with regard to the Company's Oklahoma properties. The other properties in the table are related to the Company's crude oil and natural gas reserves located in Texas which have been audited, depending on location, by the above mentioned independent engineers.

                                                           CRUDE    NATURAL   NET PROVED
                                                            OIL       GAS      RESERVES
                                                          (MBBLS)   (MMCF)      (MBOE)
                                                          -------   -------   ----------
Mississippi.............................................   34,505    2,980      35,002
Oklahoma................................................   63,827   50,674      72,272
Other...................................................    1,672   12,674       3,785
                                                          -------   ------     -------
          Total.........................................  100,004   66,328     111,059
                                                          =======   ======     =======

     At December 31, 1998, the Company had net proved developed reserves of 74,898 MBOE and net proved undeveloped reserves of 36,161 MBOE. The Present Value of Proved Reserves was $269.3 million, which represented $193 million for the proved developed and $76 million for the proved undeveloped reserves. At December 31, 1997, the Company reported total proved reserves of 119,668 MBOE and the Present Value of Proved Reserves was $526.3 million. When excluding 1998 production and the reserves associated with the Company's Monroe field, which was sold in 1998, the Company increased reserves 13,514 MBOE in 1998 over 1997 or 13.9%.

     There are numerous uncertainties inherent in estimating quantities of proved crude oil and natural gas reserves, including many factors beyond the control of the Company. The estimates of the reserve engineers are based on several assumptions, all of which are to some degree speculative. Actual future production, revenues, taxes, production costs, development expenditures and quantities of recoverable crude oil and natural gas reserves might vary substantially from those assumed in the estimates. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth herein. In addition, the Company's reserves might be subject to revision based upon actual production, results of future development, prevailing crude oil and natural gas prices and other factors.

     In general, the volumes of production from crude oil and natural gas properties decline as reserves are depleted. Except to the extent the Company acquires additional properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of the Company will decline as reserves are produced. Future crude oil and natural gas production is, therefore, highly dependent upon the level of success in acquiring or finding additional reserves.

     For further information on reserves, costs relating to crude oil and natural gas activities and results in operations from producing activities, see "Supplementary Information Related to Oil and Gas Activities" appearing in note 14 to the Consolidated Financial Statements of the Company included in this prospectus.

     ACREAGE

     The following table summarizes the developed and undeveloped acreage owned or leased by the Company at December 31, 1998:

                                                        DEVELOPED        UNDEVELOPED
                                                     ---------------   ---------------
                                                     GROSS     NET     GROSS     NET
                                                     ------   ------   ------   ------
Mississippi........................................  25,086   23,722   28,246   23,718
Oklahoma...........................................  38,463   28,376       40       40
Texas..............................................   4,276    3,435    1,380    1,380
Offshore Gulf of Mexico............................   5,760    2,269       --       --
                                                     ------   ------   ------   ------
          Total....................................  73,585   57,802   29,666   25,138
                                                     ======   ======   ======   ======

     At December 31, 1998, the Company also held a 45.8% working interest in an exploratory permit in Tunisia, North Africa, covering 1,412,000 gross acres.

TITLE TO PROPERTIES

     As is customary in the oil and gas industry, in certain circumstances, we make only a limited review of title to undeveloped crude oil and natural gas leases at the time we acquire them. However, before we acquire developed crude oil and natural gas properties, and before drilling commences on any leases, we cause a thorough title search to be conducted, and any material defects in title are remedied to the extent possible. To the extent title opinions or other investigations reflect title defects, we, rather than the seller of the undeveloped property, are typically obligated to cure any such title defects at our expense. We could lose our entire investment in any property we drill that possesses a title defect of such a nature that it would be prudent to commence drilling upon but which we were unable to remedy or cure. We believe that we have good title to our crude oil and natural gas properties, some of which are subject to immaterial encumbrances, easements and restrictions. The crude oil and natural gas properties we own are also typically subject to royalty and other similar non-cost bearing interests customary in the industry. We do not believe that any of these encumbrances or burdens will materially affect our ownership or use of our properties.

COMPETITION

     The crude oil and natural gas industry is highly competitive. We encounter strong competition from major oil companies and independent operators in acquiring properties and leases for the exploration for, and production of, crude oil and natural gas. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas properties. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties. Many of our competitors have financial resources, staff and facilities substantially greater than ours. In addition, the producing, processing and marketing of crude oil and natural gas is affected by a number of factors which are beyond our control, the effect of which cannot be accurately predicted.

     The principal resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. We compete for such resources with both major crude oil and natural gas companies and independent operators. Although we believe our current operating and financial resources will be adequate to preclude any significant disruption of our operations in the immediate future if the Plan of Reorganization is consummated, the continued availability of such materials and resources to us cannot be assured.

CUSTOMERS AND MARKETS

     Substantially all of the Company's crude oil is sold at the wellhead at posted prices, as is customary in the industry. In certain circumstances, natural gas liquids are removed from the natural gas produced by the Company and are sold by the Company at posted prices. During 1998, three purchasers of the Company's crude oil and natural gas, EOTT Energy Corp. ("EOTT"), Amoco Production Company and Mid Louisiana Marketing Company, accounted for 42%, 28% and 14%, respectively, of the Company's revenues. During the nine months ended September 30, 1999, EOTT and Amoco Production Company accounted for 39% and 40%, respectively, of the Company's revenue. We sold our Monroe Field properties in December 1998 and therefore do not currently have a relationship with Mid Louisiana Marketing Company. While we believe our relationships with EOTT and Amoco Production Company are good, any loss of revenue from these customers due to nonpayment or late payment by the customer would have an adverse effect on our results of operations.

     The Company has a three-year crude oil purchase agreement with EOTT which became effective March 1, 1996. Under the crude oil purchase agreement, the Company committed the majority of its crude oil production in Mississippi to EOTT for a period of three years on a pricing basis of posting plus a premium. This contract is currently on a month-to-month basis. As part of this contract, the Company has agreed to sell to EOTT approximately 50% of its heavy Mississippi crude oil with a minimum well head price of $8.50 per barrel.

     The majority of crude oil production in Oklahoma is sold to Amoco Production Company on a NYMEX pricing basis minus a discount. Beginning January 1, 1999 and for a nine-year period thereafter, Amoco has a right of first refusal to match, in all respects, a competitive bid. The crude oil contract was a component of the original Amoco purchase and sale agreement and provides for a competitive annual review of the pricing mechanism.

     The price received by the Company for crude oil and natural gas may vary significantly during certain times of the year due to the volatility of the crude oil and natural gas market, particularly during the cold winter and hot summer months. As a result, the Company periodically enters into forward sale agreements or other arrangements for a portion of its crude oil and natural gas production to hedge its exposure to price fluctuations. Gains and losses on these forward sale agreements are reflected in crude oil and natural gas revenues at the time of sale of the related hedged production. While intended to reduce the effects of the volatility of the prices received for crude oil and natural gas, such hedging transactions may limit potential gains by the Company if crude oil and natural gas prices were to rise substantially over the price established by the hedge. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and Note 1 to the Consolidated Financial Statements of the Company included in this prospectus.

OFFICE AND FIELD FACILITIES

     The Company currently leases its executive and administrative offices in Dallas, Texas, consisting of 47,942 square feet, under a lease that continues through October 2000. The Company also leases field offices in Laurel, Mississippi, covering approximately 5,000 square feet under a non-cancelable lease extending through June 2000, and Ratliff City, Oklahoma, covering approximately 10,000 square feet through January 2003.

GOVERNMENTAL REGULATION

     Regulation of Crude Oil and Natural Gas Exploration and Production. Crude oil and natural gas exploration, development and production are subject to various types of regulation by local, state and federal agencies. Such regulations include requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, and the plugging and abandonment of wells. The Company's operations are also subject to various conservation laws and regulations, including those of Mississippi, Oklahoma and Texas wherein the Company's properties are located. These laws and regulations include the regulation of the size of drilling and spacing units or proration units, the density of wells that may be drilled, and unitization or pooling of crude oil and natural gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of land and leases. In addition, state conservation laws establish maximum rates of production from crude oil and natural gas wells, generally restrict the venting or flaring of natural gas, and impose certain requirements regarding the ratability of production. The effect of these regulations is to limit the amount of crude oil and natural gas the Company can produce from its wells and to limit the number of wells or the locations at which the Company can drill. Each state generally imposes a production or severance tax with respect to production and sale of crude oil, natural gas and natural gas liquids within their respective jurisdictions. For the most part, state production taxes are applied as a percentage of production or sales. Currently, the Company is subject to production tax rates of up to 6% in Mississippi and 7% in Oklahoma. In addition, the Company has been active in the adoption of legislation dealing with production and severance tax relief in Mississippi, specifically where severance tax is either waived for a fixed period of time, as in renewed production from inactive wells, or reduced to 50% of regular rates for enhanced recovery projects. The state of Oklahoma has adopted severance tax relief, where tax rates for posted crude oil priced less than $14.00 per barrel would be 1%, between $14.00 and $17.00 per barrel would be 4%, with a regular tax rate of 7% for prices over $17.00 per barrel.

     Legislation affecting the crude oil and natural gas industry is under constant review for amendment and expansion. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the crude oil and natural gas industry and its individual members, some of which carry substantial penalties for failure to comply. The regulatory burden on the crude oil and natural gas industry increases the Company's cost of doing business and, consequently, affects its profitability.

     Offshore Leasing. Certain of the Company's operations are located on federal crude oil and natural gas leases, which are administered by the United States Minerals Management Service (the "MMS"). Such leases are issued through competitive bidding, contain relatively standardized terms and require compliance with detailed MMS regulations and orders (which are subject to change by the MMS). For offshore operations, lessees must obtain MMS approval for exploration plans and development and production plans before the commencement of such operations. In addition to permits required from other agencies (such as the Coast Guard, the Army Corps of Engineers and the Environmental Protection Agency), lessees must obtain a permit from the MMS before the commencement of drilling. The MMS has promulgated regulations requiring offshore production facilities located on the Outer Continental Shelf ("OCS") to meet stringent engineering and construction specifications. Similarly, the MMS has promulgated other regulations governing the plugging and abandonment of wells located offshore and the removal of all production facilities. Under certain circumstances, the MMS may require any Company operations of federal leases to be suspended or terminated. To cover the various obligations of lessees on the OCS, the MMS generally requires that lessees or operators post substantial bonds or other acceptable assurances that such obligations will be met. The cost of such bonds or other surety can be substantial and there is no assurance that the Company can obtain bonds or other surety in all cases.

     Gas Royalty Valuation Regulations. In December 1997, the MMS published a final rule amending its regulations governing valuation for royalty purposes of gas produced from federal and Indian leases. The rule primarily addresses allowances for transportation of gas and purports to clarify the methods by which gas royalties and deductions for gas transportation are calculated. The final rule became effective February 1, 1998. The rule purports to continue the commitment of the MMS to assure that lessees deduct only the actual, reasonable costs of transportation and not any costs of marketing. The rule identifies certain specifically allowable and certain specifically nonallowable costs of transportation.

     Crude Oil Sales and Transportation Rates. Sales of crude oil and condensate can be made by the Company at market prices not subject at this time to price controls. In January 1997, the MMS published a proposed rulemaking to amend the current federal crude oil royalty valuation regulations. In July 1997, the MMS published a supplementary proposed rulemaking concerning such regulations. In February 1998, the MMS published another supplementary proposed rulemaking. The intent of the rule is to decrease reliance on posted prices and assign a value to crude oil that better reflects market value. In general, the rule, as proposed, would base royalties on gross proceeds when the oil is sold under an arm's length contract by either the producer or the producer's marketing affiliate. Index pricing or other benchmarks would be used when oil is not sold under an arm's length contract. On July 16, 1998, the MMS proposed additional changes to its second supplementary proposed rule. On March 12, 1999, the MMS published a notice reopening the public comment period on the second supplementary proposed rule until April 12, 1999. In February 1998, the MMS also published a notice of proposed rulemaking to amend the current regulations establishing a value for royalty purposes of oil produced from Indian leases. The proposed changes would decrease reliance on oil posted prices and use more publicly available information for oil royalty calculation purposes under Indian leases. The Company cannot predict what action the MMS will take on these matters, nor can it predict at this stage of the rulemaking proceedings how the Company might be affected by amendments to these regulations.

     The price that the Company receives from the sale of these products is affected by the cost of transporting the products to market. The Energy Policy Act of 1992 directed the FERC to establish a "simplified and generally applicable" rate making methodology for crude oil pipeline rates. Effective as of January 1, 1995, the FERC implemented regulations establishing an indexing system for transportation rates for crude oil pipelines, which would generally index such rates to inflation, subject to certain conditions and limitations. The Company is not able to predict with certainty what effect, if any, these regulations will have on it, but other factors being equal under certain conditions, the regulations may tend to increase transportation costs or reduce wellhead prices for such commodities.

     Future Legislation and Regulation. The Company's operations will be affected from time to time in varying degrees by political developments and federal and state laws and regulations. In particular, crude oil and natural gas production operations and economics are affected by tax and other laws relating to the petroleum industry, by changes in such laws and by constantly changing administrative regulations. For example, the price at which natural gas may lawfully be sold has historically been regulated under the Natural Gas Act. Only recently, with the deregulation of the last regulated price categories of natural gas on January 1, 1993, have free market forces been allowed to control the sales price of natural gas. Given the right set of circumstances, there is no guarantee that new regulations, similar or otherwise, would not be imposed on the production of sale of crude oil, condensate or natural gas. It is impossible to predict the terms of any future legislation or regulations that might ultimately be enacted or the effects of any such legislation or regulations on the Company.

ENVIRONMENTAL REGULATIONS

     The Company's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wildlife refuges or preserves, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from the Company's operations. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, disposal and clean-up requirements could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general. Management believes that the Company is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on the Company.

     The Oil Pollution Act of 1990 (the "OPA") and regulations thereunder impose a variety of regulations on "responsible parties" related to the prevention of crude oil spills and liability for damages resulting from such spills into or upon navigable waters, adjoining shorelines or in the exclusive economic zone of the United States. A "responsible party" includes the owner or operator of an onshore facility or a vessel, or the lessee or permittee of the area in which an offshore facility is located. The OPA requires the lessee or permittee of the offshore area in which a covered offshore facility is located to establish and maintain evidence of financial responsibility in the amount of $35.0 million ($10.0 million if the offshore facility is located landward of the seaward boundary of a state) to cover liabilities related to a crude oil spill for which such person is statutorily responsible. The amount of required financial responsibility may be increased above the minimum amounts to an amount not exceeding $150.0 million depending on the risks posed by the quantity or quality of crude oil that is handled by the facility. The MMS has promulgated regulations that implement the financial responsibility requirements under the OPA. The regulations use an offshore facility's worst case oil-spill discharge volume to determine if the responsible party must demonstrate increased financial responsibility. Because the Company's only offshore well is a natural gas well that does not produce oil, as such term is defined in the MMS regulations, the Company is not presently subject to the financial responsibility requirements.

     The OPA subjects responsible parties to strict, joint and several and potentially unlimited liability for removal costs and certain other damages caused by an oil spill covered by the statute. It also imposes other requirements on responsible parties, such as the preparation of a crude oil spill contingency plan. The Company has such a plan in place. Failure to comply with the OPA's ongoing requirements or inadequate cooperation during a spill event may subject a responsible party to civil or criminal enforcement actions. As of this date, the Company is not the subject of any civil or criminal enforcement actions under the OPA.

     The Federal Water Pollution Control Act of 1972, as amended (the "FWPCA"), imposes restrictions and strict controls regarding the discharge of produced waters and other oil and gas wastes into navigable waters. These controls have become more stringent over the years, and it is probable that additional restrictions will be imposed in the future. Permits must be obtained to discharge pollutants into state and federal waters. Certain state discharge regulations and the Federal National Pollutant Discharge Elimination System general permits prohibit the discharge of produced water and sand, drilling fluids, drill cuttings and certain other substances related to the oil and gas industry into coastal waters. The FWPCA provides for civil, criminal and administrative penalties for any unauthorized discharges of oil and other hazardous substances in reportable quantities and, along with the OPA, imposes substantial potential liability for the costs of removal, remediation and damages. State laws for the control of water pollution also provide varying civil, criminal and administrative penalties and impose liabilities in the case of a discharge of petroleum or its derivatives, or other hazardous substances, into state waters.

     The Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Persons who are responsible for releases of hazardous substance under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances and for damages to natural resources. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. Currently, the Company does not own or operate any CERCLA-identified sites.

     The Resource Conservation and Recovery Act ("RCRA") is the principal federal statute governing the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements (and liability for failure to meet such requirements) on a person who is either a "generator" or "transporter" of hazardous waste or an "owner" or "operator" of a hazardous waste treatment, storage or disposal facility. At present, RCRA includes a statutory exemption that allows most crude oil and natural gas exploration and production wastes to be classified as non-hazardous waste. A similar exemption is contained in many of the state counterparts to RCRA. At various times in the past, proposals have been made to amend RCRA and various state statutes to rescind the exemption that excludes crude oil and natural gas exploration and production wastes from regulation as hazardous waste under such statutes. Repeal or modification of this exemption by administrative, legislative or judicial process, or through changes in applicable state statutes, would increase the volume of hazardous waste to be managed and disposed of by the Company. Hazardous wastes are subject to more rigorous and costly disposal requirements than are non-hazardous wastes. Any such change in the applicable statutes may require the Company to make additional capital expenditures or incur increased operating expenses.

     A sizable portion of the Company's operations in Mississippi is conducted within city limits. On an annual basis in order to obtain permits to conduct new drilling operations, the Company is required to meet certain tests of financial responsibility. The Company is conducting a voluntary program to remove inactive above ground storage tanks from its well sites. Inactive tanks are replaced, as necessary, with newer above ground storage tanks.

     Some states have enacted statutes governing the handling, treatment, storage and disposal of naturally occurring radioactive material ("NORM"). NORM is present in varying concentrations in subsurface and hydrocarbon reservoirs around the world and may be concentrated in scale, film and sludge in equipment that comes in contact with crude oil and natural gas production and processing streams. Mississippi legislation prohibits the transfer of property for residential or other unrestricted use if the property contains NORM above prescribed levels. The Company is voluntarily remediating NORM concentrations identified at several fields in Mississippi. In addition, the Company is a defendant in several lawsuits brought in 1994 and 1996 by landowners alleging personal injury and property damage from NORM at various wellsite locations.

     During 1995, the Company voluntarily negotiated a remediation plan with the governmental agencies responsible for the two wildlife refuges in the Monroe field. Under the plan, the Company began removal of the mercury meters within the wildlife refugees in 1996. The Company sold its interest and natural gas assets in the Monroe field on December 2, 1998. The purchaser agreed to assume the Company's obligations under the remediation plan.

     Because the Company's strategy is to acquire interests in underdeveloped crude oil and natural gas properties many of which have been operated by others for many year, the Company may be liable for damage or pollution caused by the former operators of such crude oil and natural gas properties. The Company provides for future site restoration charges on a unit-of-production basis which is included in depletion and depreciation expense. In addition, the Company may continue to be responsible for environmental contamination on properties it transferred to others. The Company's operations are also subject to all the risks normally incident to the operation and development of crude oil and natural gas properties and the drilling of crude oil and natural gas wells, including encountering unexpected formations or pressures, blowouts, cratering and fires, which could result in personal injuries, loss of life, pollution damage and other damage to the properties of the Company and others. Moreover, offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions, to more extensive governmental regulation, including regulations that may, in certain circumstances, impose strict liability for pollution damage, and to interruption or termination of operations by governmental authorities based on environmental or other considerations. The Company maintains insurance against certain losses or liabilities arising from its operations in accordance with customary industry practices and in amounts that management believes to be reasonable. However, insurance is either not available to the Company against all operational risks or is not economically feasible for the Company to obtain. The occurrence of a significant event that would impose liability on the Company that is either not insured or not fully insured could have a material adverse effect on the Company's financial condition and results of operations.

EMPLOYEES

     At September 30, 1999, the Company had 137 employees associated with its operations, including 26 field personnel in Mississippi and 28 field personnel in Oklahoma. None of the Company's employees is represented by a union. The Company considers its employee relations to be satisfactory.

LEGAL MATTERS

  The Bankruptcy Proceedings.

     On August 23, 1999, the Company and its consolidated subsidiaries filed a voluntary Chapter 11 petition with the United States Bankruptcy Court for the Northern District of Texas (the "Bankruptcy Court"). Consistent with bankruptcy cases involving large, publicly traded companies and their affiliates, a number of proceedings have occurred since August 23, 1999, the most significant of which are discussed in this section.

     The Bankruptcy Court has approved Fulbright & Jaworski L.L.P. as counsel for the Company and Arthur Andersen LLP as the Company's financial consultants and auditors. The Bankruptcy Court also has approved the Company's retention of oil and gas reserve engineers, special counsel for the Company in certain litigation, and certain ordinary course of business professionals. All of these professionals are assisting the Company in its efforts to reorganize its businesses.

     Official committees for the unsecured creditors and equity holders have been formed by the Office of the United States Trustee. The Bankruptcy Court has approved counsel for the official unsecured creditors committee and the official equity committee. The official unsecured creditors committee has retained financial consultants. The committees have been actively involved in the Company's bankruptcy proceedings.

     Shortly following the commencement of its cases, the Company obtained approval from the Bankruptcy Court to utilize the cash collateral in the continued operations of its business, including certain capital expenditure programs. The Company's use of cash collateral was extended through January 30, 2000. Under the Third Interim Order to Use Cash Collateral, in December 1999, the Company began paying the Bank Group monthly payments of $1.8 million per month as adequate protection payments. The Cash Collateral Order expired on January 30, 2000. The Bank Group and the Company have agreed to an extension of the Cash Collateral Order through March 31, 2000. The Company will owe additional interest payments on February 1, 2000 and March 1, 2000.

     Immediately following the commencement of its cases, the Company obtained permission from the Bankruptcy Court to pay working and royalty interest owners to insure that payments to them were not interrupted. As a result, working and royalty interest owners have continued to receive all payments to which they are entitled throughout the pendency of the Company's cases.

     In October, 1999, one of the shareholders of the Company filed a motion to compel the Company to hold an annual shareholders' meeting. As of August 23, 1999, the Company had not yet held its annual shareholders' meeting which historically had been held between May and August. The annual shareholders' meeting had not been held by August 23, 1999 because of extensive, ongoing negotiations between the Company, the Bank Group and the holders of Existing Bonds concerning the restructuring of the Company's debt and operations. Rather than incur the significant expenses associated with holding the annual meeting, and then having to incur additional significant expenses to hold a special shareholders' meeting to approve a restructuring of the debt to the Bank Group and holders of Existing Bonds, the Company elected to postpone the annual meeting and combine it with a special meeting once an agreement with the Bank Group and holders of Existing Bonds was reached. Although the Company reasonably believed that it would reach an agreement with the Bank Group and the holders of Existing Bonds before August 23, 1999, unfortunately such an agreement was not reached and the Company filed for bankruptcy protection.

     The Bankruptcy Court denied the request to compel a shareholders' meeting provided that the Company permit representatives of the official equity committee to attend and participate, in a non-voting capacity, at a future board meeting to discuss the Plan of Reorganization. The Company complied with the Bankruptcy Court's directive. The Bankruptcy Court also issued an order for the Company to show cause as to why the exclusive period for the Company to file a plan of reorganization under Section 1121 of the Bankruptcy Code should not be terminated to allow other parties to file plans of reorganization in the case. The Bank Group moved for a termination of this exclusivity period as well. Exclusivity has been terminated as to the Bank Group, the official equity committee and the official unsecured creditors committee.

     On November 30, 1999, the Company filed a plan of reorganization (which, as amended, is referred to as the "Plan of Reorganization") with the Bankruptcy Court. At a hearing on February 4, 2000, the Bankruptcy Court approved the disclosure statement (which, as amended, is referred to as the "Disclosure Statement") with respect to the Plan of Reorganization. In that hearing, the Bankruptcy Court also scheduled a confirmation hearing to consider the Plan of Reorganization for March 15, 2000. We will file the approved Disclosure Statement with the Bankruptcy Court before it is mailed to holders of claims and equity interests for voting on our Plan of Reorganization. Before the mailing we will also file an amended Plan of Reorganization with the Bankruptcy Court to reflect the matters contained in the approved Disclosure Statement. The amended Plan of Reorganization will be filed jointly with the official unsecured creditors committee in our Chapter 11 case.

  Other Proceedings.

     Hicks Muse Lawsuit. The Company is the plaintiff in a lawsuit styled Coho Energy, Inc. v. Hicks, Muse, et al, which was filed in the District Court of Dallas County, Texas, 68th Judicial District (the "Hicks Muse Lawsuit"). The Hicks Muse Lawsuit has been removed to the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, where it currently is pending.

     The Hicks Muse Lawsuit alleges, among other things, that Hicks Muse reneged on a commitment to inject $250 million dollars of equity capital into the Company, which would have given Hicks Muse control of the Company through the purchase of 41,666,666 shares of newly issued common stock at $6 per share.

     The Hicks Muse Lawsuit further alleges that Hicks Muse waited until after the shareholders of the Company approved the commitment, then reneged on the commitment at the last minute to renegotiate the price down to $4 per share to increase the number of shares that Hicks Muse would have received for the $250 million. The Hicks Muse Lawsuit also alleges that, thereafter, Hicks Muse reneged on the new commitment to purchase stock. The Hicks Muse Lawsuit seeks damages against Hicks Muse in excess of $500 million. This description is only a general description of the Hicks Muse Lawsuit and should not be relied on as conclusively stating all the alleged facts, claims or circumstances surrounding the lawsuit. The Company is not able to evaluate the recovery they might receive in the lawsuit and its outcome is contingent on trial or settlement.

     "NORM" Lawsuits. Coho Resources, Inc., is a defendant in a number of individual law suits in Mississippi (the "NORM Lawsuits"), which allege environmental damage to property, and personal injury, in connection with drilling operations of the company and its predecessors in Lincoln County, Mississippi (the "Brookhaven Field"). The cause of the alleged damage is portrayed by plaintiffs as "naturally occurring radioactive materials" ("NORM") resulting from petroleum mining operations. The Company's predecessors on the Brookhaven Field were Florabama Associates, Ltd. ("Florabama"), and Chevron Corp. or Chevron USA. Inc. ("Chevron"). The Company is vigorously defending against these claims. Florabama and Chevron allege claims for indemnification for any liability they may have to the Brookhaven Field plaintiffs (the "Plaintiffs"), including claims for monetary and punitive damages, as well as clean-up costs associated with the properties. The Plaintiffs, Florabama and Chevron have filed proofs of claim in the Company's bankruptcy cases. The Company has objected to these claims and has requested that they be disallowed. The Company has also requested that these claims be estimated pursuant to
Section 502 of the Bankruptcy Code. A status conference regarding this objection is scheduled for February 16, 2000. The claims of Chevron are "unliquidated" (except for a contingent claim in the amount of $2,349,275, which is subject to a pending appeal) and cannot be quantified at this time. The Florabama claim is asserted at $3,671,953.33. The claim of the Plaintiffs is alleged to be in the combined amount of $250 million. While the allowance of a claim in those amounts would render the Plan of Reorganization infeasible, the Company believes that these claims will be resolved or estimated in connection with the bankruptcy cases at a level no greater than what can be paid out of the Company's cash flow under the terms of the Plan of Reorganization after the Effective Date.

     The Stratton Lawsuit. The "Stratton Lawsuit" in Oklahoma involves three wells operated by Chesapeake Operating Inc. ("Chesapeake"). Coho Oil & Gas, Inc. maintains a partial working interest ownership in one well of 2.766927%. Coho Oil & Gas, Inc. has no interest in a second well, AULD No. 1-34, but is alleged to be liable for actions taken by Chesapeake at that well. The Stratton Lawsuit arises out of alleged property damage and possible bodily injury from drilling operations taking place in and before February 1997. The Company believes that any liability attributed to them in the Stratton Lawsuit is covered by insurance and therefore, will not affect the feasibility of the Plan of Reorganization. Alternatively, the Company does not believe it is liable for the claims asserted in the Stratton Lawsuit.

     Currently, a number of other state court cases are pending against the Company. The Company believes that any liabilities attributed to them in these cases are covered by insurance and therefore, will not effect the feasibility of the Plan of Reorganization.

  Insurance Coverage Disputes with United National Insurance Company Involving Pending Litigation.

     The Company has notified United National Insurance Company ("United National") of those claims asserted against them in the NORM Lawsuit and the Stratton Lawsuit.

     United National has submitted detailed reservations of rights letters to the Company, outlining the grounds upon which coverage will not or may not be available for the claims included in these lawsuits. United National has also informed the Company about limitations to potential coverage, including applicable deductibles chargeable to the Company.

     If coverage is pursued by the Company, the disputed coverage issues raised by these lawsuits may require judicial resolution through declaratory judgment litigation.

     (a) THE NORM LAWSUITS (Brookhaven Field)

          United National has informed representatives of the Company that United National reserves its rights to decline coverage on grounds that the Company had not adequately disclosed the pending prior suits, including the NORM litigation, during the underwriting process before the issuance of the United National insurance policies.

          The Company has conducted certain operations at particular locations within the Brookhaven Field since mid-1995. The primary claims in the NORM Lawsuits arise out of radioactive waste material and alleged contamination of drinking water aquifers in and around the Brookhaven Field. Operations at the Brookhaven Field date back into the 1940's.

     (b) THE STRATTON LAWSUIT

          United National maintains that an Extended Insured Endorsement in its policies operate to limit potential coverage for claims in the Stratton Lawsuit (if any coverage exists) to the proportionate percentage of the Company's ownership interest applied to the total amount of the Stratton claims.

     (c) UNITED NATIONAL POLICIES

          United National has issued two primary liability policies and two umbrella liability policies in effect from June 5, 1998 through June 5, 1999, and June 5, 1999 through June 5, 2000, respectively subject to various deductible and limits.

          There are two basic coverage parts in the policies, commercial general liability and energy industries pollution liability, both of which are modified by various endorsements included in the policies. The energy industries pollution liability form is issued on a claims made basis.

     (d) GENERAL LIABILITY COVERAGE ISSUES

          United National has informed the Company of its position that potential coverage is not available for the claims in the NORM Lawsuit and Stratton Lawsuit under the general liability provisions of the policies. In particular, United National has informed the Company that the lawsuits do not seek damages because of "bodily injury" and "personal injury" defined in the policies, although the suits include claims for "property damage." United National has also advised that the lawsuits may be seeking recovery for damage occurring before the issuance of the United National policies. United National has also informed the Company that the policy exclusions would preclude potential coverage under the general liability provisions, including, but not limited to, pollution exclusions, health hazard exclusions, and exclusions applicable to liability arising from waste disposal sites owned, operated or used by an insured.

          Other general liability policy provisions, exclusions and coverage positions have been outlined and reserved by United National.

     (e) ENERGY INDUSTRIES POLLUTION LIABILITY COVERAGE ISSUES

          United National has also informed the Company of its position that the claims in the NORM Lawsuit and Stratton Lawsuit also may not be subject to potential coverage under the energy industries pollution liability provisions. United National has informed the Company that United National reserves its rights to decline potential coverage under the energy industries pollution liability provisions of the policies. Grounds to avoid coverage include the fact that certain lawsuits do not include allegations of a pollution incident, that any pollution incidents may not have commenced before the policy retroactive date, that property damage to waste facilities is excluded; and that bodily injury or property damage arising out of a pollution incident which results from a deliberate failure to comply with applicable statutes or regulations is excluded from potential coverage. Other energy industries pollution liability provisions, exclusions and coverage positions have been outlined and reserved by United National.

     (f) COVERAGE POSITIONS APPLICABLE TO BOTH GENERAL LIABILITY AND ENERGY INDUSTRIES POLLUTION LIABILITY PROVISIONS

          United National has also informed the Company of its position that the claims in the NORM Lawsuit and Stratton Lawsuit also may not be subject to potential coverage under both the general liability and the energy industries pollution liability provisions based on one or more of exclusions or other grounds applicable to both coverage forms, including damage expected or intended from the standpoint of the insured, or damage which the insured is obligated to pay by reason of the assumption of liability in a contract or agreement, liability arising out of the actual, alleged or threatened properties of any "radioactive material"; and any loss, cost or expense arising out of any request, demand or order to respond to or assess the effects or presence of radioactive material; and property damage or personal injury arising from known damages or an occurrence or offense known to any insured before the inception of the policies. Other policy provisions, exclusions and coverage positions applicable to both coverage forms have been outlined and reserved by United National.

          United National also has maintained (i) that its policies do not extend potential coverage to punitive damages sought in the lawsuits, (ii) that there is a per occurrence deductible applicable to pollution claims in the amount of $50,000 per occurrence, and (iii) that each lawsuit is subject to a minimum of one $50,000-per-occurrence pollution deductible for which the Company would be liable before policy proceeds attaching.

     The Company believes that there is no merit to United National's various positions described above and the Company reserves all rights with respect to these policies and United National's conduct in connection therewith.

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

  Unasserted Causes of Action.

     The Company has an unasserted claim against Texaco Exploration and Production, Inc. regarding imbalances in gas volume from wells in which the Company has an interest.

     The Official Equity Committee contends that causes of action may exist against one or more of the Company's management team as it existed on August 23, 1999. The Company contends there is no merit in such claims.

     The Company believes that they have been damaged as a result of the actions of certain members of the Official Equity Committee, including communications by those members on the internet. The Official Equity Committee contends there is no merit in those claims.

     The Company is involved in various other legal actions arising in the ordinary course of business. While it is not feasible to predict the ultimate outcome of these actions or those listed above, management believes that the resolution of these matters will not have a material adverse effect, either individually or in the aggregate, on the Company's financial position or results of operations.

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

                                   MANAGEMENT

DIRECTORS

     The names of the directors of the Company and certain information with respect to each of them are set forth below:

DIRECTOR                                                      AGE   SINCE*
--------                                                      ---   ------
Jeffrey Clarke..............................................  54     1982
Louis F. Crane(a)...........................................  57     1993
Alan Edgar(b)...............................................  53     1998
Kenneth H. Lambert(a).......................................  53     1980
Douglas R. Martin(b)........................................  53     1990
Jake Taylor(b)..............................................  52     1993

---------------

 * Represents the year each individual became a director of the Company or its predecessor Coho Resources, Inc. ("CRI")

(a)  Member of the Audit Committee

(b)  Member of the Compensation Committee

     Jeffrey Clarke has served as Chairman of the Company since October 1993 and as President and Chief Executive Officer of the Company since September 1993. Mr. Clarke served as Executive Vice President and Chief Operating Officer of CRI from May 1982 until May 1990, as President and Chief Operating Officer of CRI from May 1990 to October 1992 and as President and Chief Executive Officer of CRI since October 1992. He served as Senior Vice President, Chief Operating Officer and a director of Coho Resources Limited ("CRL") from 1984 to October 1992 and as President and Chief Executive Officer of CRL since October 1992 and has been engaged by CRL in various capacities since 1980.

     Louis F. Crane has served as President and Chief Executive Officer of Orleans Capital (investment portfolio management firm) since November 1991. Mr. Crane is Chairman of the Board of Offshore Logistics Inc. and a director of Columbia Universal Corp.

     Alan Edgar has been an independent financial consultant since January 1999 and prior thereto served as Managing Director, Co-head Energy Group with Donaldson, Lufkin & Jenrette Securities Corporation, an investment banking firm, from 1990 until his retirement in December, 1998.

     Kenneth H. Lambert served as Chairman of the Board of Directors of CRI from 1980 until September 1993, as Chief Executive Officer of CRI from 1980 to 1992 and as President of CRI from 1980 to 1990. Mr. Lambert served as President and Chief Executive Officer of CRL from 1980 to June 1992, and as Chairman of the Board of CRL from June 1992 until September 1993. Mr. Lambert has served as President and Chief Executive Officer of Nugold Technology Ltd. (a private company dealing in the recovery of precious metals) since April 1993. Mr. Lambert is chairman of the board, president, chief executive officer and director of Edmonton International Industries Ltd. (a Canadian public investment holding company), the Chairman of the Board of Destination Resorts, Inc. (a Canadian public resort development corporation) and Chairman of the Board of Oz New Media (a Canadian public educational network, multimedia and digital content company).

     Douglas R. Martin has served as Chairman of Pursuit Resources Corp. (a Canadian public oil and gas company) since September 1993. Mr. Martin served as Senior Vice President and Chief Financial Officer of CRI from May 1990 to August 1993. He served as CRL's Senior Vice President and Chief Financial Officer from April 1990 to August 1993.

     Jake Taylor has been an independent financial consultant since 1989.

     Under the terms of the Registration Rights and Shareholder Agreement dated May 12, 1998 (the "Agreement") among Energy Investment Partnership No. 1, L.P. ("EIP") and the Company, the

Company has agreed to nominate the two persons designated by EIP for election to the board of directors of the Company at each annual meeting of the Company's shareholders. No nominees of EIP are members of the current board, and EIP has not made any new nominations. If the shares of existing common stock owned by EIP are both less than one million shares and less than 4% of the outstanding shares of existing common stock, the Company's obligation under the Agreement to nominate any designees of EIP to the board ceases. The Agreement further provides that, if the Company's proxy statement for any annual meeting includes a recommendation regarding the election of any other nominees to the Company's board of directors, the Company must include a recommendation that the shareholders also vote in favor of the nominees of EIP. As long as any nominee of EIP serves as a director of the Company, the Company is required to appoint one of the nominees to be a member of the Compensation Committee of the board and, in the event the board of directors establishes an Executive Committee, the Executive Committee of the board.

     Jeffrey Clarke, Chairman, President and Chief Executive Officer of the Company, and Keri Clarke, Vice President, Land and Environmental/Regulatory Affairs of the Company, are brothers. There is no other family relationship between any director, executive officer or person nominated or chosen by the registrant to become a director or executive officer.

EXECUTIVE OFFICERS

     The names of the executive officers of Coho and certain information about them are set forth below:

NAME                                   AGE                          POSITION
----                                   ---                          --------
Jeffrey Clarke.......................  54    Chairman, President, Chief Executive Officer and
                                               Director
R. M. Pearce.........................  48    Executive Vice President and Chief Operating Officer
Anne Marie O'Gorman..................  41    Senior Vice President, Corporate Development and
                                             Corporate Secretary
Keri Clarke..........................  43    Vice President, Land and Environmental/Regulatory
                                             Affairs
R. Lynn Guillory.....................  53    Vice President, Human Resources and Administration
Gary Hoge............................  56    Vice President, Exploration
Larry L. Keller......................  41    Vice President, Mid-Continent Division
Susan J. McAden......................  42    Vice President & Controller
Patrick S. Wright....................  43    Vice President, Gulf Coast Division
Joseph F. Ragusa.....................  45    Treasurer

     For information concerning Jeffrey Clarke, see the table under "Directors" above.

     R. M. Pearce has served as Executive Vice President and Chief Operating Officer of the Company since August 1995 and has been an officer of the Company since November 1993. From July 1991 to October 1993, Mr. Pearce served as President of GRL Production Services Company.

     Anne Marie O'Gorman was appointed Senior Vice President, Corporate Development, in March 1996 and was Vice President, Corporate Development, of the Company (and CRI, before September 1993) from August 1993. Ms. O'Gorman had been employed by CRI or CRL in various capacities since 1985. Ms. O'Gorman has served as Secretary of the Company since September 1993.

     Keri Clarke has served as Vice President, Land and Environmental/Regulatory Affairs, of the Company (and CRI, before September 1993) since 1989. He has also been employed by CRL in various positions since 1981.

     R. Lynn Guillory joined the Company as Vice President, Human Resources and Administration, when the Company acquired ING on December 8, 1994. Mr. Guillory held that same position with ING since its inception in March 1992.

     Gary Hoge joined the Company as Vice President, Exploration in April 1998. From 1994 until he joined the Company , Mr. Hoge served as Vice President, Exploration for Greenhill Petroleum. From 1992 until 1994 Mr. Hoge served in several senior positions with Coffman Exploration and Cielo Energy.

     Larry L. Keller has served as Vice President, Mid-Continent Division since August 1998 and Vice President, Exploitation, of the Company (and CRI, before September 1993) from August 1993 and had been employed in various engineering positions with CRI since July 1990.

     Susan J. McAden was appointed Vice President and Controller in January 1998 and joined the Company as Controller in February 1995. From September 1993 to February 1995, Ms. McAden was Vice President and Controller of Lincoln Property Company (a property development and management company). From November 1990 to September 1993, Ms. McAden was Chief Accounting Officer and Treasurer of Concap Equities, Inc. (the acting general partner for sixteen public real estate partnerships).

     Patrick S. Wright has served as Vice President, Gulf Coast Division since August 1998 and joined the Company as Vice President, Operations, in January 1996. From January 1991 until he joined the Company, Mr. Wright served in several managerial positions with Snyder Oil Corporation (an international oil and gas exploration and production company).

     Joseph F. Ragusa was appointed Treasurer in January 1998 and joined the Company as Assistant Treasurer when the Company acquired ING on December 8, 1994. Mr. Ragusa held that same position with ING since January 1993.

     In late 1999, the Company proposed a work force reduction. In connection with the proposed work force reduction, Eddie M. LeBlanc, III, is no longer employed by the Company. Mr. LeBlanc was Senior Vice President and Chief Financial Officer of the Company.

     We expect the foregoing directors and officers (other than Mr. LeBlanc) to be our directors and officers after the confirmation of our Plan of Reorganization, subject to the provisions of this paragraph. For the first year after the confirmation, our board of directors will consist of seven members. Four members of the board of directors will be selected by the principal holders of the Existing Bonds. One member of the board of directors will be selected by the post-confirmation board of directors from the Company's post-confirmation management. Two members of the board of directors will be selected by the entities whose funding is used after the confirmation of our Plan of Reorganization, based upon their relative contributions of capital. We are not currently aware of the identities of the board members for the one-year period after confirmation that will be nominated in accordance with the Plan of Reorganization.

                             EXECUTIVE COMPENSATION

     The following tables set forth information with respect to the five most highly compensated executive officers of the Company, including the Chief Executive Officer, in 1997, 1998 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                          -------------
                                                ANNUAL COMPENSATION        SECURITIES
                                             --------------------------    UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR    SALARY     BONUS     OPTIONS(#)(7)   COMPENSATION
---------------------------                  ----   --------   --------   -------------   ------------
Jeffrey Clarke.............................  1999   $300,000   $      0           --        $ 53,194
  President and Chief                        1998    300,000          0           --         378,060
  Executive Officer(1)(6)                    1997    265,000    250,000      300,000          52,539
R.M. Pearce................................  1999   $225,000   $      0           --        $ 17,508
  Executive Vice President and               1998    225,000          0           --          17,171
  Chief Operating Officer(2)                 1997    195,000    140,000      160,000          13,954
Eddie M. LeBlanc, III......................  1999   $175,000   $      0           --        $ 13,042
  Senior Vice President and Corporate        1998    175,000          0           --          12,835
  Development and Corporate Secretary(4)(6)  1997    161,650     85,000      150,000          11,170
Anne Marie O'Gorman........................  1999   $175,000   $      0           --        $ 11,511
  Senior Vice President Corporate            1998    175,000          0           --          83,106
  Development and Corporate Secretary(4)(6)  1997    161,650     85,000      100,000          10,516
Larry L. Keller............................  1999   $163,000   $      0           --        $ 10,481
  Vice President Exploitation(5)(6)          1998    163,000          0           --          83,685
                                             1997    143,100     65,000       45,000          10,050

---------------

(1) Mr. Clarke's All Other Compensation includes the Company's contributions to a 401(k) savings plan of $8,000 in each year of 1999, 1998 and 1997; premiums paid on a disability and life insurance policy of $33,118, $32,656 and $32,463 in 1999, 1998 and 1997, respectively; and $12,076 in each year of 1999, 1998 and 1997 of imputed interest on a loan from the Company.

(2) Mr. Pearce's All Other Compensation includes the Company's contribution to a 401(k) savings plan of $8,000 in each year of 1999, 1998 and 1997; and premiums paid on a disability policy of $9,508, $9,171 and $5,954 in 1999, 1998 and 1997, respectively.

(3) Mr. LeBlanc's All Other Compensation includes the Company's contributions to a 401(k) savings plan of $8,000 in each year of 1999, 1998 and 1997; and premiums paid on a disability policy of $5,042, $4,835 and $3,171 in 1999, 1998 and 1997, respectively. In late 1999, at the request of the Bank Group, the Company proposed a work force reduction. In connection with the proposed work force reduction, Mr. LeBlanc's employment relationship with the Company was severed effective December 31, 1999.

(4) Ms. O'Gorman's All Other Compensation includes the Company's contributions to a 401(k) savings plan of $8,000 in each year of 1999, 1998 and 1997; and premiums paid on a disability policy of $3,511, $3,429 and $2,050 in 1999, 1998 and 1997, respectively.

(5) Mr. Keller's All Other Compensation includes the Company's contribution to a 401(k) savings plan of $8,000 in each year of 1999, 1998 and 1997; and premiums paid on a disability policy of $2,481, $2,345 and $2,050 in 1999, 1998 and 1997, respectively.

(6) Included in Other Compensation for Messrs. Clarke and Keller and Ms. O'Gorman for 1998 are $324,992, $73,331 and $71,678, respectively. The amounts represent the payment by the Company on January 22, 1998 of the difference of the guaranteed price of $10.50 and the strike price of stock options exercised in October 1997 (see "Certain Relationships and Related Transactions").

(7) Upon confirmation of the Plan of Reorganization, all options will be canceled.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                    NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                           SHARES                  UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                          ACQUIRED              OPTIONS AT FISCAL YEAR-END(1)       AT FISCAL YEAR-END(2)
                             ON       VALUE     -----------------------------   -----------------------------
NAME                      EXERCISE   REALIZED   EXERCISABLE   NON-EXERCISABLE   EXERCISABLE   NON-EXERCISABLE
----                      --------   --------   -----------   ---------------   -----------   ---------------
Jeffrey Clarke..........     --       $  --       482,023                   0            $0                $0
R.M. Pearce.............     --       $  --       380,000                   0            $0                $0
Eddie M. LeBlanc,
  III*..................     --       $  --       250,000                   0            $0                $0
Anne Marie O'Gorman.....     --       $  --       203,432                   0            $0                $0
Larry L. Keller.........     --       $  --        78,333              15,000            $0                $0

---------------

 * In late 1999, the Company proposed a work force reduction. In connection with the proposed work force reduction, Mr. LeBlanc's employment relationship with the Company was severed effective December 31, 1999.

(1) Upon confirmation of the Plan of Reorganization, all options will be canceled.

(2) Computed based upon the difference between the market price on December 31,
    1999 of $     per share and the exercise price per share.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements (each an "Employment Agreement") with each of Messrs. Clarke and Pearce and Ms. O'Gorman, which provide for minimum annual compensation in the amount of $300,000, $225,000, and $175,000, respectively, in each case to be reviewed annually by the board of directors for possible increases. Each Employment Agreement is for a term of three years, renewable annually for a term to extend two years from such renewal date unless either party gives notice. Each Employment Agreement entitles the officer to participate in the bonus, incentive compensation and other programs that are created by the board. If any of Messrs. Clarke or Pearce or Ms. O'Gorman terminates his or her employment for "Good Reason" (as defined below) or is terminated by the Company for other than "Cause" (as defined below), the Company would: (i) pay such individual a cash lump sum payment equal to two times the executive's then current annual rate of total compensation; and (ii) continue, until the first anniversary of the employment termination, health and medical benefits under the Company's plans (or the equivalent thereof). If any of Messrs. Clarke or Pearce or Ms. O'Gorman terminates his or her employment for Good Reason or is terminated by the Company for other than Cause within three years of a "Change of Control" (as defined below), the Company will pay the executive an additional lump sum equal to .99 times his or her then current annual rate of total compensation and continue health benefits until the third anniversary of the employment termination. If any of Messrs. Clarke or Pearce or Ms. O'Gorman becomes disabled or dies during the term of the respective Employment Agreement, the Company will pay the executive or his or her estate compensation under the agreement for a six month period following such death or disability. Under the Deficit Reduction Act of 1984, severance payments contingent upon a "Change of Control" that exceeded a certain amount subject both the Company and the officer to adverse U.S. federal income tax consequences. Each of the Employment Agreements was amended on March 17, 1997 to provide that the Company will pay the officer a "gross-up" payment to insure that the officer receives the total benefit intended by the Employment Agreement.

     The term "Good Reason" is defined in each Employment Agreement generally to mean: (i) the failure by the Company to elect or re-elect such executive to his or her existing office with the Company without Cause; (ii) a material change by the Company of the executive's function, duties or responsibilities that would cause his or her position with the Company to become of less dignity, responsibility, importance or scope; (iii) the Company requires the executive to relocate his or her primary office to a location that is greater than 50 miles from the current location of the Company; or (iv) any other material breach of the agreement by the Company. The term "Cause" is defined in each

Employment Agreement generally to mean: (i) any material failure of the executive after written notice to perform his or her duties; (ii) commission of fraud by the executive against the Company, its affiliates or customers; (iii) a material breach by the executive of the confidentiality or non-competition provisions in the Employment Agreement; or (iv) conviction of the executive of a felony offense or a crime involving moral turpitude. Under each Employment Agreement, a "Change of Control" of the Company is deemed to have occurred if:
(i) any person or group of persons acting in concert becomes the beneficial owner of 20 percent or more of the outstanding shares of existing common stock or the combined voting power of the Company's voting securities, with certain exceptions; (ii) individuals who as of the date of such agreement constitute the board of directors of the Company (or their designated successors) cease for any reason to constitute at least a majority thereof; or (iii) there occurs a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Company's assets unless, after the transaction, all or substantially all of those persons who were the beneficial owners of existing common stock before the transaction beneficially own more than 60 percent of the then outstanding common stock of the resulting corporation, no person who did not own existing common stock before the transaction beneficially owns 40 percent or more of the then outstanding common stock of the resulting corporation, and at least a majority of the board of directors of the corporation resulting from such transaction were members of the board of directors of the Company at the time of the execution of the initial agreement or of the action by the board of directors providing for the corporate transaction.

     The Company currently has an Executive Severance Agreement (the "Severance Agreement") with Larry L. Keller. The purpose of the Severance Agreement is to encourage the executive officer to continue to carry out his duties with the Company in the event of a "change of control" of the Company. Under the Severance Agreement, a "change of control" of the Company is generally deemed to have occurred if: (i) any person or group of persons acting in concert becomes the beneficial owner of 20 percent or more of the outstanding shares of existing common stock or the combined voting power of the Company's voting securities, with certain exceptions; (ii) individuals who as of the date of such agreement constitute the board of directors of the Company (or their designated successors) cease for any reason to constitute at least a majority thereof;
(iii) there occurs a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Company's assets unless, after the transaction, all or substantially all of those persons who were the beneficial owners of existing common stock before the transaction beneficially own more than 60 percent of the then outstanding common stock of the resulting corporation, except to the extent such ownership existed before the corporate transaction, no person (with certain exceptions) beneficially owns 20 percent or more of the then outstanding common stock of the resulting corporation, and at least a majority of the board of directors of the corporation resulting from such transaction were members of the board of directors of the Company at the time of the execution of the initial agreement or of the action by the board of directors providing for the corporate transaction; or (iv) the shareholders of the Company approve a complete liquidation or dissolution of the Company.

     The Severance Agreement provides for severance payments if the executive officer's employment is terminated within two years after a change of control of the Company, unless the executive's employment is terminated by the Company or its successor for "cause" or because of the executive's death, "disability" or "retirement" or by the executive's voluntary termination for other than "good reason," in each case as such terms are defined in the Severance Agreement. The benefits include (a) a lump sum payment equal to 1.5 times the highest salary plus bonus paid to the executive in any of the five years preceding the year of termination of employment; (b) salary to the date of termination; and (c) immediate vesting of all stock options or restricted stock awards that may have been granted to the executive under the Company's employee benefit plans. The options or restricted stock awards vest only to the extent the total payments to the executive under the Severance Agreement or otherwise would not be subject to excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

     The above-described employment agreements and severance agreements will be modified according to the terms of the Plan of Reorganization if the Plan of Reorganization is confirmed.

     Our board of directors has proposed that the Plan of Reorganization provide for a retention plan ("Retention Plan") under which key employees are provided with additional incentives to continue their employment with the Company as we pursue reorganization. If the Plan of Reorganization is confirmed, the total amount of cash awards that will be granted under the Retention Plan is $1,472,507; 33% of which is paid shortly after the confirmation of the Plan of Reorganization and 67% of which is paid on the first business day following the 270th day after the effectiveness of the confirmation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     At December 31, 1999 the members of the Compensation Committee were Douglas
R. Martin, Alan Edgar and Jake Taylor. No member of the Compensation Committee was an officer of the Company at any time during 1999.

     During 1999 no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the board of directors; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the board of directors; or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

COMPENSATION OF DIRECTORS

  Director Fees

     Directors who are not employees of the Company receive a semi-annual retainer of $7,000 plus a fee of $500 for each board meeting or board committee meeting attended or, if attendance is by telephone, a fee of $250 for each such meeting in which he participated. All directors are reimbursed for expenses incurred in attending board or committee meetings. Employees of the Company who are also directors do not receive a retainer or fees for board or committee meetings attended.

  Non-Employee Director Stock Option Plan

     Under the 1993 Non-Employee Director Stock Option Plan (the "Director Plan"), for so long as there is an adequate number of shares available for grant thereunder, each person who becomes a non-employee director of the Company is entitled to receive an option to purchase 5,000 shares of existing common stock at a price per share equal to the closing sale price of such stock on the date of his appointment or election. In addition, and for so long as there is then an adequate number of shares available for grant under the Director Plan, each non-employee director is entitled to receive, on the date of each annual meeting of the Company's shareholders at which he is re-elected as director, an option to purchase an additional 1,000 shares of existing common stock at the closing sale price on the date of grant; provided that, until a non-employee director shall have received options under the Director Plan for an aggregate of 15,000 shares of existing common stock, he shall receive an option to purchase 5,000 shares on the date of each annual meeting of the Company's shareholders at which he shall be re-elected as director.

     Options granted under the Director Plan are exercisable one year after the date of grant and must be exercised within five years from the date the option becomes exercisable. The options terminate on the earlier of the date of the expiration of the option or one day less than one month after the date the optionee ceases to serve as a director of the Company for any reason other than death, disability or retirement of the director. If an optionee retires from the board or dies while serving as a director of the Company, the option terminates on the earlier of the date of expiration of the option or one year following the date of retirement or death.

     During the year ended December 31, 1999, no director was granted options under the Director Plan. Upon confirmation of the Plan of Reorganization, the Company anticipates that the Director Plan will be terminated.

        SECURITY OWNERSHIP OF PRINCIPAL BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as to persons or entities who, to the knowledge of the Company based on information received from or on behalf of such persons, were the beneficial owners of more than 5% of the outstanding shares of existing common stock as of February 4, 2000. Unless otherwise specified, such persons have sole voting power and sole dispositive power with respect to all shares attributable to it. The percentage ownership of these principal shareholders after the completion of this offering cannot be estimated because the Company does not know how many shares will be purchased by its shareholders under this offering.

NAME AND ADDRESS OF                                        AMOUNT AND NATURE OF
BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP   PERCENT OF CLASS(1)
-------------------                                        --------------------   -------------------
President and Fellows of Harvard College.................       3,220,000(2)            12.57%
c/o Harvard Management Company, Inc.
600 Atlantic Avenue
Boston, Massachusetts 02210
Energy Investment Partnership No. 1......................       2,182,084(3)             8.52%
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Wellington Management Company, LLP.......................       1,529,519(4)             5.97%
75 State Street
Boston, Massachusetts 02109

---------------

(1) Based on 25,603,512 shares issued and outstanding as of February 4, 2000.

(2) Based solely on information contained in a Schedule 13G dated December 23, 1999 filed with the Commission. President and Fellows of Harvard College is an employee benefit plan or endowment fund in accordance with Rule 13d-1(6)(l)(ii)(F) and has sole voting and dispositive power with respect to 3,220,000 shares of Common Stock that are owned by it.

(3) Based solely on information contained in a Schedule 13G dated May 20, 1998 filed with the Commission. Energy Investment Partnership No. 1 is a general partnership and has shared voting and dispositive power with respect to 2,182,084 shares of Common Stock that are owned by the partnership.

(4) Based solely on information contained in a Schedule 13G dated January 1, 1999 filed with the Commission. Wellington Management Company acts as a financial advisor and has shared voting power with respect to 769,129 shares, and shared dispositive power with respect to 1,529,519 shares of Common Stock that are owned by its clients.

     The following table sets forth certain information with respect to existing common stock beneficially owned as of December 31, 1999 by (i) each director of the Company, by each executive officer named in the Summary Compensation Table and by all directors and officers as a group. Unless otherwise specified, such persons have sole voting power and sole dispositive power with respect to all shares attributable to him or her.

                                                               AMOUNT AND NATURE OF     PERCENT
                                                              BENEFICIAL OWNERSHIP(1)   OF CLASS
                                                              -----------------------   --------
Jeffrey Clarke..............................................           551,811             2.2%
Louis F. Crane..............................................            27,000                *
Alan E. Edgar...............................................           480,000             1.9%
Larry L. Keller.............................................            93,505                *
Eddie M. LeBlanc, III**.....................................           251,000                *
Kenneth H. Lambert..........................................           398,191(2)          1.6%
Douglas R. Martin...........................................             6,000                *
Anne Marie O'Gorman.........................................           219,766                *
R. M. Pearce................................................           385,000             1.5%
Jake Taylor.................................................            67,400                *
All directors and executive officers as a group (16
  persons)..................................................         2,738,315            10.7%

---------------

 *  Less than 1%

 ** In late 1999, the Company proposed a work force reduction. In connection with the proposed work force reduction, Mr. LeBlanc's employment relationship with the Company was severed effective December 31, 1999.

(1) Includes 482,023; 13,000; 78,333; 250,000; 5,000; 380,000; 13,000; 203,432
    and 1,699,453 shares that may be acquired within 60 days upon the exercise of stock options held by Messrs. Clarke, Crane, Keller, LeBlanc, Martin, Pearce and Taylor, Ms. O'Gorman and all directors and executive officers as a group, respectively. If the Plan of Reorganization is confirmed, all options will be canceled.

(2) Mr. Lambert is the beneficial owner of the shares held by Lambert Management Ltd., Lambert Holdings, Ltd., Edmonton International Industries Ltd., 372268 Alberta Ltd., 249172 Alberta Ltd. and 297139 Alberta Ltd. The number of shares shown as beneficially owned by Mr. Lambert include the shares owned by such entities and also include 17,523 shares that may be acquired by Mr. Lambert within 60 days upon the exercise of stock options. Included in Mr. Lambert's total shares are 31,984 which are held by family members; Mr. Lambert claims no beneficial interest in these shares.

     In addition to the foregoing options, Mr. Keller, and all executive officers and directors as a group held options to acquire 15,000 and 58,498 shares of existing common stock, respectively, which options were not exercisable within 60 days. If the Plan of Reorganization is confirmed, all options will be canceled.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Under the terms of a Financial Advisory Agreement entered into between the Company and Hicks, Muse & Co. Partners, L.P. ("HMCo"), on August 21, 1998, the Company paid HMCo $1,250,000 as compensation for HMCo's services as a financial advisor to the Company and its subsidiaries in connection with an agreement to issue common stock of the Company to HM4 Coho L.P. ("HM4"). John R. Muse and Lawrence D. Stuart, Jr., are each limited partners in HMCo and limited partners of a limited partner in HM4, and at the time of the payment to HMCo, were directors of the Company under an agreement with EIP. See "Management." On March 18, 1999, Messrs. Muse and Stuart resigned from the board of directors of the Company.

     Mr. Frederick Campbell, a director of the Company until the annual meeting date of May 12, 1998, through a corporation he controls, owns an approximate 2.5% working interest in certain of the properties in the Laurel field in which the Company has an interest and owns an approximate 5% working interest in substantially all of the properties in the Glazier field in which CRI has an interest.

     In May 1990 the Company made a non-interest bearing loan in the amount of $205,000 to Mr. Jeffrey Clarke, Chairman, President and Chief Executive Officer of the Company, to assist him in the purchase of a house in Dallas, Texas. The loan is unsecured and repayable when Mr. Clarke ceases to be employed by the Company or its subsidiaries.

     In October 1997 the Company made non-interest bearing sole recourse loans to Jeffrey Clarke, Chairman, President and Chief Executive Officer; Anne Marie O'Gorman, Senior Vice President Corporate Development; Larry Keller, Vice President Exploitation; and Kenneth Lambert, a Director, in the amounts of $383,064; $84,006; $66,665 and $88,375, respectively, to assist them in the exercise of expiring options. At the time of the expiration of such options all of the officers and directors of the Company were subject to a ninety day lock up agreement with the underwriters of the Company's 1997 equity offering. Under the terms of this agreement the officers and directors were not able to sell any shares of the Company and would not have had the funds necessary to purchase the stock without the loan. In addition to the loan, the Company also provided a guaranteed price of $10.50 (the price of the Common Stock in the 1997 equity offering) to be received by Messrs. Clarke, Keller and Lambert and Ms. O'Gorman.

     In 1999, the Company entered into a contract with Alan Edgar, a director of the Company, that provides for Mr. Edgar to receive a percentage of the net proceeds received by the Company from the Hicks Muse Lawsuit up to a maximum of $5.75 million, in consideration of Mr. Edgar's extensive and ongoing involvement in working with the special litigation counsel for the Company in prosecuting the Hicks Muse Lawsuit.

                      DESCRIPTION OF EXISTING INDEBTEDNESS

EXISTING BANK GROUP LOAN

     The Company has a revolving credit facility (the "Existing Bank Group Loan") with Banque Paribas, Houston Agency; Bank One Texas, N.A.; MeesPierson Capital Corp.; Bank of Scotland; Credit Lyonnais; Christiana Bank; Den Norske Bank; and Toronto Dominion Bank (collectively, the "Bank Group"). The total credit commitment and borrowing base under the Existing Bank Group Loan at December 31, 1998 was $300 million and $242 million, respectively. The Existing Bank Group Loan is secured by the crude oil and natural gas properties of the Company and guaranteed by all of the Company's material subsidiaries, excluding the Existing Bank Group Loan co-borrowers, and such guarantees are secured by all of the crude oil and natural gas properties of the subsidiaries and the stock of all guaranteeing subsidiaries. The Existing Bank Group Loan is subject to borrowing base availability as determined from time to time by the Bank Group at their sole discretion, and in accordance with customary practices and standards in effect from time to time for crude oil and natural gas loans to borrowers similar to the Company. The borrowing base may be affected from time to time by the performance of the Company's crude oil and natural gas properties and changes in crude oil and natural gas prices. The Company incurs a commitment fee of 3/8% per annum on the unused portion of the borrowing base.

     Loans under the Existing Bank Group Loan Agreement up to $220 million bear interest, at the option of the Company, at the bank prime rate or a Eurodollar rate plus a maximum of 1.5%, with amounts outstanding in excess of $220 million bearing interest, at the option of the Company at (i) the prime rate plus 1.0% or (ii) LIBOR plus 2.50%. Loans under the Existing Bank Group Loan Agreement are secured by a lien on substantially all of the Company's crude oil and natural gas properties and the capital stock of the Company's wholly owned subsidiaries. If the outstanding amount of the loan exceeds the borrowing base at any time, the Company is required to either (a) provide collateral with value equal to such excess, (b) prepay, without premium or penalty, such excess plus accrued interest or (c) prepay the principal amount of the notes equal to such excess in five (5) equal monthly installments provided the entire excess shall be paid before the immediately succeeding redetermination date. The fee on the portion of the unused credit facility is .375% per annum. The commitment fee applicable to increases from time to time in the borrowing base is .375% of the incremental borrowing base amount. The Existing Bank Group Loan terminates January 2, 2003; all amounts due under the Existing Bank Group Loan have been accelerated.

     On February 22, 1999, the Company was informed by the Bank Group that its borrowing base was reduced from $242 million to $150 million effective January 31, 1999 creating an over advance of $89.6 million under the new borrowing base. The Company was unable to cure the over advance as required by the Existing Bank Group Loan Agreement by March 2, 1999 by either (a) providing collateral with value and quantity in amounts equal to such excess, (b) prepaying, without premium or penalty, such excess plus accrued interest or (c) paying the first of five equal monthly installments to repay the over advance. On March 8, 1999, the Company received written notice from the Bank Group that it was in default under the terms of the Existing Bank Group Loan Agreement and the Bank Group reserved all rights, remedies and privileges as a result of the payment default. Additionally, the Company was unable to pay the second, third, fourth and fifth installments, which were due at the beginning of April, May, June and July 1999, respectively, and has been unable to make interest payments when due, although the Company has made aggregate interest payments of $3.4 million during the period between March and July 1999. As a result of the payment defaults, advances under the Existing Bank Group Loan Agreement bear interest at the prime rate, and the loan agreement provides that past due installments to repay the over advance and the past due interest payments bear interest at the default interest rate of prime plus 4%. On August 19, 1999, the Bank Group accelerated the full amount outstanding under the Existing Bank Group Loan Agreement. The Bank Group contends that the default rate of interest is owed on all amounts, not only on the overadvance, since the date of acceleration. Under a cash collateral order approved by the Bankruptcy Court in November 1999, the Company made an interest payment of $878,000 to the Bank Group in December 1999 and is required to make monthly interest payments of approximately $1.8 million. The current Cash Collateral Order of the Bankruptcy Court expired on January 30, 2000.

The Bank Group and the Company have agreed to an extension of the Cash Collateral Order through March 31, 2000. The Company will owe additional interest payments on February 1, 2000 and March 1, 2000. The outstanding advances of $239.6 million as of September 30, 1999 have been included in Liabilities Subject to Compromise as of September 30, 1999. The total arrearage related to the installment payments due on the over advance and past due interest was approximately $101.8 million as of September 30, 1999, including approximately $12.2 million of past due interest and $89.6 million related to installments due on the over advance.

     The Existing Bank Group Loan Agreement contains certain financial and other covenants including, among other covenants, (i) the maintenance of minimum amounts of shareholders' equity, (ii) maintenance of minimum ratios of cash flow to interest expense as well as current assets to current liabilities, (iii) limitations on the Company's ability to incur additional debt, and (iv) restrictions on the payment of dividends. At September 30, 1999, the Company was not in compliance with the minimum shareholders' equity, cash flow to interest expense and current assets to current liabilities covenants.

EXISTING BONDS

     The $150 million of Existing Bonds are unsecured senior subordinated obligations of the Company and rank pari passu in right of payment to all existing and future senior subordinated indebtedness of the Company. The Existing Bonds mature on October 15, 2007 and bear interest from October 3, 1997 at the rate of 8 7/8% per annum payable semi-annually, commencing on April 15, 1998. Certain subsidiaries of the Company issued guarantees of the Existing Bonds on a senior subordinated basis. The indenture issued in conjunction with the Existing Bonds (the "Existing Bond Indenture") contains certain covenants, including covenants that limit (i) indebtedness, (ii) restricted payments, (iii) distributions from restricted subsidiaries, (iv) transactions with affiliates,
(v) sales of assets and subsidiary stock (including sale and leaseback transactions), (vi) dividends and other payment restrictions affecting restricted subsidiaries and (vii) mergers or consolidations.

     The Company did not pay the April 15, 1999 interest payment of $6.7 million due on its Existing Bonds and currently is in default under the terms of the Existing Bond Indenture. Under the Existing Bond Indenture, the trustee under the Existing Bond Indenture by written notice to the Company, or the holders of at least 25% in principal amount of the outstanding Existing Bonds by written notice to the trustee and the Company, may declare the principal and accrued interest on all the Existing Bonds due and payable immediately. However, the Company may not pay the principal of, premium (if any) or interest on the Existing Bonds so long as any required payments due on the Existing Bank Group Loan remain outstanding and have not been cured or waived. On May 19, 1999, the Company received a written notice of acceleration from two holders of the Existing Bonds, which own in excess of 25% in principal amount of the outstanding Existing Bonds. Both the accelerated principal and the past due interest payment bore interest at the default rate of 9.875% (1% in excess of the stated rate for the Existing Bonds) from the date of acceleration to August 23, 1999. As a result of the Chapter 11 filing the Company has ceased accruing interest on unsecured debt, including the Existing Bonds. An additional $1.6 million of Existing Bond interest expense that would have been due on October 15, 1999 would have been recognized in the third quarter of 1999 if the Company had not made its Chapter 11 filing. See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Liquidity and Capital Resources."

                        DESCRIPTION OF OUR CAPITAL STOCK

OUR AUTHORIZED CAPITAL STOCK

     The authorized capital stock of the Company consists of 100,000,000 shares of existing common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. At February 4, 2000, 25,603,512 shares of existing common stock were outstanding and no shares of Preferred Stock were outstanding. Any shares of existing common stock reserved for issuance upon the exercise of options granted under the Company's Stock Option Plans are of no effect since such plans will be canceled and no shares will be reserved on the Effective Date.

DESCRIPTION OF OUR COMMON STOCK

     Holders of shares of existing common stock (a) are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of shareholders; (b) have the right to cumulate their votes in the election of directors; (c) have no redemption or conversion rights and no preemptive or other rights to subscribe for securities of the Company. In the event of a liquidation, dissolution or winding up of the Company; (d) upon the Company's liquidation, dissolution or winding up, are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all debts and liabilities of the Company and the preferential rights of any series of preferred stock then outstanding; and (e) have an equal and ratable right to receive dividends, when, as and if declared by the board of directors out of funds legally available therefor and only after payment of, or provision for, full dividends on all outstanding shares of any series of preferred stock and after the Company has made provision for any required sinking or purchase funds for series of preferred stock. The shares of existing common stock outstanding are fully paid and non-assessable.

DESCRIPTION OF OUR PREFERRED STOCK

     The preferred stock may be issued, from time to time, in one or more series, and the board of directors of the Company, without further approval of the shareholders, is authorized to fix the dividend rights and terms, redemption rights and terms, liquidation preferences, conversion rights, voting rights and sinking fund provisions applicable to each series of preferred stock. If the Company issues a series of preferred stock in the future that has voting rights or preferences over the existing common stock with respect to the payment of dividends and upon the Company's liquidation, dissolution or winding up, the rights of the holders of the new common stock offered may be adversely affected. The issuance of shares of preferred stock could be used, under certain circumstances, in an attempt to prevent an acquisition of the Company. The Company has no present intention to issue any shares of preferred stock.

LIMITATION OF DIRECTOR LIABILITY

     The articles of incorporation of the Company contain a provision that limits the liability of the Company's directors as permitted under Texas law. The provision eliminates the liability of a director to the Company or its shareholders for monetary damages for negligent or grossly negligent acts or omissions in the director's capacity as a director. The provision does not affect the liability of a director (i) for breach of his duty of loyalty to the Company or to shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for acts or omissions for which the liability of a director is expressly provided by an applicable statute, or (iv) in respect of any transaction from which a director received an improper personal benefit. Under the articles of incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

     Upon confirmation of the Plan of Reorganization, the articles of incorporation will be amended and restated, and the amended and restated articles of incorporation will include the same provisions.

DIVIDENDS

     The Existing Bond Indenture limits the Company's ability to pay dividends, based on the Company's ability to incur additional indebtedness and primarily limited to 50% of consolidated net income earned, excluding any write down of property, plant and equipment after the date the Existing Bonds were issued plus the net proceeds from any future sales of capital stock of the Company. If the Plan of Reorganization is confirmed, the Company will enter into new agreements, in which similar restrictions on the Company's payment of dividends will be imposed.

RIGHTS PLAN

     In September 1994, the Company adopted a rights plan which, as amended, provided for the distribution by the Company of one common share purchase right (a "Plan Right") for each outstanding share of existing common stock to holders of record of the existing common stock at the close of business on September 28, 1994, and for the issuance of one Plan Right for each share of existing common stock thereafter issued before the earlier of the date the Plan Rights first become exercisable, the date of redemption of the Plan Rights and September 13, 2004, the expiration date of the Plan Rights. The Plan Rights are currently evidenced by the certificates representing the shares of existing common stock with respect to which the Plan Rights were issued and may only be traded with shares of the existing common stock.

     If the Plan of Reorganization is confirmed, the rights plan will be terminated.

REGISTRATION AND NOMINATION RIGHTS

     The Company is a party to two agreements giving certain rights to specified shareholders. First, the Company and Kenneth H. Lambert, a director of the Company, are parties to an Amended and Restated Registration Rights Agreement, providing him with the right to make one request that the Company register his shares of the existing common stock and to participate in a registration by the Company (a "piggyback" registration). Second, the Company and EIP are parties to a Shareholder Agreement under which EIP has certain registration rights as well as the right to nominate two directors of the Company.

     If the Plan of Reorganization is confirmed, these two agreements will be terminated.

     Under the Plan of Reorganization we will enter into a registration rights agreement with the principal holders of our existing bonds under which the shares of new common stock issued to them under the Plan of Reorganization will be registered under federal securities laws under prescribed circumstances.

TRANSFER AGENT AND REGISTRAR

     The transfer agents for the existing common stock are Chase Mellon Shareholder Services L.L.C. and Montreal Trust Company of Canada and the registrar is Chase Mellon Shareholder Services L.L.C.

THE NEW COMMON STOCK

     Upon confirmation of the Plan of Reorganization, we will cancel our existing common stock and issue new common stock. Generally, the new common stock will carry the same rights as the existing common stock, except that holders of new common stock will not have cumulative voting rights. Under the Plan of Reorganization, our articles of incorporation will be amended to authorize the new common stock. The Plan of Reorganization provides for certain amendments to our existing articles of incorporation. Those amendments will be effected by filing with the Secretary of State of the State of Texas amended and restated articles of incorporation. Currently, our articles of incorporation permit the holders of the existing common stock to cumulate their votes at each election of directors by giving one candidate for director as many votes as the number of directors to be elected multiplied by the voting shareholder's number of shares, or by distributing the voting shareholder's votes on the same principle among any number of those candidates. Under the Plan of Reorganization our articles of incorporation will be amended to expressly prohibit cumulative voting by the shareholders at elections of directors. In addition, in accordance with

Section 1123(a)(6) of the Bankruptcy Code, our amended and restated articles of incorporation will prohibit the issuance of any shares of non-voting equity securities. The shares of common stock resulting after the effectiveness of our amended and restated articles of incorporation are referred to in this prospectus as the new common stock.

                                    DILUTION

     Under the Plan of Reorganization, the shareholders of the Company as of the date the Bankruptcy Court enters its order approving the Disclosure Statement (the "Voting Record Date Shareholders") will receive 25,603,512 shares of the new common stock and the holders of Existing Bonds (the "Bondholder Group") will receive 614,484,288 shares of the new common stock (although certain of the holders of Existing Bonds may also receive additional shares, as described below). Before taking into account shares issued under this offering or the Standby Loan, the Bondholder Group will receive 96%, and the Voting Record Date Shareholders will receive 4%, of the total number of outstanding shares of the Reorganized Company. THESE PERCENTAGES ARE SUBJECT TO DILUTION UNDER SOME FEATURES OF THE PLAN OF REORGANIZATION, AS DISCUSSED BELOW.

     Under this offering, each shareholder of the Company as of the record date of the offering (the "Rights Offering Record Holders") are being given the opportunity to purchase additional new common stock at an initial purchase price of $0.26 per share. For each share of existing common stock held as of the record date of this offering (the "Rights Offering Record Date"), a Rights Offering Record Holder will have the right to buy initially 13.519 shares of new common stock. To the extent the Rights Offering Record Holders do not purchase their allocable portion of these offered shares, those Rights Offering Record Holders who do purchase their allocable portion of these offered shares may elect to purchase any number of additional shares of the new common stock, up to the maximum number of shares offered under this offering, for $0.26 per share. To the extent some shares of the new common stock were allocated for purchase by the Rights Offering Record Holders but were not purchased by them, those unsubscribed shares will be distributed to the fully-subscribed Rights Offering Record Holders who have elected to purchase the unsubscribed shares on a pro rata basis. To the extent any shares offered under this offering are not purchased by the Rights Offering Record Holders (including those accepting their basic subscription privilege and those purchasing shares under the over-subscription privilege), the Company may offer those remaining shares to other parties at $0.26 per share.

     The total number of shares offered under this offering is 346,153,846; if all of these shares are sold under this offering, then, before taking into account the Standby Shares and other shares to be issued under the Standby Loan, the Voting Record Date Shareholders and the Rights Offering Record Holders will receive a total of 371,757,358 shares of the new common stock, constituting 37.7% of the total number of shares outstanding, and the Bondholder Group will receive 614,484,288 shares of the new common stock, constituting 62.3% of the total number of shares outstanding.

     The Company does not know whether it will be able to sell all of the shares offered under this offering. To the extent that the Company does not sell all of those shares, the Company will borrow funds in an amount to be determined by the Company under the Standby Loan.

     Under the terms of the Standby Loan, the Reorganized Company must issue to the Standby Lenders a number of shares sufficient to give the Standby Lenders a certain percentage of the total outstanding shares of the new common stock as of the Effective Date. If $70 million is borrowed, that percentage will be 14%. This percentage will be adjusted ratably according to the amount actually borrowed under the Standby Loan; if no amount is borrowed, no shares will be issued to the Standby Lenders.

     Also under the terms of the Standby Loan, any shares issued to the Standby Lenders will dilute the percentage ownership (but not the actual number of shares) issued to the Bondholder Group and the Voting Record Date Shareholders in exchange for their shares of the existing common stock. However, shares issued to the Standby Lenders may not dilute the percentage ownership issued to the Rights Offering Record Holders or other third parties for shares purchased under this offering. To assure that these results are achieved, the Reorganized Company will issue additional shares of the new common stock to the purchasers under this offering sufficient to assure those purchasers that they will maintain their relative percentage ownership interests before taking into account the Standby Shares -- i.e., so that their pre-Standby Loan percentage of shares will be the same as their post-Standby Loan percentage of shares. This "gross-up" feature will have the effect of further diluting the percentage ownership interests represented by shares issued to the Voting Record Date Shareholders in exchange for their existing common stock and of the Bondholder Group in exchange for their claims. It will also have the effect of reducing the per-share purchase price under this offering because the gross-up feature will not require those purchasing shares under this offering to make any additional payments for the additional gross-up shares.

     Because the number of shares that will be purchased under this offering cannot be predicted, it is not possible to state accurately the relative percentage ownership interests that ultimately will be held by the Voting Record Date Shareholders who elect not to participate in the offering, the Bondholder Group, the purchasers under this offering and the Standby Lenders. However, for illustrative purposes, the following table indicates what those percentages would be under certain assumptions.

                                                                  ASSUMING 50% OF THE
                                                                     SHARES OF NEW         ASSUMING NO SHARES
                                                                      COMMON STOCK         OF NEW COMMON STOCK
                                                                OFFERED IN THIS OFFERING   ARE PURCHASED UNDER
                                       ASSUMING ALL SHARES         ARE PURCHASED AND        THIS OFFERING AND
                                       OF NEW COMMON STOCK           $45,000,000 IS          $70 MILLION IS
                                     OFFERED IN THIS OFFERING      BORROWED UNDER THE      BORROWED UNDER THE
                                          ARE PURCHASED               STANDBY LOAN            STANDBY LOAN
                                     ------------------------   ------------------------   -------------------
Voting Record Date Shareholders
  (solely in exchange for their
  shares of the existing common
  stock)...........................             2.6%                       2.8%                    3.4%
Bondholder Group...................            62.3%                      66.9%                   82.6%
Purchasers under this offering.....            35.1%                      21.3%                    N/A
Standby Lenders....................             N/A                        9.0%                     14%

                                 LEGAL MATTERS

     Certain legal matters related to the rights offered by this prospectus are being passed upon for the Company by Fulbright & Jaworski L.L.P., Dallas, Texas.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of Coho Energy, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been audited by Arthur Andersen LLP, independent auditors, as set forth in their reports appearing in this prospectus.

                                   ENGINEERS

     The historical reserve information prepared by Ryder Scott Company and Sproule Associates, Inc. included in this prospectus has been included in reliance upon the authority of each firm as experts with respect to matters contained in their respective reserve reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read, or copy, any document we file at the public reference room maintained by the Commission at 450 Fifth Street, N. W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this information can be obtained by mail from the Commission's Public Reference Branch at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, our filings with the SEC are also available to the public on the Commission's internet Web site at http://www.sec.gov.

     We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the rights offered in this offering and the shares of our new common stock to be issued upon exercise of the rights or otherwise under this offering. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. Statements made by us in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete. For a more complete description of these contacts, agreements or other documents, you should carefully read the exhibits to the registration statement.

     The registration statement, together with its exhibits and schedules, which we filed with the Commission, may also be reviewed and copied at the public reference facilities of the Commission located at the addresses set forth above. Please call the Commission at 1-800-SEC-0330 for further information on its public reference facilities.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets, December 31, 1997 and 1998.....   F-3
Consolidated Statements of Operations, Years Ended December
  31, 1996, 1997 and 1998...................................   F-4
Consolidated Statements of Shareholders' Equity, Years Ended
  December 31, 1996, 1997
  and 1998..................................................   F-5
Consolidated Statements of Cash Flows, Years Ended December
  31, 1996, 1997 and 1998...................................   F-6
Notes to Consolidated Financial Statements, Years Ended
  December 31, 1996, 1997 and 1998..........................   F-7
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Public Accountants....................  F-26
Condensed Consolidated Balance Sheets, September 30, 1999...  F-27
Condensed Consolidated Statements of Operations, Nine Months
  Ended September 30, 1998
  and 1999..................................................  F-28
Condensed Consolidated Statements of Cash Flows, Nine Months
  Ended September 30, 1998
  and 1999..................................................  F-29
Notes to Condensed Consolidated Financial Statements........  F-30

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Coho Energy, Inc.:

     We have audited the accompanying consolidated balance sheets of Coho Energy, Inc. (a Texas corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' investments and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coho Energy, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has received a notice of default from its lenders under its existing bank credit facility and may be in default under the terms of its 8 7/8% Senior Subordinated notes, and projects negative cash flow from operations in 1999 that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

     Our opinion, as expressed above, is based on the facts and circumstances existing on March 24, 1999, the date of our original report. Subsequent to that date on August 23, 1999, the Company, together with certain of its wholly-owned subsidiaries, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code and is currently operating as a debtor-in-possession subject to the Bankruptcy Court's supervision and orders. As described in Note 15, "Subsequent Events -- Bankruptcy Proceedings," management believes that it may not be possible to satisfy in full all claims against the Company if the reorganization plan filed with the Bankruptcy Court is not approved. If this matter is not resolved prior to completion of our audit of the Company's financial statements for the year ending December 31, 1999, our auditors' report on those financial statements will be qualified as being subject to the ultimate outcome of that uncertainty.

                                            Arthur Andersen LLP

Dallas, Texas
March 24, 1999 (except with
respect to the matter discussed
in Note 15, as to which the
date is August 23, 1999).

                       COHO ENERGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                                  DECEMBER 31
                                                              --------------------
                                                                1997       1998
                                                              --------   ---------
Current assets
  Cash and cash equivalents.................................  $  3,817   $   6,901
  Cash in escrow............................................        --       1,505
  Accounts receivable, principally trade....................    10,724       9,960
  Deferred income taxes.....................................     1,818          --
  Other current assets......................................       715         948
                                                              --------   ---------
                                                                17,074      19,314
Property and equipment, at cost net of accumulated depletion and depreciation, based on full cost accounting method
  (note 3)..................................................   531,409     324,574
Other assets................................................     6,645       6,180
                                                              --------   ---------
                                                              $555,128   $ 350,068
                                                              ========   =========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable, principally trade.......................  $  4,888   $   5,577
  Accrued liabilities and other payables....................     7,545       5,970
  Accrued interest..........................................     3,901       7,302
  Accrued compensation......................................     1,423          --
  Accrued environmental costs...............................     1,300         686
  Federal and state income taxes payable....................        --       4,045
  Current portion of long term debt (note 4)................        38     384,031
                                                              --------   ---------
                                                                19,095     407,611
Long term debt, excluding current portion (note 4)..........   369,924          --
Deferred income taxes (note 5)..............................    20,306          --
                                                              --------   ---------
                                                               409,325          --
                                                              --------   ---------
Commitments and contingencies (note 9)......................     3,700       3,700
Shareholders' equity (note 7)
  Preferred stock, par value $0.01 per share Authorized
     10,000,000 shares, none issued.........................
  Common stock, par value $0.01 per share Authorized
     100,000,000 shares
     Issued 25,603,512 shares at December 31, 1997 and
      1998..................................................       256         256
  Additional paid-in capital................................   137,812     137,812
  Retained earnings (deficit)...............................     4,035    (199,311)
                                                              --------   ---------
          Total shareholders' equity........................   142,103     (61,243)
                                                              --------   ---------
                                                              $555,128   $ 350,068
                                                              ========   =========

          See accompanying Notes to Consolidated Financial Statements

                       COHO ENERGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                               1996       1997       1998
                                                              -------   --------   ---------
Operating revenues
  Crude oil and natural gas production (note 10)............  $54,272   $ 63,130   $  68,759
                                                              -------   --------   ---------
Operating expenses
  Crude oil and natural gas production......................   11,277     13,747      23,475
  Taxes on oil and gas production...........................    2,598      2,223       3,384
  General and administrative................................    7,264      7,163       7,750
  Allowance for bad debt....................................       --         --         894
  Unsuccessful transaction costs............................       --         --       2,129
  Depletion and depreciation................................   16,280     19,214      28,135
  Writedown of crude oil and natural gas properties.........       --         --     188,000
                                                              -------   --------   ---------
          Total operating expenses..........................   37,419     42,347     253,767
                                                              -------   --------   ---------
Operating income (loss).....................................   16,853     20,783    (185,008)
                                                              -------   --------   ---------
Other income and expenses
  Interest and other income.................................    1,012        646         214
  Interest expense..........................................   (8,476)   (11,120)    (32,935)
                                                              -------   --------   ---------
                                                               (7,464)   (10,474)    (32,721)
                                                              -------   --------   ---------
Earnings (loss) before income taxes.........................    9,389     10,309    (217,729)
                                                              -------   --------   ---------
Income taxes (note 5)
  Current (benefit) expense.................................     (411)       163       4,111
  Deferred (reduction) expense..............................    3,894      3,858     (18,494)
                                                              -------   --------   ---------
                                                                3,483      4,021     (14,383)
                                                              -------   --------   ---------
Net earnings (loss).........................................  $ 5,906   $  6,288   $(203,346)
                                                              =======   ========   =========
Basic earnings (loss) per common share......................  $   .29   $    .29   $   (7.94)
                                                              =======   ========   =========
Diluted earnings (loss) per common share....................  $   .29   $    .28   $   (7.94)
                                                              =======   ========   =========

          See accompanying Notes to Consolidated Financial Statements

                       COHO ENERGY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                              NUMBER OF
                                               COMMON               ADDITIONAL   RETAINED
                                               SHARES      COMMON    PAID-IN     EARNINGS
                                             OUTSTANDING   STOCK     CAPITAL     (DEFICIT)     TOTAL
                                             -----------   ------   ----------   ---------   ---------
Balance at December 31, 1995...............  20,165,263     $202     $ 82,278    $  (8,159)  $  74,321
  Issued on
     (i)  Exercise of Employee Stock
          Options..........................      81,863       --          414           --         414
     (ii)  Acquisition of working
           interest........................     100,000        1          824           --         825
  Net earnings.............................          --       --           --        5,906       5,906
                                             ----------     ----     --------    ---------   ---------
Balance at December 31, 1996...............  20,347,126      203       83,516       (2,253)     81,466
  Issued on
     (i)  Exercise of Employee Stock
          Options..........................     256,386        3        1,733           --       1,736
     (ii)  Public offering of common
           stock...........................   5,000,000       50       49,173           --      49,223
     (iii) Warrants........................          --       --        3,390           --       3,390
  Net earnings.............................          --       --           --        6,288       6,288
                                             ----------     ----     --------    ---------   ---------
Balance at December 31, 1997...............  25,603,512      256      137,812        4,035     142,103
  Net loss.................................          --       --           --     (203,346)   (203,346)
                                             ----------     ----     --------    ---------   ---------
Balance at December 31, 1998...............  25,603,512     $256     $137,812    $(199,311)  $ (61,243)
                                             ==========     ====     ========    =========   =========

          See accompanying Notes to Consolidated Financial Statements

                       COHO ENERGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31
                                                             --------------------------------
                                                               1996       1997        1998
                                                             --------   ---------   ---------
Cash flows from operating activities
  Net earnings (loss)......................................  $  5,906   $   6,288   $(203,346)
Adjustments to reconcile net earnings to net cash provided
  (used) by operating activities:
  Depletion and depreciation...............................    16,280      19,214      28,135
  Writedown of crude oil and natural gas properties........        --          --     188,000
  Deferred income taxes....................................     3,894       3,858     (18,488)
  Amortization of debt issue costs and other...............       271         591       1,756
Changes in:
  Cash in escrow...........................................        --          --      (1,505)
  Accounts receivable......................................    (6,983)      1,160      (1,150)
  Other assets.............................................      (489)       (351)       (628)
  Accounts payable and accrued liabilities.................        40       4,346       7,917
  Investment in marketable securities......................    (1,512)      1,962          --
  Deferred income taxes and other current liabilities......      (560)         --          --
                                                             --------   ---------   ---------
Net cash provided by operating activities..................    16,847      37,068         691
                                                             --------   ---------   ---------
Cash flows from investing activities
  Acquisitions.............................................        --    (259,355)         --
  Property and equipment...................................   (52,384)    (72,667)    (70,143)
  Changes in accounts payable and accrued liabilities
     related to exploration and development................      (902)      3,559      (2,986)
  Proceeds on sale of property and equipment...............    21,476          --      61,452
                                                             --------   ---------   ---------
Net cash used in investing activities......................   (31,810)   (328,463)    (11,677)
                                                             --------   ---------   ---------
Cash flows from financing activities
  Increase in long term debt...............................    52,600     402,894      76,113
  Debt issuance costs......................................        --      (4,275)         --
  Repayment of long term debt..............................   (37,617)   (155,989)    (62,043)
  Proceeds from exercised stock options....................       414       1,495          --
  Issuance of common stock.................................        --      49,223          --
                                                             --------   ---------   ---------
Net cash provided by financing activities..................    15,397     293,348      14,070
                                                             --------   ---------   ---------
Net increase in cash and cash equivalents..................       434       1,953       3,084
Cash and cash equivalents at beginning of year.............     1,430       1,864       3,817
                                                             --------   ---------   ---------
Cash and cash equivalents at end of year...................  $  1,864   $   3,817   $   6,901
                                                             ========   =========   =========
Supplemental disclosure of cash flow information:
  Cash paid for interest...................................  $  8,259   $   7,774   $  28,426
  Cash paid (received) for income taxes....................  $    478   $     603   $    (256)

          See accompanying Notes to Consolidated Financial Statements

                       COHO ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
        (TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT WHERE NOTED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Coho Energy, Inc. ("CEI") was incorporated in June 1993 as a Texas corporation and conducts a majority of its operations through its subsidiary, Coho Resources, Inc. ("CRI"), and its subsidiaries (collectively the "Company").

  Principles of Presentation

     These consolidated financial statements have been prepared in conformity with generally accepted accounting principles as presently established in the United States and include the accounts of CEI as successor to CRI, and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to the prior year statements to conform with the current year presentation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Substantially all of the Company's exploration, development and production activities are conducted in the United States and Tunisia jointly with others and, accordingly, the financial statements reflect only the Company's proportionate interest in such activities.

  Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash and highly liquid debt instruments purchased with an original maturity of three months or less.

  Cash in Escrow

     The cash in escrow will be released to the Company no later than April 1999. The amount released to the Company is subject to reduction pending completion of the post closing review by the buyer of the Monroe field natural gas properties, as discussed in Note 6. The Company does not anticipate any significant reductions from this review.

  Accounts Receivable

     The Company performs ongoing reviews with respect to accounts receivable and maintains an allowance for doubtful accounts receivable ($43,000 and $929,000 at December 31, 1997 and 1998, respectively) based on expected collectibility.

  Crude Oil and Natural Gas Properties

     The Company's crude oil and natural gas producing activities, substantially all of which are in the United States, are accounted for using the full cost method of accounting. Accordingly, the Company capitalizes all costs incurred in connection with the acquisition of crude oil and natural gas properties and with the exploration for and development of crude oil and natural gas reserves, including related gathering facilities. All internal corporate costs relating to crude oil and natural gas producing activities are expensed as incurred. Proceeds from disposition of crude oil and natural gas properties are accounted for as a

                       COHO ENERGY, INC. AND SUBSIDIARIES
reduction in capitalized costs, with no gain or loss recognized unless such dispositions involve a significant alteration in the depletion rate in which case the gain or loss is recognized.

     Depletion of crude oil and natural gas properties is provided using the equivalent unit-of-production method based upon estimates of proved crude oil and natural gas reserves and production which are converted to a common unit of measure based upon their relative energy content. Unproved crude oil and natural gas properties are not amortized but are individually assessed for impairment. The costs of any impaired properties are transferred to the balance of crude oil and natural gas properties being depleted. Estimated future site restoration and abandonment costs are charged to earnings at the rate of depletion of proved crude oil and natural gas reserves and are included in accumulated depletion and depreciation.

     In accordance with the full cost method of accounting, the net capitalized costs of crude oil and natural gas properties as well as estimated future development, site restoration and abandonment costs are not to exceed their related estimated future net revenues discounted at 10%, net of tax considerations, plus the lower of cost or estimated fair value of unproved properties.

  Impairment of Long-Lived Assets

     During fiscal year 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived-Assets To Be Disposed Of." The Company has no long-lived assets which are subject to the impairment test requirements of SFAS No. 121. The Company's only long-lived assets are oil and gas properties which are subject to the full cost ceiling test in accordance with the full cost method of accounting, as discussed above.

  Other Assets

     Other assets generally include deferred financing charges which are amortized over the term of the related financing under the straight line method.

  Stock-Based Compensation

     SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations to account for stock-based compensation. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

  Earnings Per Common Share

     The Company accounts for earnings per share ("EPS") in accordance with SFAS No. 128 "Earnings Per Share." Under SFAS No. 128, no dilution for any potentially dilutive securities is included for basic EPS. Diluted EPS are based upon the weighted average number of common shares outstanding including common shares plus, when their effect is dilutive, common stock equivalents consisting of stock options

                       COHO ENERGY, INC. AND SUBSIDIARIES
and warrants. Previously reported EPS were equivalent to the diluted EPS calculated under SFAS No. 128.

                                         1996                             1997                              1998
                            ------------------------------   ------------------------------   --------------------------------
                                           COMMON                           COMMON                           COMMON
                              INCOME       SHARES     EPS      INCOME       SHARES     EPS       LOSS        SHARES      EPS
                            ----------   ----------   ----   ----------   ----------   ----   ----------   ----------   ------
                            (IN 000'S)                       (IN 000'S)                       (IN 000'S)
Basic Earnings per
  Share...................    $5,906     20,178,917   $.29     $6,288     21,692,804   $.29   $(203,346)   25,603,512   $(7.94)
Stock Options.............                  162,651                          641,099                               --
                              ------     ----------   ----     ------     ----------   ----   ---------    ----------   ------
Diluted Earnings Per
  Share...................    $5,906     20,341,568   $.29     $6,288     22,333,903   $.28   $(203,346)   25,603,512   $(7.94)
                              ======     ==========   ====     ======     ==========   ====   =========    ==========   ======

     Basic EPS were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted EPS were calculated based upon the weighted number of common shares outstanding during the year including common stock equivalents, consisting of stock options for the three years and warrants for 1997 and 1998, when their effect is dilutive. In 1998, conversion of the stock options would have been anti-dilutive and, therefore, was not considered in diluted EPS. In 1997 and 1998, conversion of the warrants would have been anti-dilutive and, therefore, was not considered in diluted EPS.

  Income Taxes

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

  Hedging Activities

     Periodically, the Company enters into futures contracts which are traded on the stock exchanges in order to fix the price on a portion of its crude oil and natural gas production. Changes in the market value of crude oil and natural gas futures contracts are reported as an adjustment to revenues in the period in which the hedged production or inventory is sold. The gain or loss on the Company's hedging transactions is determined as the difference between the contract price and a reference price, generally closing prices on the New York Mercantile Exchange.

  Revenue Recognition Policy

     Revenues generally are recorded when products have been delivered and services have been performed.

  Environmental Expenditures

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures which improve the condition of a property as compared to the condition when originally constructed or acquired or prevent environmental contamination are capitalized. Expenditures which relate to an existing condition caused by past operations, and do not contribute to future operations, are expensed. The Company accrues remediation costs when environmental assessments and/or remedial efforts are probable and the cost can be reasonably estimated.

                       COHO ENERGY, INC. AND SUBSIDIARIES

  Business Segments

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information", which requires information to be reported in segments. The Company currently operates in a single reportable segment; therefore, no additional disclosure will be required.

2. FUTURE OPERATIONS

     The financial statements of the Company have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Due to a continued period of depressed prices since December 1997, the Company generated an operating loss of $185 million for the year ended December 31, 1998, including a writedown of its oil and gas properties of $188 million. Although unaudited information subsequent to December 31, 1998 indicates that the Company should generate operating income during 1999, assuming the Company does not experience further price or production deterioration, the level of such operating income will not be sufficient to cover interest accruing on its indebtedness or to meet other accrued liabilities as they become due.

     Additionally, as discussed in Note 4, the Company received a notice of default in March 1999 from its lenders under its existing bank credit facility because the Company was unable to cure an over advance position of $89.6 million due to the reduction of its borrowing base as a result of the depressed crude oil and natural gas prices. As a result of this bank default, the Company may be in default under the terms of its 8 7/8% Senior Subordinated Notes ("Existing Bonds") due to cross default provisions in the indenture related to the Existing Bonds. Although the lenders under the existing bank credit facility have not accelerated the full amount outstanding of $235 million as of December 31, 1998 and although the Company may not be in default under the Existing Bonds indenture, all amounts outstanding under these facilities as of December 31, 1998 have been classified as current maturities because the Company is currently unable to cure the existing or pending defaults within the required terms of the related agreements.

     The Company is exploring its alternatives to resolve its current liquidity problems, including (a) the current default under the existing bank credit facility, (b) the potential acceleration of all amounts due under its existing bank credit facility and the Existing Bonds, and (c) inadequate cash flow from operations to support upcoming interest payments due on the bank credit facility on April 6, 1999 and on the Existing Bonds due on April 15, 1999 or to meet other accrued liabilities as they become due. The alternatives available to the Company include, but are not limited to, the conversion of a portion or all of the Existing Bonds to equity, raising additional equity and/or refinancing the Company's existing bank credit facility to make overdue principal and interest payments on its indebtedness and to provide additional capital to fund repairs on and the continued development of the Company's properties. The Company is also evaluating cost reduction programs to enhance cash flow from operations. There can be no assurance that the Company will be successful in resolving its liquidity problems through the alternatives set forth above and may seek protection under Chapter 11 of the United States Bankruptcy Code while pursuing its other financing and/or reorganization alternatives. These factors, among others, raise substantial doubt concerning the ability of the Company to continue as a going concern.

     The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts (including $324.6 million in net property, plant and equipment) or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon raising additional equity and/or the refinancing of the Company's existing bank credit facility and the conversion

                       COHO ENERGY, INC. AND SUBSIDIARIES
of a portion or all of the Existing Bonds to equity. See Note 15 -- Subsequent Events -- Bankruptcy Proceedings.

3. PROPERTY AND EQUIPMENT

                                                                   DECEMBER 31
                                                              ---------------------
                                                                1997        1998
                                                              ---------   ---------
Crude oil and natural gas leases and rights including
  exploration, development and equipment thereon, at cost...  $ 669,247   $ 678,547
Accumulated depletion and depreciation......................   (137,838)   (353,973)
                                                              ---------   ---------
                                                              $ 531,409   $ 324,574
                                                              =========   =========

     Overhead expenditures directly associated with exploration for and development of crude oil and natural gas reserves have been capitalized in accordance with the accounting policies of the Company. Such charges totaled $2,452,000, $4,081,000 and $5,749,000 in 1996, 1997 and 1998, respectively.

     During 1996, 1997 and 1998, the Company did not capitalize any interest or other financing charges on funds borrowed to finance unproved properties or major development projects.

     Unproved crude oil and natural gas properties totaling $82,872,000 and $58,854,000 at December 31, 1997 and 1998, respectively, have been excluded from costs subject to depletion. These costs are anticipated to be included in costs subject to depletion within the next five years.

     Depletion and depreciation expense per equivalent barrel of production was $4.55, $4.69 and $4.38 in 1996, 1997 and 1998, respectively.

4. LONG-TERM DEBT

                                                                1997       1998
                                                              --------   ---------
Revolving credit facility...................................  $221,000   $ 235,000
8 7/8% Senior Subordinated Notes Due 2007...................   150,000     150,000
Other.......................................................        68          24
                                                              --------   ---------
                                                               371,068     385,024
Unamortized original issue discount on senior subordinated
  notes.....................................................    (1,106)       (993)
Current maturities on long term debt........................       (38)   (384,031)
                                                              --------   ---------
                                                              $369,924   $      --
                                                              ========   =========

  Revolving Credit Facility

     In August 1992, the Company established a revolving credit and term loan facility with a group of international and domestic financial institutions. The agreement, as amended and restated ("the Restated Credit Agreement"), provided a maximum commitment amount available to the Company ("Borrowing Base") of $242 million for general corporate purposes at December 31, 1998. Outstanding advances as of December 31, 1998, were $235 million, and increased to $239.6 million as of January 5, 1999. The average effective interest rates for 1997 and 1998 were 7.37% and 7.38%, respectively. The Restated Credit Agreement, which permits advances and repayments, terminates January 2, 2003. The repayment of all advances is guaranteed by Coho Energy, Inc. and outstanding advances are secured by substantially all of the assets of the Company.

     Loans under the Restated Credit Agreement up to $220 million bear interest, at the option of the Company, at the bank prime rate or a Eurodollar rate plus a maximum of 1.5% (currently 1.5%), with

                       COHO ENERGY, INC. AND SUBSIDIARIES
amounts outstanding in excess of $220 million bearing interest, at the option of the Company at (i) the prime rate plus 1.0% or (ii) LIBOR plus 2.50%. Loans under the Restated Credit Agreement are secured by a lien on substantially all of the Company's crude oil and natural gas properties and the capital stock of the Company's wholly owned subsidiaries. If the outstanding amount of the loan exceeds the Borrowing Base at any time, the Company is required to either (a) provide collateral with value equal to such excess, (b) prepay, without premium or penalty, such excess plus accrued interest or (c) prepay the principal amount of the notes equal to such excess in five (5) equal monthly installments provided the entire excess shall be paid prior to the immediately succeeding redetermination date. The fee on the portion of the unused credit facility is
 .375% per annum. The commitment fee applicable to increases from time to time in the Borrowing Base is .375% of the incremental Borrowing Base amount.

     On February 22, 1999, the Company was informed by the lenders under the Revolving Credit Facility that the Borrowing Base was reduced to $150 million effective January 31, 1999 creating an over advance under the new Borrowing Base of $89.6 million. The Company was unable to cure the over advance as required by the Revolving Credit Facility by March 2, 1999. On March 8, 1999, the Company received written notice from the lenders under the Revolving Credit Facility that it was in default under the terms of the Revolving Credit Facility and the lenders reserved all rights, remedies and privileges as a result of the payment default. Additionally, as a result of the payment default, the past due balance under the Revolving Credit Facility will bear interest at the default interest rate of prime plus 4%. Although the lenders have not accelerated the full amount outstanding under the Revolving Credit Facility, the outstanding advances of $235 million as of December 31, 1998 have been reclassed to current maturities because the Company is currently unable to cure the default within the required terms. The Company is currently in discussions with the lenders under the Revolving Credit Facility to work with the Company in restructuring this repayment schedule so that the Company can continue to pursue alternative arrangements. See Note 15 -- Subsequent Events -- Bankruptcy Proceedings.

     The Restated Credit Agreement contains certain financial and other covenants including, among other covenants, (i) the maintenance of minimum amounts of shareholder's equity, (ii) maintenance of minimum ratios of cash flow to interest expense as well as current assets to current liabilities, (iii) limitations on the Company's and CRI's ability to incur additional debt, and
(iv) restrictions on the payment of dividends. At December 31, 1998, the Company was not in compliance with the cash flow to interest expense and current assets to current liabilities covenants.

  8 7/8% Senior Subordinated Notes

     On October 3, 1997, the Company completed a sale to the public of $150 million of 8 7/8% Senior Subordinated Notes due 2007 ("Existing Bonds"). Proceeds of the offering, net of offering costs, were approximately $144.5 million. The proceeds from this offering, together with the proceeds from the common stock offering discussed in Note 7, were used to repay indebtedness outstanding under the Revolving Credit Facility and for general corporate purposes.

     The Existing Bonds are unsecured senior subordinated obligations of the Company and rank pari passu in right of payment with all existing and future senior subordinated indebtedness of the Company. The Existing Bonds mature on October 15, 2007 and bear interest from October 3, 1997 at the rate of 8 7/8% per annum payable semi-annually, commencing on April 15, 1998. Certain subsidiaries of the Company issued guarantees of the Existing Bonds on a senior subordinated basis.

     The indenture issued in conjunction with the Existing Bonds (the "Indenture") contains certain covenants, including, among other covenants, covenants that limit (i) indebtedness, (ii) restricted payments, (iii) distributions from restricted subsidiaries, (iv) transactions with affiliates,
(v) sales of assets and subsidiary stock (including sale and leaseback transactions), (vi) dividends and other payment restrictions affecting restricted subsidiaries and (vii) mergers or consolidations.

                       COHO ENERGY, INC. AND SUBSIDIARIES

     As a result of the payment default under the Revolving Credit Facility discussed above, the Company may be in default under the terms of the Existing Bonds specified in the Indenture. If the Company is in default of the Existing Bonds as a result of the payment default under the Revolving Credit Facility, the Company is required to deliver a written notice to the Trustee of the Existing Bonds within 30 days after the occurrence of the event of default in the form of an officers' certificate indicating an event of default has occurred and is continuing and what action the Company is taking or proposing to take with respect to the event of default. Under an event of default of the Existing Bonds, the Trustee, by written notice to the Company, or the holders of at least 25% in principal amount of the outstanding Existing Bonds, may declare the principal and accrued interest on all the Existing Bonds due and payable immediately. However, the Company may not pay the principal of, premium (if any) or interest on the Existing Bonds so long as any required payments due on the Revolving Credit Facility remain outstanding and have not been cured or waived. All amounts outstanding under the Existing Bonds as of December 31, 1998 have been classified as current maturities because the Company is currently unable to cure the existing or pending default within the required terms of the Indenture. See Note 15 -- Subsequent Events -- Bankruptcy Proceedings.

  Debt Repayments

     Based on the balances outstanding and current default under the Revolving Credit Facility and the Existing Bonds indenture, estimated aggregate principal repayments for each of the next five years are as follows: ;
1999 -- $385,016,000; 2000 -- $8,000 and $0 thereafter.

5. INCOME TAXES

     Deferred income taxes are recorded based upon differences between financial statement and income tax basis of assets and liabilities. The tax effects of these differences which give rise to deferred income tax assets and liabilities at December 31, 1997 and 1998, were as follows:

                                                               1997       1998
                                                              -------   --------
DEFERRED TAX ASSETS
  Net operating loss carryforwards..........................  $25,176   $ 25,283
  Property and equipment, due to differences in depletion,
     depreciation, amortization and writedowns..............       --     35,442
  Alternative minimum tax credit carryforwards..............    1,095      1,467
  Employee benefits.........................................      565         58
  Other.....................................................      165        182
                                                              -------   --------
  Total gross deferred tax assets...........................   27,001     62,432
  Less valuation allowance..................................   (4,594)   (62,432)
                                                              -------   --------
  Net deferred tax assets...................................   22,407         --
                                                              -------   --------
DEFERRED TAX LIABILITIES
  Property and equipment, due to differences in depletion,
     depreciation, amortization and writedowns..............   40,895         --
                                                              -------   --------
NET DEFERRED TAX LIABILITY..................................  $18,488   $     --
                                                              =======   ========

     The valuation allowance for deferred tax assets as of December 31, 1997 and 1998 includes $2,051,000 related to Canadian deferred tax assets.

     To determine the amount of net deferred tax liability it is assumed no future capital expenditures will be incurred other than the estimated expenditures to develop the Company's proved undeveloped reserves.

                       COHO ENERGY, INC. AND SUBSIDIARIES

     The following table reconciles the differences between recorded income tax expense and the expected income tax expense obtained by applying the basic tax rate to earnings (loss) before income taxes:

                                                          1996     1997       1998
                                                         ------   -------   ---------
Earnings (loss) before income taxes...................   $9,389   $10,309   $(217,729)
                                                         ======   =======   =========
Expected income tax expense (recovery) (statutory
  rate -- 34%)........................................   $3,192   $ 3,505   $ (74,028)
State taxes -- deferred...............................     (353)      552      (6,242)
Federal benefit of state taxes........................      120      (188)      2,122
Expiring NOLs.........................................       --        --       1,043
Change in valuation allowance.........................      471       444      57,838
Other.................................................       53      (293)      4,884
                                                         ------   -------   ---------
                                                         $3,483   $ 4,020   $ (14,383)
                                                         ======   =======   =========

     At December 31, 1998, the Company had the following income tax carryforwards available to reduce future years' income for tax purposes:

                                                               EXPIRES    AMOUNT
                                                              ---------   -------
Net operating loss carryforwards for federal income tax
  purposes..................................................    1999      $ 1,727
                                                                2000        4,253
                                                                2001        3,015
                                                                2002          211
                                                              2003-2018    52,090
                                                                          -------
                                                                          $61,296
                                                                          =======
Operating loss carryforwards for Canadian income tax
  purposes..................................................  1999-2003   $ 3,573
                                                                          =======
Operating loss carryforwards for federal alternative minimum
  tax purposes..............................................  2009-2010   $10,265
                                                                          =======
Federal alternative minimum tax credit carryforwards........     --       $ 1,467
                                                                          =======
Operating loss carryforwards for Mississippi income tax
  purposes..................................................  2010-2013   $50,938
                                                                          =======
Operating loss carryforwards for Oklahoma income tax
  purposes..................................................  2012-2013   $16,652
                                                                          =======

6. ACQUISITIONS AND DISPOSITIONS

     Effective December 31, 1997, the Company acquired from Amoco Production Company ("Amoco") interests in certain crude oil and natural gas properties ("Oklahoma Properties") located primarily in southern Oklahoma for cash consideration of approximately $257.5 million and warrants to purchase one million shares of common stock at $10.425 per share for a period of five years valued at $3.4 million. The Oklahoma Properties are in more than 25,000 gross acres concentrated in southern Oklahoma, including 14 major producing oil fields. The aggregate purchase price was $267.8 million, including transaction costs of approximately $1.9 million and assumed liabilities of $5 million. Investing activities in the cash flow statement for the year ended December 31, 1997 related to this acquisition, exclude the noncash portions of the purchase price of $3.4 million attributable to the warrants and $5 million for assumed liabilities.

     The following unaudited proforma information of the Company for the year ended December 31, 1997 has been prepared assuming the acquisition of the Oklahoma Properties occurred on January 1, 1997.

                       COHO ENERGY, INC. AND SUBSIDIARIES

Such proforma information is not necessarily indicative of what actually could have occurred had the acquisition taken place on January 1, 1997.

                                                              1997
                                                            --------
Revenues..................................................  $109,428
Net earnings..............................................     6,422
Basic earnings per share..................................  $   0.30
Diluted earnings per share................................  $   0.29

     On December 2, 1998, the Company sold its natural gas assets, including its natural gas properties and the related gas gathering systems, located in Monroe, Louisiana to an unaffiliated third party for net proceeds of approximately $61.5 million. The proved reserves attributable to such natural gas properties were approximately 94 billion cubic feet of natural gas and represented approximately 14% of the Company's year end 1997 proved reserves.

7. SHAREHOLDERS' EQUITY

     On October 3, 1997, the Company completed the sale to the public of 5,000,000 shares of common stock at $10.50 per share. Proceeds of the offering, net of offering costs, were approximately $49.2 million. The proceeds from this offering, together with the proceeds from the Existing Bonds offering discussed in Note 4, were used to repay indebtedness outstanding under the Company's Revolving Credit Facility and for general corporate purposes.

     In December 1997, the Company issued warrants, valued at $3,390,000, to purchase one million shares of common stock at $10.425 per share for a period of five years to Amoco Production Company as partial consideration for the purchase of certain crude oil and natural gas properties discussed in Note 6.

     In December 1996, the Company issued 100,000 shares of common stock, valued at approximately $825,000, to Churchill Resource Investments Inc. as consideration for the purchase of interest in certain crude oil properties.

8. STOCK-BASED COMPENSATION

     Options to purchase the Company's common stock have been granted to officers, directors and key employees under the Company's 1993 Stock Option Plan and 1993 Non Employee Director Stock Option Plan, or assumed from the Company's subsidiaries in the 1993 Reorganization. The stock option plans provide for the issuance of five year options with a three-year vesting period and a grant price equal to or above market value. Some exceptions have been made to provide immediate or shortened vesting periods

                       COHO ENERGY, INC. AND SUBSIDIARIES
as approved by the Company's board of directors. A summary of the status of the Company's stock option plans at December 31, 1996, 1997 and 1998 and changes during the years then ended follows:

                                       1996                   1997                   1998
                               --------------------   --------------------   --------------------
                                           WTD AVG                WTD AVG                WTD AVG
                                SHARES     EX PRICE    SHARES     EX PRICE    SHARES     EX PRICE
                               ---------   --------   ---------   --------   ---------   --------
Outstanding at January 1.....  1,700,313    $5.56     1,815,784    $5.55     2,823,815    $6.96
  Granted....................    202,000     5.19     1,286,000     8.73        14,000     6.88
  Exercised..................    (81,863)    5.05      (256,386)    5.82            --       --
  Canceled...................     (4,666)    5.43       (21,583)    6.50       (75,000)    8.90
  Expired....................         --       --            --       --      (131,555)    5.40
                               ---------    -----     ---------    -----     ---------    -----
Outstanding at December 31...  1,815,784     5.55     2,823,815     6.96     2,631,260     6.98
                               ---------    -----     ---------    -----     ---------    -----
Exercisable at December 31...  1,390,118     5.69     2,250,903     6.31     2,310,438     6.60
Available for grant at
  December 31................    118,836                 36,419                189,919

     Significant option groups outstanding at December 31, 1998 and related weighted average price and life information follows:

                                                                        WTD AVE
                                              OPTIONS       OPTIONS     EXERCISE    REMAINING
GRANT DATE                                  OUTSTANDING   EXERCISABLE    PRICE     LIFE (YEARS)
----------                                  -----------   -----------   --------   ------------
May 12, 1998..............................     14,000            --      $ 6.88         4
December 2, 1997..........................    371,000       123,679       10.50         6
August 22, 1997...........................     16,000         5,334        9.38         6
May 12, 1997..............................      8,000         8,000        8.13         4
March 3, 1997.............................    809,000       773,500        7.88         3
June 13, 1996.............................     12,000        12,000        6.63         3
February 22, 1996.........................    150,000       150,000        5.13         4
January 8, 1996...........................     40,000        26,666        5.00         4
September 25, 1995........................     50,000        50,000        5.00         3
September 12 ,1995........................     29,666        29,666        5.00         4
August 3, 1995............................     24,000        24,000        4.88         3
April 14, 1995............................     32,500        32,500        5.00         3
December 4, 1994..........................    105,000       105,000        5.01         4
November 10, 1994.........................    240,000       240,000        5.00         3
June 7, 1994..............................     79,883        79,883        5.49         2
March 28, 1994............................      5,000         5,000        4.50         1
October 22, 1993..........................    378,089       378,089        6.00         2
September 29, 1993........................     93,378        93,378        6.88         1
November 18, 1992.........................      3,333         3,333        5.25         1
October 19, 1992..........................    170,410       170,410        5.67         1

                       COHO ENERGY, INC. AND SUBSIDIARIES

     The weighted average fair value of grant at date for options granted during 1996, 1997 and 1998 was $2.21, $4.02 and $3.12 per option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                                                              1996    1997    1998
                                                              -----   -----   -----
Expected life (years).......................................      5       5       5
Interest rate...............................................   5.37%   6.44%   5.67%
Volatility..................................................  38.79%  43.76%  42.01%
Dividend yield..............................................     --      --      --

     Had compensation cost for these plans been determined consistent with SFAS No. 123 "Accounting for Stock-Based Compensation", the Company's pro forma net income and earnings per share from continuing operations would have been as follows:

                                                                1996     1997      1998
                                                               ------   ------   ---------
Net income (loss)                    As reported............   $5,906   $6,288   $(203,346)
                                     Pro forma..............   $5,625   $4,385   $(204,108)
Basic earnings (loss) per share      As reported............   $ 0.29   $ 0.29   $   (7.94)
                                     Pro forma..............   $ 0.27   $ 0.20   $   (7.97)
Diluted earnings (loss) per share    As reported............   $ 0.29   $ 0.28   $   (7.94)
                                     Pro forma..............   $ 0.27   $ 0.20   $   (7.97)

9. COMMITMENTS AND CONTINGENCIES

     (a) The Company, together with several other companies, has been named as a defendant in a number of lawsuits in which the plaintiffs claim purported damages caused by naturally occurring radioactive materials at various wellsite locations on land leased by the Company in Mississippi. All of the suits are principally identical and seek damages for land damage, health hazard, mental and emotional distress, etc. None of the suits seek specific award amounts, but all seek punitive damages.

     In 1998, a suit was filed against the Company by the acquirer of the Company's natural gas pipeline properties which were sold in 1996. This suit alleges that the Company gave false and fraudulent information with regard to the properties sold as well as alleging that the Company has interfered in contracts and business relations subsequent to the sale. The plaintiff is requesting payment for actual, punitive and other damages. The Company believes these charges are without merit.

     In connection with the acquisition of the Oklahoma Properties on December 18, 1997, the Company assumed the responsibility for costs and expenses associated with the assessment, remediation, removal, transportation and disposal of the asbestos or NORM associated with the Oklahoma Properties. Additionally, the Company is responsible for all other environmental claims up to approximately $10.3 million and all environmental claims not identified and presented to Amoco by December 18, 1998. The Company is not currently aware of any such claims and has concluded due diligence on environmental matters associated with the acquisition.

     While the Company is not able to determine its exposure in the remaining suits at this time, the Company believes that the claims will have no material adverse effect on its financial position or results of operations.

     The Company is involved in various other legal actions arising in the ordinary course of business. While it is not feasible to predict the ultimate outcome of these actions or those listed above, management believes that the resolution of these matters will not have a material adverse effect, either individually or in the aggregate, on the Company's financial position or results of operations. The Company has accrued

                       COHO ENERGY, INC. AND SUBSIDIARIES

$4.4 million, including $686,000 which has been reflected in current accrued liabilities, for future remediation costs.

     (b) The Company has leased (i) 38,568 square feet of office space in Dallas, Texas under a non-cancellable lease extending through October 2000, (ii) 5,000 square feet of office space in Laurel, Mississippi under a non-cancellable lease extending through June 2000, (iii) various vehicles under non-cancellable leases extending through February 2000, and (iv) surface leases in Laurel, Mississippi with expiration dates extending through the year 2018. Rental expense totaled $1,081,000, $1,196,000 and $1,668,000 in 1996, 1997 and 1998,
respectively. Minimum rentals payable under these leases for each of the next five years are as follows: 1999 -- $1,243,000; 2000 -- $945,000;
2001 -- $162,000; 2002 -- $158,000 and 2003 -- $139,000. Total rentals payable over the remaining terms of the leases are $4,711,000.

     (c) Like other crude oil and natural gas producers, the Company's operations are subject to extensive and rapidly changing federal, state and local environmental regulations governing emissions into the atmosphere, waste water discharges, solid and hazardous waste management activities, noise levels and site restoration and abandonment activities. The Company's policy is to make a provision for future site restoration charges on a unit-of-production basis. Total future site restoration costs are estimated to be $6,000,000, including the Oklahoma Properties. A total of $1,384,000 has been included in depletion and depreciation expense with respect to such costs as of December 31, 1998.

     (d) The Company has entered into employment agreements with certain of its officers. In addition to base salary and participation in employee benefit plans offered by the Company, these employment agreements generally provide for a severance payment in an amount equal to two times the rate of total annual compensation of the officer in the event the officer's employment is terminated for other than cause. If the officer's employment is terminated for other than cause following a change in control in the Company, the officer generally is entitled to a severance payment in the amount of 2.99 times the rate of total annual compensation of the officer.

     The officers' aggregate base salary and bonus portion of total annual compensation covered under such employment agreements is approximately $1.4 million.

     (e) The Company has entered into executive severance agreements with its other officers which are designed to encourage executive officers to continue to carry out their duties with the Company in the event of a change in control of the Company. In the event of the officer's employment is terminated for other than cause following a change of control, these severance agreements generally provide for a severance payment in an amount equal to 1.5 times the highest salary plus bonus paid to such officer in any of the five years preceding the year of termination.

     The highest salary plus bonus paid to the officers covered under such severance agreements during the preceding five year period would aggregate approximately $1.2 million.

     (f) In conjunction with the acquisition of the Oklahoma Properties, the acquisition of ING and the 1993 reorganization, the Company has granted certain persons the right to require the Company, at its expense, to register their shares under the Securities Act of 1933. These registration rights may be exercised on up to 4 occasions. The number of shares of Common Stock subject to registration rights as of December 31, 1998, is approximately 3,324,000.

     (g) The Company is in the process of finalizing the location for an exploratory well on its Anaguid permit in Tunisia, North Africa. A well must be drilled by June 1999 or the acreage concession will expire. The Company's estimated net cost to drill is approximately $2.5 million and the Company's net carrying cost for its investment in the Anaguid permit is approximately $5.7 million as of December 31, 1998. If the Company is unable to drill this well by June 1999 and the acreage concession expires, the

                       COHO ENERGY, INC. AND SUBSIDIARIES

Company will incur a liability of approximately $4.0 million for unfulfilled commitments, of which $3.7 million is due to the Tunisian government. Although the Company intends to drill this well, the Company cannot currently predict whether it will have the financial resources to make these expenditures.

10. FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATIONS

     Financial instruments which are potentially subject to concentrations of credit risk consist principally of cash, cash equivalents and accounts receivable. Cash and cash equivalents are placed with high credit quality financial institutions to minimize risk. The carrying amounts of these instruments approximate fair value because of their short maturities. The Company has entered into certain financial arrangements which act as a hedge against price fluctuations in future crude oil and natural gas production. Included in operating revenues are gains (losses) of $(5,908,000), $(232,000) and $488,000 for 1996, 1997 and 1998, respectively, resulting from these hedging programs. At December 31, 1997 and 1998, the Company had no deferred hedging gains or losses. As of December 31, 1998, the Company had no crude oil or natural gas hedged.

     Fair values of the Company's financial instruments are estimated through a combination of management's estimates and by reference to quoted prices from market sources and financial institutions, if available. As of December 31, 1998, the fair market value of the Company's Existing Bonds was $57 million compared to the related carrying value of $149 million. The fair value of the Existing Bonds approximated the related carrying value at December 31, 1997. The carrying value of the Revolving Credit Facility approximated fair market value at December 31, 1997 and 1998 since the applicable interest rate approximated the market rate.

     During the years ended December 31, 1996 and 1997, EOTT Energy Corp. ("EOTT") accounted for 66% and 75%, respectively, of Coho's receipt of operating revenues, and Mid Louisiana Marketing Company ("Midla Marketing"), accounted for 15% and 21%, respectively, of Coho's receipt of operating revenues. During the year ended December 31, 1998, EOTT, Midla Marketing and Amoco Production Company accounted for 42%, 14% and 28%, respectively, of Coho's receipt of operating revenues. Included in accounts receivable is $7,222,491, $2,969,000 and $1,965,000 due from these customers at December 31, 1996, 1997 and 1998, respectively.

11. RELATED PARTY TRANSACTIONS

     (a) Corporations controlled by certain directors and shareholders of the Company have participated with the Company in certain crude oil and natural gas joint ventures on the same terms and conditions as other industry partners. These transactions are summarized as follows:

                                                              1996   1997
                                                              ----   ----
Campco International Capital Ltd.(i)
  Net crude oil and natural gas revenues....................  $243   $255
  Capital expenditures......................................   101    173
  Payable to (receivable from) CRI at the balance sheet
     date...................................................   (22)    16

---------------

(i) Campco International Capital Ltd. is a private company controlled by Frederick K. Campbell, a former director of the Company. Mr. Campbell resigned as a director in 1998.

     (b) In 1990, the Company made a non-interest bearing loan in the amount of $205,000 to Jeffrey Clarke, President, Chief Executive Officer and Director of the Company, to assist him in the purchase of a house in Dallas. The loan is unsecured, is repayable on the date Mr. Clarke ceases employment with the Company and is included in other assets at December 31, 1998.

                       COHO ENERGY, INC. AND SUBSIDIARIES

     (c) Pursuant to the equity offering, the Company's officers and directors were precluded from selling stock for a 90-day period beginning October 3, 1997 (the "Lock Up Period"). On October 6, 1997, the Company made sole recourse, non-interest bearing loans of $622,111, payable on demand, secured by the related Company's common stock to certain officers and a director. The loans were made to provide assistance in acquiring stock upon exercise of expiring stock options during the Lock Up Period. During 1998, the Company has provided an allowance for bad debt for the entire amount of such loans due to the decrease in the share price of the collateral Company's common stock.

     (d) During 1996 and 1997, certain of the Company's hedging agreements were with an affiliate of the Company, Morgan Stanley Capital Group, which owned over 10% of the Company's outstanding common stock until October 3, 1997, when its ownership dropped to 5.3% as a result of the equity offering discussed in Note
6. Management of the Company believes that such transactions are on similar terms as could be obtained from unrelated third parties.

12. CANADIAN ACCOUNTING PRINCIPLES

     These financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") as presently established in the United States. These principles differ in certain respects from those applicable in Canada. These differences would have affected net earnings (loss) as follows:

                                                               YEAR ENDED DECEMBER 31
                                                             ---------------------------
                                                              1996     1997      1998
                                                             ------   ------   ---------
Net earnings (loss) based on US GAAP.......................  $5,096   $6,288   $(203,346)
Canadian writedown of oil and natural gas properties(ii)...      --       --    (109,000)
Adjustment to depletion based on difference in carrying
  value of oil and gas properties related to:
  ING acquisition(i).......................................     556      562         483
  Business combination with Odyssey Exploration, Inc. in
     1990..................................................    (178)    (168)       (135)
  Application of Canadian full cost ceiling test...........    (482)    (455)       (364)
Deferred tax effect of differences in US and Canadian
  GAAP.....................................................      35       21      (4,790)
                                                             ------   ------   ---------
Net earnings (loss) based on Canadian GAAP.................  $5,027   $6,248   $(317,152)
                                                             ======   ======   =========
Net earnings (loss) per common share based on Canadian
  GAAP.....................................................  $ 0.25   $ 0.29   $  (12.39)
                                                             ======   ======   =========

---------------

 (i) Under SFAS No. 109 in the United States, the Company was required to increase deferred income taxes and property and equipment by $8,355,000 for the deferred tax effect of the excess of the Company's tax basis of the stock acquired in the ING acquisition over the tax basis of the net assets of ING acquired. Under Canadian GAAP this adjustment is not required.

(ii) Canadian GAAP requires a ceiling test to ensure that capitalized costs relating to oil and gas properties are recoverable in the future. The net book value of capitalized costs, less related deferred income taxes, is compared to the future net revenue plus the cost of major development projects and unproved properties, less future expenditures, which include removal and site restoration costs, income taxes, general and administrative costs and interest expense. General and administrative costs were calculated on a per barrel basis and calculated over the life of the reserves. Interest expense was calculated through the year 2013 based on the Company's current debt at December 31, 1998, assuming all future positive cash flow from future net revenue, net of general and administrative costs, income taxes and interest expense, was used for retirement of existing debt.

                       COHO ENERGY, INC. AND SUBSIDIARIES

     The effect on the consolidated balance sheets of the differences between United States and Canadian GAAP is as follows:

                                                                               UNDER
                                                         AS       INCREASE    CANADIAN
                                                      REPORTED   (DECREASE)     GAAP
                                                      --------   ----------   --------
December 31, 1998
  Property and Equipment............................  $324,574   $(106,885)   $217,689
  Shareholder's Equity..............................   (61,243)  $(106,885)   (168,128)
December 31, 1997
  Property and Equipment............................  $531,409   $   2,131    $533,540
  Deferred Income Taxes.............................    20,306      (4,790)     15,516
  Long Term Debt....................................   369,924      (1,106)    368,818
  Deferred Charges..................................        --       1,106       1,106
  Shareholder's Equity..............................   142,103       6,921     149,024

13. SUPPLEMENTARY QUARTERLY FINANCIAL DATA (UNAUDITED)

                                          FIRST      SECOND     THIRD     FOURTH       TOTAL
                                         --------   --------   -------   ---------   ---------
1998
  Operating revenues...................  $ 21,143   $ 18,147   $16,539   $  12,930   $  68,759
  Operating income.....................   (28,206)   (38,306)    1,344    (119,840)   (185,008)
  Net earnings (loss)..................   (22,301)   (41,611)   (7,168)   (132,266)   (203,346)
  Basic earnings (loss) per share......  $  (0.87)  $  (1.63)  $ (0.28)  $   (5.16)  $   (7.94)
  Diluted earnings (loss) per share....  $  (0.87)  $  (1.63)  $ (0.28)  $   (5.16)  $   (7.94)
1997
  Operating revenues...................  $ 15,536   $ 13,985   $15,985   $  17,624   $  63,130
  Operating income.....................     5,604      4,151     4,990       6,038      20,783
  Net earnings.........................     2,104      1,081     1,401       1,702       6,288
  Basic earnings per share.............  $   0.10   $   0.05   $  0.07   $    0.07   $    0.29
  Diluted earnings per share...........  $   0.10   $   0.05   $  0.07   $    0.06   $    0.28
1996
  Operating revenues...................  $ 12,367   $ 12,938   $13,552   $  15,415   $  54,272
  Operating income.....................     3,576      3,738     4,182       5,357      16,853
  Net earnings.........................     1,035      1,103     1,326       2,442       5,906
  Basic earnings per share.............  $   0.05   $   0.06   $  0.06   $    0.12   $    0.29
  Diluted earnings per share...........  $   0.05   $   0.06   $  0.06   $    0.12   $    0.29

     Basic per share figures are computed based on the weighted average number of shares outstanding for each period shown. Diluted per share figures are computed based on the weighted average number of shares outstanding including common stock equivalents, consisting of stock options and warrants, when their effect is dilutive.

                       COHO ENERGY, INC. AND SUBSIDIARIES

14. SUPPLEMENTARY INFORMATION RELATED TO OIL AND GAS ACTIVITIES

  (a) Costs Incurred

     Costs incurred for property acquisition, exploration and development activities were as follows:

                                                         1996       1997       1998
                                                       --------   --------   --------
Property acquisitions
  Proved.............................................  $  1,139   $199,485   $  8,432
  Unproved...........................................       986     73,281      4,646
Exploration..........................................     6,528     13,374      5,061
Development..........................................    41,091     53,542     51,049
Other................................................       894        729        955
                                                       --------   --------   --------
                                                       $ 50,638   $340,411   $ 70,143
                                                       ========   ========   ========
Property and equipment, net of accumulated
  depletion..........................................  $210,212   $531,409   $324,574
                                                       ========   ========   ========

  (b) Quantities of Oil and Gas Reserves (Unaudited)

     The following table presents estimates of the Company's proved reserves, all of which have been prepared by the Company's engineers and evaluated by independent petroleum consultants. Substantially all of the Company's crude oil and natural gas activities are conducted in the United States.

                                                              RESERVE QUANTITIES
                                                              -------------------
                                                                OIL        GAS
                                                              (MBBLS)     (MMCF)
                                                              --------   --------
Estimated reserves at December 31, 1995.....................   30,798    107,872
Revisions of previous estimates.............................   (1,913)    10,335
Purchase of reserves in place...............................      218         --
Extensions and discoveries..................................    8,186      1,571
Production..................................................   (2,467)    (6,646)
                                                              -------    -------
Estimated reserves at December 31, 1996.....................   34,822    113,132
Revisions of previous estimates.............................    1,601      8,556
Purchase of reserves in place...............................   49,723     32,581
Extensions and discoveries..................................   11,758        902
Production..................................................   (2,820)    (7,666)
                                                              -------    -------
Estimated reserves at December 31, 1997.....................   95,084    147,505
Revisions of previous estimates.............................   (7,645)     4,459
Purchase of reserves in place...............................    6,842        480
Sales of reserves in place..................................       --    (94,106)
Extensions and discoveries..................................   10,792     16,114
Production..................................................   (5,069)    (8,124)
                                                              -------    -------
Estimated reserves at December 31, 1998.....................  100,004     66,328
Proved developed reserves at December 31,
  1996......................................................   24,089     98,936
  1997......................................................   62,663    129,392
  1998......................................................   66,869     48,176

  (c) Costs Incurred

     Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Reserves.

                       COHO ENERGY, INC. AND SUBSIDIARIES

     The following standardized measure of discounted future net cash flows was computed in accordance with the rules and regulations of the Securities and Exchange Commission and SFAS No. 69 using year end prices and costs, and year end statutory tax rates. Royalty deductions were based on laws, regulations and contracts existing at the end of each period. No values are given to unproved properties or to probable reserves that may be recovered from proved properties.

     The inexactness associated with estimating reserve quantities, future production and revenue streams and future development and production expenditures, together with the assumptions applied in valuing future production, substantially diminishes the reliability of this data. The values so derived are not considered to be an estimate of fair market value. The Company therefore cautions against its simplistic use.

     The following tabulation reflects the Company's estimated discounted future cash flows from crude oil and natural gas production:

                                                      1996         1997         1998
                                                   ----------   ----------   ----------
Future cash inflows..............................  $1,174,356   $1,764,924   $1,081,003
Future production costs..........................    (301,619)    (607,114)    (419,820)
Future development costs.........................     (52,769)    (114,294)    (112,165)
                                                   ----------   ----------   ----------
Future net cash flows before income taxes........     819,968    1,043,516      549,018
Annual discount at 10%...........................    (402,885)    (517,239)    (279,720)
                                                   ----------   ----------   ----------
Present value of future net cash flows before
  income taxes ("Present Value of Proved
  Reserves").....................................     417,083      526,277      269,298
Future income taxes discounted at 10%............     (79,864)     (58,084)          --
                                                   ----------   ----------   ----------
Standardized measure of discounted future net
  cash flows.....................................  $  337,219   $  468,193   $  269,298
                                                   ==========   ==========   ==========
West Texas Intermediate posted reference price ($
  per Bbl).......................................  $    25.25   $    16.17   $     9.50
Estimated December 31 Company average realized
  price
  $/Bbl..........................................  $    22.02   $    15.06   $     9.36
  $/Mcf..........................................  $     3.53   $     2.26   $     2.10

                       COHO ENERGY, INC. AND SUBSIDIARIES

     The following are the significant sources of changes in discounted future net cash flows relating to proved reserves:

                                                       1996       1997        1998
                                                     --------   ---------   ---------
Crude oil and natural gas sales, net of production
  costs............................................  $(46,305)  $ (47,392)  $ (41,412)
Net changes in anticipated prices and production
  costs............................................   128,960    (176,309)   (184,445)
Extensions and discoveries, less related costs.....    74,560      73,565      39,510
Changes in estimated future development costs......    (2,580)     (6,393)       (905)
Development costs incurred during the period.......     6,321      10,817      22,040
Net change due to sales and purchase of reserves in
  place............................................     1,108     224,579     (53,534)
Accretion of discount..............................    26,862      41,708      52,628
Revision of previous quantity estimates............    (1,643)     11,737     (20,178)
Net changes in income taxes........................   (36,185)     21,780      58,084
Changes in timing of production and other..........   (38,818)    (23,118)    (70,683)
                                                     --------   ---------   ---------
Net increase (decrease)............................   112,280     130,974    (198,895)
Beginning of year..................................   224,939     337,219     468,193
                                                     --------   ---------   ---------
Standardized measure of discounted future net cash
  flows............................................  $337,219   $ 468,193   $ 269,298
                                                     ========   =========   =========

15. SUBSEQUENT EVENTS -- BANKRUPTCY PROCEEDINGS

     Bankruptcy Proceedings

     On August 23, 1999 (the "Petition Date"), the Company and its wholly-owned subsidiaries, Coho Resources, Inc., Coho Oil & Gas, Inc., Coho Exploration, Inc., Coho Louisiana Production Company and Interstate Natural Gas Company, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code (the "Chapter 11 filing") in the U.S. District Court for the Northern District of Texas (the "Bankruptcy Court"). The Company is currently operating as a debtor-in-possession subject to the Bankruptcy Court's supervision and orders. Schedules were filed by the Company on September 21, 1999 with the Bankruptcy Court, which were amended on December 14, 1999, setting forth the unaudited, and in some cases estimated, assets and liabilities of the Company as of the date of the Chapter 11 filing, as shown by the Company's accounting records.

     The bankruptcy petitions were filed in order to facilitate the restructuring of the Company's long term debt and to protect the Company while it develops a solution to its capital needs with the banks, bondholders and potential investors. On November 30, 1999, the Company filed a plan of reorganization (which, as amended, is referred to as the "Plan of Reorganization"), with the Bankruptcy Court. At a hearing on February 4, 2000, the Bankruptcy Court approved the disclosure statement with respect to the Plan of Reorganization. In that hearing, the Bankruptcy Court also scheduled the confirmation hearing to consider the Plan of Reorganization for March 15, 2000. The Plan of Reorganization sets forth the means for satisfying claims, including liabilities subject to compromise, and interests in the Company. The Plan of Reorganization includes the issuance of common stock in exchange for debt of the Company which materially dilutes the current equity interests.

     The ability of the Company to effect a successful reorganization will depend upon the Company's ability to obtain approval for the Plan of Reorganization. At this time, it is not possible to predict the outcome of the bankruptcy proceedings, in general, or the effect on the business of the Company or on the interests of creditors or shareholders.

                       COHO ENERGY, INC. AND SUBSIDIARIES

     The Company believes, however, that it may not be possible to satisfy in full all of the claims against the Company if the Plan of Reorganization is not approved. As a result of the bankruptcy filing, all of the Company's liabilities incurred prior to the Petition Date, including secured debt, are subject to compromise. Under the Bankruptcy Code, payment of these liabilities may not be made except under the Plan of Reorganization or Bankruptcy Court approval.

  NORM Litigation Claims Filed in Bankruptcy Proceedings

     As discussed under Note 9 -- Commitments and Contingencies, Coho Resources, Inc., is a defendant in a number of individual lawsuits in Mississippi (the "NORM Lawsuits"), which allege environmental damage to property, and personal injury, in connection with drilling operations of the Company and its predecessors in Lincoln County, Mississippi (the "Brookhaven Field"). The cause of the alleged damage is portrayed by plaintiffs as "naturally occurring radioactive materials" ("NORM") resulting from petroleum mining operations. The Company's predecessors on the Brookhaven Field were Florabama Associates, Ltd. ("Florabama"), and Chevron Corp. or Chevron USA, Inc. ("Chevron"). The Company is vigorously defending against these claims. Florabama and Chevron allege claims for indemnification for any liability they may have to the Brookhaven field plaintiffs (the "Plaintiffs"), including claims for monetary and punitive damages, as well as clean-up costs associated with the properties. The Plaintiffs, Florabama and Chevron have filed proofs of claim in the Company's bankruptcy cases. The Company has objected to these claims and has requested that they be disallowed. The Company has also requested that these claims be estimated pursuant to Section 502 of the Bankruptcy Code. A status conference regarding this objection is scheduled for February 16, 2000. The claims of Chevron are "unliquidated" (except for a contingent claim in the amount of $2,349,275, which is subject to a pending appeal) and cannot be quantified at this time. The Florabama claim is asserted at $3,671,953.33. The claim of the Plaintiffs is alleged to be in the combined amount of $250 million. While the allowance of a claim in those amounts would render the Plan of Reorganization infeasible, the Company believes that these claims will be resolved or estimated in connection with the bankruptcy cases at a level no greater than what can be paid out of the Company's cash flow under the terms of the Plan of Reorganization after the Effective Date.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Coho Energy, Inc.:

     We have reviewed the accompanying condensed consolidated balance sheet of Coho Energy, Inc. and subsidiaries (debtor-in-possession) as of September 30, 1999 and the related condensed consolidated statements of operations and cash flows for the nine month period ended September 30, 1999, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Coho Energy, Inc. and subsidiaries (debtor-in-possession).

     A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

     We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Coho Energy, Inc. and subsidiaries (debtor-in-possession) as of December 31, 1998 (not presented herein), and, in our report dated March 24, 1999, we expressed an unqualified opinion on that statement. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1998, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced recurring losses from operations, has received notice of default from its lenders under its existing bank credit facility and is in default under the terms of its 8 7/8% Senior Subordinated Notes, and projects negative cash flow from operations in 1999. In addition, as described in Note 2 to the accompanying financial statements, in August 1999 the Company filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. These matters, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters, including its intent to file a plan of reorganization that will be acceptable to the Court and the Company's creditors, are also described in Note 2. In the event a plan of reorganization is accepted, continuation of the business thereafter is dependent on the Company's ability to achieve successful future operations. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas
November 12, 1999

                       COHO ENERGY, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)

                      CONDENSED CONSOLIDATED BALANCE SHEET
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                               SEPTEMBER 30
                                                                   1999
                                                               ------------
                                                               (UNAUDITED)
Current Assets
  Cash and cash equivalents.................................    $  10,138
  Cash in escrow............................................           77
  Accounts receivable, principally trade....................       10,200
  Other current assets......................................        1,684
                                                                ---------
                                                                   22,099
Property and Equipment, at cost net of accumulated depletion and depreciation, based on full cost accounting method
  (note 3)..................................................      313,924
Other Assets................................................        5,543
                                                                ---------
                                                                $ 341,566
                                                                =========

                   LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities Not Subject to Compromise:
  Current Liabilities
     Accounts payable, principally trade....................    $     549
     Accrued liabilities and other payables.................        2,592
     Accrued interest.......................................        3,139
                                                                ---------
          Total current liabilities.........................        6,280
Liabilities Subject to Compromise:
     Accounts payable, principally trade....................        4,235
     Accrued liabilities and other payables.................        4,216
     Accrued interest.......................................       21,379
     Accrued state income taxes payable.....................        4,136
     Current portion of long term debt (note 4).............      388,685
                                                                ---------
          Total liabilities subject to compromise...........      422,651
                                                                ---------
                                                                  428,931
                                                                ---------
Commitments and Contingencies (note 6)......................        3,700
Shareholders' Equity
  Preferred stock, par value $0.01 per share Authorized
     10,000,000 shares, none issued
  Common stock, par value $0.01 per share Authorized
     50,000,000 shares Issued and outstanding 25,603,512
     shares.................................................          256
  Additional paid-in capital................................      137,812
  Retained deficit..........................................     (229,133)
                                                                ---------
          Total shareholders' equity........................      (91,065)
                                                                ---------
                                                                $ 341,566
                                                                =========

     See accompanying Notes to Condensed Consolidated Financial Statements

                       COHO ENERGY, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Operating Revenues
  Net crude oil and natural gas production..................  $ 55,829   $ 37,957
                                                              --------   --------
Operating Expenses
  Crude oil and natural gas production......................    18,282     13,200
  Taxes on oil and gas production...........................     2,728      1,863
  General and administrative (note 3).......................     4,752      7,574
  State income tax penalties................................        --      1,048
  Depletion and depreciation................................    22,235     10,213
  Writedown of crude oil and natural gas properties.........    73,000      5,433
                                                              --------   --------
          Total operating expenses..........................   120,997     39,331
                                                              --------   --------
Operating Income (Loss).....................................   (65,168)    (1,374)
                                                              --------   --------
Other Income and Expenses
  Interest and other income.................................       168        241
  Interest expense (note 4).................................   (24,512)   (26,030)
                                                              --------   --------
                                                               (24,344)   (25,789)
                                                              --------   --------
Loss from Operations Before Reorganization Costs and Income
  Taxes.....................................................   (89,512)   (27,163)
Reorganization Costs........................................        --      2,685
                                                              --------   --------
Loss from Operations Before Income Taxes....................   (89,512)   (29,848)
Income Tax Expense (Benefit)................................   (18,432)       (26)
                                                              --------   --------
Net Loss....................................................  $(71,080)  $(29,822)
                                                              ========   ========
Basic Loss per Common Share (Note 5)........................  $  (2.78)  $  (1.16)
                                                              ========   ========
Diluted Loss per Common Share (Note 5)......................  $  (2.78)  $  (1.16)
                                                              ========   ========

     See accompanying Notes to Condensed Consolidated Financial Statements

                       COHO ENERGY, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Cash Flows from Operating Activities
  Net loss..................................................  $(71,080)  $(29,822)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depletion and depreciation.............................    22,235     10,213
     Writedown of crude oil and natural gas properties......    73,000      5,433
     Deferred income tax benefit............................   (18,488)        --
     Amortization of debt issuance costs and other..........       633        679
  Changes in operating assets and liabilities:
     Accounts receivable and other assets...................    (6,855)       483
     Accounts payable and accrued liabilities...............     7,902     17,697
                                                              --------   --------
Net cash provided by operating activities...................     7,347      4,683
                                                              --------   --------
Cash Flows from Investing Activities
  Property and equipment....................................   (62,464)    (4,995)
  Changes in accounts payable and accrued liabilities
     related to exploration and development.................    (1,363)    (1,031)
                                                              --------   --------
Net cash used in investing activities.......................   (63,827)    (6,026)
                                                              --------   --------
Cash Flows from Financing Activities
  Increase in long term debt................................    54,585      4,600
  Repayment of long term debt...............................       (33)       (20)
                                                              --------   --------
Net cash provided by financing activities...................    54,552      4,580
                                                              --------   --------
Net Increase (Decrease) in Cash and Cash Equivalents........    (1,928)     3,237
Cash and Cash Equivalents at Beginning of Period............     3,817      6,901
                                                              --------   --------
Cash and Cash Equivalents at End of Period..................  $  1,889   $ 10,138
                                                              ========   ========
Cash Paid (Received) During the Period For:
     Interest...............................................  $ 16,364   $  8,058
     Income taxes...........................................  $     --   $     33
     Reorganization costs (includes prepayments)............  $     --   $  3,320
     Reorganization receipts (interest income)..............  $     --   $    (30)

     See accompanying Notes to Condensed Consolidated Financial Statements

                       COHO ENERGY, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
        (TABULAR AMOUNTS ARE IN THOUSANDS OF DOLLARS EXCEPT WHERE NOTED)
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  GENERAL

     The accompanying condensed consolidated financial statements of Coho Energy, Inc. (the "Company") and subsidiaries have been prepared without audit, in accordance with the rules and regulations of the Securities and Exchange Commission and do not include all disclosures normally required by generally accepted accounting principles or those normally made in annual reports on Form 10-K. All material adjustments, consisting only of normal recurring accruals with the exception of the adjustments to writedown the carrying value of the crude oil and natural gas properties discussed in Note 3 below, which, in the opinion of management, were necessary for a fair presentation of the results for the interim periods, have been made. The results of operations for the nine month period ended September 30, 1999, are not necessarily indicative of the results to be expected for the full year. The condensed consolidated financial statements should be read in conjunction with the notes to the financial statements, which are included as part of the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

2. CHAPTER 11 BANKRUPTCY

     On August 23, 1999 (the "Petition Date"), the Company and its wholly-owned subsidiaries, Coho Resources, Inc., Coho Oil & Gas, Inc., Coho Exploration, Inc., Coho Louisiana Production Company and Interstate Natural Gas Company, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code (the "Chapter 11 filing") in the U.S. District Court for the Northern District of Texas (the "Bankruptcy Court"). The Company is currently operating as a debtor-in-possession subject to the Bankruptcy Court's supervision and orders. Schedules were filed by the Company on September 21, 1999 with the Bankruptcy Court, which were amended on December 14, 1999, setting forth the unaudited, and in some cases estimated, assets and liabilities of the Company as of the date of the Chapter 11 filing, as shown by the Company's accounting records.

     The bankruptcy petitions were filed in order to facilitate the restructuring of the Company's long term debt and to protect the Company while it develops a solution to its capital needs with the banks, bondholders and potential investors. See Note 4. The Company anticipates proposing a plan of reorganization (the "Plan") in accordance with federal bankruptcy laws as administered by the Bankruptcy Court. The Plan is expected to set forth the means for satisfying claims, including liabilities subject to compromise, and interests in the Company. The Plan may include the issuance of common stock in exchange for debt of the Company, which could materially dilute the current equity interests. The Company is currently negotiating with its secured and unsecured creditors in an effort to reach a mutually acceptable Plan. The Plan is expected to be voted on by the Company's creditors and shareholders entitled to vote and will require approval of the Bankruptcy Court. See Note
7 -- Subsequent Events -- Bankruptcy Proceedings.

     The ability of the Company to effect a successful reorganization will depend, in significant part, upon the Company's ability to formulate a Plan that is approved by the Bankruptcy Court and meets the standards for plan confirmation under the U.S. Bankruptcy Code. At this time, it is not possible to predict the outcome of the bankruptcy proceedings, in general, or the effect on the business of the Company or on the interests of creditors or shareholders. The Company believes, however, that it may not be possible to satisfy in full all of the claims against the Company. As a result of the bankruptcy filing, all of the Company's liabilities incurred prior to the Petition Date, including secured debt, are subject to

                       COHO ENERGY, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

compromise. Under the Bankruptcy Code, payment of these liabilities may not be made except under a Plan or Bankruptcy Court approval.

     The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts (including $313.9 million in net property, plant and equipment) or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon confirmation of a plan of reorganization, adequate sources of capital and the ability to sustain positive results of operations and cash flows sufficient to continue to explore for and develop oil and gas reserves. These factors, among others, raise substantial doubt concerning the ability of the Company to continue as a going concern.

     As a result of the Chapter 11 filing, the Company has incurred and will continue to incur significant costs for professional fees as the Plan is developed. The Company has incurred approximately $2.7 million in reorganization costs during the first nine months of 1999 which relate to professional fees for consultants and attorneys assisting in the negotiations associated with financing and reorganization alternatives, partially offset by interest income earned since August 23, 1999 on accumulated cash.

     The Chapter 11 filing included the Company's wholly-owned subsidiaries Coho Resources, Inc., Coho Oil & Gas, Inc., Coho Exploration, Inc., Coho Louisiana Production Company and Interstate Natural Gas Company. The following information summarizes the combined results of operations for the Company and these subsidiaries. This information has been prepared on the same basis as the consolidated financial statements.

                                                                NINE MONTHS ENDED
                                                               SEPTEMBER 30, 1999
                                                               -------------------
Current assets..............................................        $ 21,439
Accounts receivable from affiliates.........................           3,017
Property and equipment......................................         311,495
Other assets................................................           5,515
                                                                    --------
Total assets................................................        $341,466
                                                                    ========
Current liabilities not subject to compromise...............        $  6,180
Liabilities subject to compromise...........................         422,651
Commitments and contingencies...............................           3,700
Shareholder's equity........................................         (91,065)
                                                                    --------
                                                                    $341,466
                                                                    ========

                                                               NINE MONTHS ENDED
                                                               SEPTEMBER 30, 1999
                                                               ------------------
Operating revenues..........................................        $ 37,957
Operating expenses..........................................        $ 33,888
Net loss....................................................        $(29,822)

                       COHO ENERGY, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. PROPERTY AND EQUIPMENT

                                                              SEPTEMBER 30
                                                                  1999
                                                              ------------
Crude oil and natural gas leases and rights including
  exploration, development and equipment thereon, at cost...   $ 683,542
Accumulated depletion and depreciation......................    (369,618)
                                                               ---------
                                                               $ 313,924
                                                               =========

     Overhead expenditures capitalized totaled $4,227,000 and $-0- for the nine month periods ended September 30, 1998 and 1999, respectively. Such charges are capitalized in accordance with the accounting policies of the Company. Due to the cessation of exploration and development of crude oil and natural gas reserves in 1998, all overhead expenditures incurred during 1999 have been charged to general and administrative expense.

     During the nine months ended September 30, 1998 and 1999, the Company did not capitalize any interest or other financing charges on funds borrowed to finance unproved properties or major development projects.

     Unproved crude oil and natural gas properties totaling $56,193,000 at September 30, 1999 were excluded from costs subject to depletion. These costs are anticipated to be included in costs subject to depletion during the next three to five years.

     In June 1999, the Company commenced drilling an exploratory well on its Anaguid permit in Tunisia, North Africa pursuant to its obligation under the permit. In September 1999, the Company tested the well and determined that the well would not produce sufficient quantities of crude oil to justify further completion work on the well. As a result, the Company has provided a writedown of its Tunisian properties of $5.4 million during the third quarter of 1999. Anadarko Tunisia Anaguid Company, one of the working interest owners in this permit, will be assuming responsibility as operator and plans to continue exploration of this permit. The Company's remaining carrying cost in this permit is $2.3 million associated with geological and geophysical costs that will be used for this continued exploration.

4. LONG-TERM DEBT

     On February 22, 1999, the Company was informed by the lenders under the Company's Revolving Credit Facility that its borrowing base was reduced to $150 million effective January 31, 1999 creating an over advance of $89.6 million under the new borrowing base. The Company was unable to cure the over advance as required by the Revolving Credit Facility by March 2, 1999 by either (a) providing collateral with value and quantity in amounts equal to such excess,
(b) prepaying, without premium or penalty, such excess plus accrued interest or
(c) paying the first of five equal monthly installments to repay the over advance. The Company has received written notice from the lenders under the Revolving Credit Facility that it is in default under the terms of the Revolving Credit Facility and the lenders reserved all rights, remedies and privileges as a result of the payment default. Additionally, the Company was unable to pay the second, third, fourth and fifth installments, which were due at the beginning of April, May, June and July 1999, respectively, and has been unable to make interest payments when due, although the Company has made aggregate interest payments of $3.4 million during March, April, May and July 1999. As a result of the payment defaults the lenders accelerated the full amount outstanding under the Revolving Credit Facility. Advances under the Revolving Credit Facility and the past due interest payments bear interest at the default interest rate of prime plus 4%. The outstanding advances of $239.6 million as of September 30, 1999 have been included in Liabilities Subject to Compromise as of September 30, 1999. The total

                       COHO ENERGY, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

arrearage related to the installment payments due on the over advance and past due interest was approximately $101.8 million as of September 30, 1999, including approximately $12.2 million of past due interest ($3.1 million included in Liabilities Not Subject to Compromise) and $89.6 million related to installments due on the over advance.

     The Restated Credit Agreement contains certain financial and other covenants including, among other covenants, (i) the maintenance of minimum amounts of shareholders' equity, (ii) maintenance of minimum ratios of cash flow to interest expense as well as current assets to current liabilities, (iii) limitations on the Company's ability to incur additional debt, and (iv) restrictions on the payment of dividends. At September 30, 1999, the Company was not in compliance with the minimum shareholders' equity, cash flow to interest expense and current assets to current liabilities covenants.

     The Company did not pay the April 15, 1999 interest payment of $6.7 million due on its Existing Bonds and currently is in default under the terms of the Existing Bonds Indenture (the "Indenture"). Under the Indenture, the trustee under the Indenture by written notice to the Company, or the holders of at least 25% in principal amount of the outstanding Existing Bonds by written notice to the trustee and the Company, may declare the principal and accrued interest on all the Existing Bonds due and payable immediately. However, the Company may not pay the principal of, premium (if any) or interest on the Existing Bonds so long as any required payments due on the Revolving Credit Facility remain outstanding and have not been cured or waived. On May 19, 1999, the Company received a written notice of acceleration from two holders of the Existing Bonds, which own in excess of 25% in principal amount of the outstanding Existing Bonds. Both the accelerated principal and the past due interest payment bore interest at the default rate of 9.875% (1% in excess of the stated rate for the Existing Bonds) from the date of acceleration to the Petition Date. As a result of the Chapter 11 filing the Company has ceased accruing interest on unsecured debt, including the Existing Bonds. An additional $1.6 million of Existing Bond interest expense that would have been due on October 15, 1999 would have been recognized in the third quarter of 1999 if the Company had not made its Chapter 11 filing. All amounts outstanding under the Existing Bonds as of September 30, 1999 have been included in Liabilities Subject to Compromise.

5. EARNINGS PER SHARE

     Basic earnings per share ("EPS") have been calculated based on the weighted average number of shares outstanding for the nine months ended September 30, 1998 and 1999 of 25,603,512. Diluted EPS have been calculated based on the weighted average number of shares outstanding (including common shares plus, when their effect is dilutive, common stock equivalents consisting of stock options and warrants) for the nine months ended September 30, 1998 and 1999 of 25,603,512. In 1998 and 1999, conversion of stock options and warrants would have been anti-dilutive and, therefore, was not considered in diluted EPS. See
Note 2 for further discussion on the potential dilution of current equity interests.

6. COMMITMENTS AND CONTINGENCIES

     On April 15, 1999, the Company was unable to make the $6.7 million interest payment due to the holders of the Existing Bonds, as discussed in Note 4. As a result, on May 19, 1999 two of the holders of the Existing Bonds filed a lawsuit against the Company and each subsidiary of the Company that is a guarantor of the Existing Bonds.

     The Company is a defendant in various legal proceedings and claims which arise in the normal course of business. Based on discussions with legal counsel, the Company does not believe that the ultimate resolution of such actions will have a significant effect on the Company's financial position and results of operations.

                       COHO ENERGY, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Like other crude oil and natural gas producers, the Company's operations are subject to extensive and rapidly changing federal and state environmental regulations governing emissions into the atmosphere, waste water discharges, solid and hazardous waste management activities and site restoration and abandonment activities. The Company does not believe that any potential liability, in excess of amounts already provided for, would have a significant effect on the Company's financial position; however, an unfavorable outcome could have a material adverse effect on the current year financial position and results of operations.

     On May 27, 1999, the Company filed a lawsuit against HM4 Coho L.P. ("HM4") and affiliated persons. The lawsuit alleges (1) breach of the written contract terminated by HM4 in December 1998, (2) breach of the oral agreements reached with HM4 on the restructured transaction in February 1999 and (3) promissory estoppel. In the lawsuit, the Company seeks monetary damages of approximately $500 million. The lawsuit is currently in the discovery stages. While the Company believes that the lawsuit has merit and that the actions of HM4 in December 1998 and February 1999 were the primary cause of the Company's current liquidity crisis, there can be no assurance as to the outcome of this litigation.

     In June 1999, the Company extended its Anaguid permit in Tunisia, North Africa through June 2001. The Company has a commitment to drill one additional well during this two year period.

7. SUBSEQUENT EVENTS -- BANKRUPTCY PROCEEDINGS

     Bankruptcy Proceedings

     On November 30, 1999, the Company filed a plan of reorganization (which, as amended, is referred to as the "Plan of Reorganization") with the Bankruptcy Court. At a hearing on February 4, 2000, the Bankruptcy Court approved the disclosure statement with respect to the Plan of Reorganization. In that hearing, the Bankruptcy Court also scheduled the confirmation hearing to consider the Plan of Reorganization for March 15, 2000. The Plan of Reorganization sets forth the means for satisfying claims, including liabilities subject to compromise, and interests in the Company. The Plan of Reorganization includes the issuance of common stock in exchange for debt of the Company which materially dilutes the current equity interest.

     The ability of the Company to effect a successful reorganization will depend upon the Company's ability to obtain approval for the Plan of Reorganization. At this time, it is not possible to predict the outcome of the bankruptcy proceedings, in general, or the effect on the business of the Company or on the interests of creditors or shareholders.

     The Company believes, however, that it may not be possible to satisfy in full all of the claims against the Company if the Plan of Reorganization is not approved. As a result of the bankruptcy filing, all of the Company's liabilities incurred prior to the Petition Date, including secured debt, are subject to compromise. Under the Bankruptcy Code, payment of these liabilities may not be made except under the Plan of Reorganization or Bankruptcy Court approval.

  NORM Litigation Claims Filed in Bankruptcy Proceedings

     As discussed under Note 9 -- Commitments and Contingencies, Coho Resources, Inc., is a defendant in a number of individual lawsuits in Mississippi (the "NORM Lawsuits"), which allege environmental damage to property, and personal injury, in connection with drilling operations of the Company and its predecessors in Lincoln County, Mississippi (the "Brookhaven Field"). The cause of the alleged damage is portrayed by plaintiffs as "naturally occurring radioactive materials" ("NORM") resulting from petroleum mining operations. The Company's predecessors on the Brookhaven Field were Florabama Associates, Ltd. ("Florabama"), and Chevron Corp. or Chevron USA, Inc. ("Chevron"). The Company is vigorously

                       COHO ENERGY, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

defending against these claims. Florabama and Chevron allege claims for indemnification for any liability they may have to the Brookhaven Field plaintiffs (the "Plaintiffs"), including claims for monetary and punitive damages, as well as clean-up costs associated with the properties. The Plaintiffs, Florabama and Chevron have filed proofs of claim in the Company's bankruptcy cases. The Company has objected to these claims and has requested that they be disallowed. The Company has also requested that these claims be estimated pursuant to Section 502 of the Bankruptcy Code. A status conference regarding this objection is scheduled for February 16, 2000. The claims of Chevron are "unliquidated" (except for a contingent claim in the amount of $2,349,275, which is subject to a pending appeal) and cannot be quantified at this time. The Florabama claim is asserted at $3,671,953.33. The claim of the Plaintiffs is alleged to be in the combined amount of $250 million. While the allowance of a claim is those amounts would render the Plan of Reorganization infeasible, the Company believes that these claims will be resolved or estimated in connection with the bankruptcy cases at a level no greater than what can be paid out of the Company's cash flow under the terms of the Plan of Reorganization after the Effective Date.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any circumstance under which the offer or solicitation is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                             ---------------------

                            UP TO 346,153,846 SHARES

                               COHO ENERGY, INC.

                                NEW COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                               FEBRUARY    , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the Offering are:

Securities and Exchange Commission Registration Fee.........   $23,760
Blue Sky Registration Fees..................................
                                                               -------
Legal Fees and Expenses.....................................
                                                               -------
Accounting Fees and Expenses................................
                                                               -------
Printing Expenses...........................................
                                                               -------
Subscription Agent Fees.....................................
                                                               -------
Placement Agent Fees........................................
                                                               -------
Miscellaneous...............................................
                                                               -------
          TOTAL.............................................
                                                               -------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position. With respect to any proceeding arising from actions taken in his official capacity as a director or officer, he may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that such conduct was in the corporation's best interests. In cases not concerning conduct in his official capacity as a director or officer, a director may be indemnified as long as he reasonably believed that his conduct was not opposed to the corporation's best interests. In the case of any criminal proceeding, a director or officer may be indemnified if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory. The Bylaws of Coho Energy, Inc. provide for indemnification of its present and former directors and officers to the fullest extent provided by Article 2.02-1, and although Coho's bylaws will be amended to satisfy the provisions of the Plan of Reorganization and Section 1123(a)(6) of the Bankruptcy Code, the amended bylaws will include the same indemnification provisions.

     Coho's articles of incorporation contain a provision that limits the liability of Coho's directors as permitted under Texas law. Although the Plan of Reorganization provides for certain amendments to Coho's existing articles of incorporation, the amended and restated articles of incorporation includes the same provision. The provision eliminates the liability of a director to Coho or its shareholders for monetary damages for negligent or grossly negligent acts or omissions in the director's capacity as a director. The provision does not affect the liability of a director (i) for breach of his duty of loyalty to Coho or to shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for acts or omissions for which the liability of a director is expressly provided by an applicable statute, or (iv) in respect of any transaction from which a director received an improper personal benefit. Under the articles of incorporation, as amended, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

     The above discussion of Texas law and the Articles of Incorporation is not intended to be exhaustive and is qualified in its entirety by such law and the Articles of Incorporation.

     Texas corporations are also authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Coho Energy, Inc. currently has in effect a director's and officer's liability insurance policy, which provides coverage in the maximum amount of $15,000,000, subject to a $150,000 deductible.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Coho under the foregoing provisions, Coho has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In December 1997, Coho issued warrants, valued at $3.4 million, to purchase one million shares of Coho existing common stock at $10.425 per share for a period of five years to Amoco Production Company as partial consideration for the purchase of certain crude oil and natural gas properties. This transaction was exempt from registration under Section 4(2) of the Securities Act of 1933, as no public offerings were involved.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

     Exhibits designated by the symbol * are filed with this Registration Statement. Exhibits designated by the symbol + are to be filed with an amendment to this Registration Statement. All exhibits not so designated are incorporated by reference to a prior filing as indicated.

          2.1+           -- Company's Chapter 11 Plan of Reorganization as filed with the United States Bankruptcy Court for the Northern
                            District of Texas on December 21, 1999.
          2.2+           -- Disclosure Statement as filed with the United States
                            Bankruptcy Court for the Northern District of Texas on
                            December 21, 1999.
          3.1            -- Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration
                            Statement on Form S-4 (Registration No. 33-65620)).
          3.2            -- Bylaws of the Company, (incorporated by reference to
                            Exhibit 3.2 to the Company's Registration Statement on
                            Form S-4 (Registration No. 33-65620)).
          4.1            -- Articles of Incorporation (included as Exhibit 3.1
                            above).
          4.2            -- Bylaws of the Company (included as Exhibit 3.2 above).
          4.3            -- Rights Agreement dated September 13, 1994 between Coho
                            Energy, Inc. and Chemical Bank (incorporated by reference
                            to Exhibit 1 to the Company's Form 8-A dated September
                            13, 1994).
          4.4            -- First Amendment to Rights Agreement made as of December
                            8, 1994 between Coho Energy, Inc. and Chemical Bank
                            (incorporated by reference to Exhibit 4.5 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1994).
          4.5            -- Second Amendment to Rights Agreement as of August 30,
                            1995 between Coho Energy, Inc. and Chemical Bank
                            (incorporated by reference to Exhibit 4.1 to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended September 30, 1995).
          4.6            -- Third Amendment to Rights Agreement as of August 19, 1998
                            between Coho Energy, Inc. and Chase Manhattan Bank
                            (incorporated by reference to Exhibit 4.6 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998).

           4.7            -- Indenture dated as of October 1, 1997 for the 8 7/8% Senior Subordinated Notes due 2007
                             (incorporated by reference to Exhibit 4.7 to the Company's Second Amendment dated
                             September 9, 1997 to its Registration Statement on Form S-3 (Registration No.
                             333-33979)).
           4.8            -- First Supplemental Indenture dated as of September 2, 1998 for the 8 7/8% Senior
                             Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.8 in the Company's
                             Annual Report on Form 10-K for the year ended December 31, 1998).
           5.1+           -- Opinion of Fulbright & Jaworski L.L.P.
          10.1            -- Amended and Restated Registration Rights Agreement dated December 8, 1994 among Coho
                             Energy, Inc., Kenneth H. Lambert and Frederick K. Campbell (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the year ended December
                             31, 1994).
          10.2            -- 1993 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company's
                             Registration Statement on Form S-4 (Reg. No. 33-65620)).
          10.3            -- First Amendment to 1993 Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993).
          10.4            -- Second Amendment to 1993 Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).
          10.5            -- Third Amendment to 1993 Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996).
          10.6            -- Employment Agreement dated as of November 11, 1994 by and between Coho Energy, Inc. and
                             Jeffrey Clarke (incorporated by reference to Exhibit 10.7 to the Company's Annual
                             Report on Form 10-K for the year ended December 31, 1994).
          10.7            -- Employment Agreement dated as of November 11, 1994 by and between Coho Energy, Inc. and
                             R. M. Pearce (incorporated by reference to Exhibit 10.8 to the Company's Annual Report
                             Form 10-K for the year ended December 31, 1994).
          10.8            -- Employment Agreement dated as of June 25, 1995 by and between Eddie M. LeBlanc, III and
                             Coho Energy, Inc. (incorporated by reference to Exhibit 10.1 to the Company's Quarterly
                             Report on Form 10-Q for the quarterly period ended June 30, 1995).
          10.9            -- Employment Agreement dated as of August 19, 1996 by and between Anne Marie O'Gorman and
                             Coho Energy, Inc. (incorporated by reference to Exhibit 10.10 to the Company's Annual
                             Report on Form 10-K for the year ended December 31, 1996).
          10.10           -- First Amendment to Employment Agreement dated as of August 19, 1996 by and among
                             Jeffrey Clarke and Coho Energy, Inc. (incorporated by reference to Exhibit 10.11 to the
                             Company's Annual Report on Form 10-K for the year ended December 31, 1996).
          10.11           -- First Amendment to Employment Agreement dated as of August 19, 1996 by and among R. M.
                             Pearce and Coho Energy, Inc. (incorporated by reference to Exhibit 10.12 to the
                             Company's Annual Report on Form 10-K for the year ended December 31, 1996).

         10.12           -- First Amendment to Employment Agreement dated as of
                            August 19, 1996 by and among Eddie M. LeBlanc and Coho
                            Energy, Inc. (incorporated by reference to Exhibit 10.13
                            to the Company's Annual Report on Form 10-K for the year
                            ended December 31, 1996).
         10.13           -- 1993 Non Employee Director Stock Option Plan
                            (incorporated by reference to Exhibit 10.2 to the
                            Company's Registration Statement on Form S-4 (Reg. No.
                            33-65620)).
         10.14           -- First Amendment to 1993 Non-Employee Director Stock
                            Option Plan (incorporated by reference to Exhibit 10.1 to
                            the Company's Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 1996).
         10.15           -- Form of Executive Severance Agreement entered into with each of Keri Clarke, R. Lynn Guillory, Larry L. Keller,
                            Susan J. McAden, Joseph Ragusa, Gary Hoge and Patrick S.
                            Wright (incorporated by reference to Exhibit 10.15 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1995).
         10.16           -- Crude Oil Purchase Contract dated January 25, 1996, by
                            and between Coho Marketing and Transportation, Inc. and
                            EOTT Energy Operating Limited Partnership (incorporated
                            by reference to Exhibit 10.17 to the Company's Annual
                            Report on Form 10-K for the year ended December 31,
                            1995).
         10.17           -- Fourth Amended and Restated Credit Agreement among Coho
                            Resources, Inc., Coho Louisiana Production Company, Coho
                            Exploration, Inc., Coho Acquisitions Company, Coho
                            Energy, Inc., Banque Paribas, Houston Agency, Bank One,
                            Texas, N.A., and MeesPierson N.V. dated as of December
                            18, 1997 (incorporated by reference to Exhibit 10.23 to
                            the Company's Annual Report on Form 10-K for the year
                            ended December 31, 1997).
         10.18           -- First Amendment to the Fourth Amended and Restated Credit
                            Agreement dated July 7, 1998 among Coho Resources, Inc.,
                            Coho Louisiana Production Company, Coho Exploration,
                            Inc., Coho Oil & Gas, Inc. (formerly Coho Acquisitions
                            Company), Coho Energy, Inc., Banque Paribas, Houston
                            Agency, Bank One, Texas, N.A., and MeesPierson N.V.
                            (incorporated by reference to Exhibit 10.19 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
         10.19           -- Second Amendment to the Fourth Amended and Restated
                            Credit Agreement dated November 13, 1998 among Coho
                            Resources, Inc., Coho Louisiana Production Company, Coho
                            Exploration, Inc., Coho Oil & Gas, Inc. (formerly Coho
                            Acquisitions Company), Coho Energy, Inc., Banque Paribas,
                            Houston Agency, Bank One, Texas, N.A., and MeesPierson
                            N.V. (incorporated by reference to Exhibit 10.20 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
         10.20           -- Third Amendment to the Fourth Amended and Restated Credit
                            Agreement dated November 30, 1998 among Coho Resources,
                            Inc., Coho Louisiana Production Company, Coho
                            Exploration, Inc., Coho Oil & Gas, Inc. (formerly Coho
                            Acquisitions Company), Coho Energy, Inc., Banque Paribas,
                            Houston Agency, Bank One, Texas, N.A., and MeesPierson
                            N.V. (incorporated by reference to Exhibit 10.21 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998).

         10.21           -- Fourth Amendment to the Fourth Amended and Restated
                            Credit Agreement dated January 29, 1999 among Coho
                            Resources, Inc., Coho Louisiana Production Company, Coho
                            Exploration, Inc., Coho Oil & Gas, Inc. (formerly Coho
                            Acquisitions Company), Coho Energy, Inc., Banque Paribas,
                            Houston Agency, Bank One, Texas, N.A., and MeesPierson
                            N.V. (incorporated by reference to Exhibit 10.22 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
         10.22           -- Crude Call Purchase Contract dated November 26, 1997 by and between Amoco Production Company and Coho
                            Acquisitions Company (incorporated by reference to
                            Exhibit 2.1 to the Company's Report on Form 8-K dated
                            December 18, 1997).
         10.23           -- Purchase and Sale Agreement dated November 26, 1997 by
                            and between Amoco Production Company and Coho
                            Acquisitions Company (incorporated by reference to
                            Exhibit 2.1 to the Company's Report on Form 8-K dated
                            December 31,1997).
         10.24           -- Shareholder Agreement (incorporated by reference to Item
                            7(1) of the Exhibits to the Schedule 13D dated May 18,
                            1998, relating to the Company and filed by Energy
                            Investment Partnership No. 1, Thomas O. Hicks, John R.
                            Muse, Charles W. Tate, Jack D. Furst, Lawrence D. Stuart,
                            Jr., Michael J. Levitt, Dan H. Blanks, and David B.
                            Deniger).
         10.25           -- Amended and Restated Stock Purchase Agreement dated
                            November 4, 1998, by and between Coho Energy, Inc. and
                            HM4 Coho, L.P. (incorporated by reference to Exhibit 99.1
                            to the Report on Form 8-K dated November 18, 1998).
         10.26           -- Adoption Agreement for Coho Resources, Inc.'s Amended and
                            Restated 401(k) Savings Plan dated July 1, 1995
                            (incorporated by reference to Exhibit 10.27 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
         10.27+          -- First Amendment to Crude Oil Purchase Contract dated
                            January 25, 1996, by and between Coho Marketing and
                            Transportation, Inc. and EOTT Energy Operating Limited
                            Partnership.
         21.1*           -- List of Subsidiaries of the Company.
         23.1*           -- Consent of Arthur Andersen LLP
         23.2*           -- Consent of Ryder Scott Company, L.P.
         23.3*           -- Consent of Sproule Associates, Inc.
         23.4+           -- Consent of Fulbright & Jaworski L.L.P. (Included in
                            Exhibit 5.1).
         23.5*           -- Acknowledgement of Arthur Andersen LLP.
         24.1            -- Powers of Attorney (Included as part of the signature
                            page).
         99.1+           -- Form of Notice of Exercise of Rights and related
                            documents.

     (b) Financial Statement Schedules.

     All schedules for which provision is made in applicable accounting regulations of the Securities and Exchange Commission have been omitted as the schedules are either not required under the related instructions, are not applicable or the information required thereby is set forth in the Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Coho pursuant to the foregoing provisions, or otherwise, Coho has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Coho of expenses incurred or paid by a director, officer or controlling person of Coho in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Coho will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, Coho has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on February 7, 2000.

                                            COHO ENERGY, INC.

                                            By:     /s/ JEFFREY CLARKE
                                              ----------------------------------
                                                        Jeffrey Clarke
                                               Chairman of the Board, President
                                                 and Chief Executive Officer

                               POWERS OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jeffrey Clarke, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     This report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----


                 /s/ JEFFREY CLARKE                    Chairman of the Board, President,    February 7, 2000
-----------------------------------------------------    Chief Executive Officer
                   Jeffrey Clarke                        (Principal Executive Officer and
                                                         Principal Financial Officer)

                 /s/ SUSAN J. MCADEN                   Vice President and Controller        February 7, 2000
-----------------------------------------------------    (Principal Accounting Officer)
                   Susan J. McAden

                 /s/ LOUIS F. CRANE                    Director                             February 7, 2000
-----------------------------------------------------
                   Louis F. Crane

                   /s/ ALAN EDGAR                      Director                             February 7, 2000
-----------------------------------------------------
                     Alan Edgar

               /s/ KENNETH H. LAMBERT                  Director                             February 7, 2000
-----------------------------------------------------
                 Kenneth H. Lambert

                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                /s/ DOUGLAS R. MARTIN                  Director                             February 7, 2000
-----------------------------------------------------
                  Douglas R. Martin

                   /s/ JAKE TAYLOR                     Director                             February 7, 2000
-----------------------------------------------------
                     Jake Taylor

                               INDEX TO EXHIBITS

          2.1+           -- Company's Chapter 11 Plan of Reorganization as filed with the United States Bankruptcy Court for the Northern
                            District of Texas on December 21, 1999.
          2.2+           -- Disclosure Statement as filed with the United States
                            Bankruptcy Court for the Northern District of Texas on
                            December 21, 1999.
          3.1            -- Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration
                            Statement on Form S-4 (Registration No. 33-65620)).
          3.2            -- Bylaws of the Company, (incorporated by reference to
                            Exhibit 3.2 to the Company's Registration Statement on
                            Form S-4 (Registration No. 33-65620)).
          4.1            -- Articles of Incorporation (included as Exhibit 3.1
                            above).
          4.2            -- Bylaws of the Company (included as Exhibit 3.2 above).
          4.3            -- Rights Agreement dated September 13, 1994 between Coho
                            Energy, Inc. and Chemical Bank (incorporated by reference
                            to Exhibit 1 to the Company's Form 8-A dated September
                            13, 1994).
          4.4            -- First Amendment to Rights Agreement made as of December
                            8, 1994 between Coho Energy, Inc. and Chemical Bank
                            (incorporated by reference to Exhibit 4.5 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1994).
          4.5            -- Second Amendment to Rights Agreement as of August 30,
                            1995 between Coho Energy, Inc. and Chemical Bank
                            (incorporated by reference to Exhibit 4.1 to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended September 30, 1995).
          4.6            -- Third Amendment to Rights Agreement as of August 19, 1998
                            between Coho Energy, Inc. and Chase Manhattan Bank
                            (incorporated by reference to Exhibit 4.6 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
          4.7            -- Indenture dated as of October 1, 1997 for the 8 7/8%
                            Senior Subordinated Notes due 2007 (incorporated by
                            reference to Exhibit 4.7 to the Company's Second
                            Amendment dated September 9, 1997 to its Registration
                            Statement on Form S-3 (Registration No. 333-33979)).
          4.8            -- First Supplemental Indenture dated as of September 2,
                            1998 for the 8 7/8% Senior Subordinated Notes due 2007
                            (incorporated by reference to Exhibit 4.8 in the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
          5.1+           -- Opinion of Fulbright & Jaworski L.L.P.
         10.1            -- Amended and Restated Registration Rights Agreement dated
                            December 8, 1994 among Coho Energy, Inc., Kenneth H.
                            Lambert and Frederick K. Campbell (incorporated by
                            reference to Exhibit 10.3 to the Company's Annual Report
                            on Form 10-K for the year ended December 31, 1994).
         10.2            -- 1993 Stock Option Plan (incorporated by reference to
                            Exhibit 10.1 to the Company's Registration Statement on
                            Form S-4 (Reg. No. 33-65620)).
         10.3            -- First Amendment to 1993 Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Company's Quarterly
                            Report on Form 10-Q for the quarter ended September 30,
                            1993).
         10.4            -- Second Amendment to 1993 Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Company's Annual
                            Report on Form 10-K for the year ended December 31,
                            1994).

         10.5            -- Third Amendment to 1993 Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Company's Quarterly
                            Report on Form 10-Q for the quarter ended June 30, 1996).
         10.6            -- Employment Agreement dated as of November 11, 1994 by and between Coho Energy, Inc. and Jeffrey Clarke
                            (incorporated by reference to Exhibit 10.7 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1994).
         10.7            -- Employment Agreement dated as of November 11, 1994 by and between Coho Energy, Inc. and R. M. Pearce (incorporated
                            by reference to Exhibit 10.8 to the Company's Annual
                            Report Form 10-K for the year ended December 31, 1994).
         10.8            -- Employment Agreement dated as of June 25, 1995 by and
                            between Eddie M. LeBlanc, III and Coho Energy, Inc.
                            (incorporated by reference to Exhibit 10.1 to the
                            Company's Quarterly Report on Form 10-Q for the quarterly
                            period ended June 30, 1995).
         10.9            -- Employment Agreement dated as of August 19, 1996 by and between Anne Marie O'Gorman and Coho Energy, Inc.
                            (incorporated by reference to Exhibit 10.10 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1996).
         10.10           -- First Amendment to Employment Agreement dated as of
                            August 19, 1996 by and among Jeffrey Clarke and Coho
                            Energy, Inc. (incorporated by reference to Exhibit 10.11
                            to the Company's Annual Report on Form 10-K for the year
                            ended December 31, 1996).
         10.11           -- First Amendment to Employment Agreement dated as of
                            August 19, 1996 by and among R. M. Pearce and Coho
                            Energy, Inc. (incorporated by reference to Exhibit 10.12
                            to the Company's Annual Report on Form 10-K for the year
                            ended December 31, 1996).
         10.12           -- First Amendment to Employment Agreement dated as of
                            August 19, 1996 by and among Eddie M. LeBlanc and Coho
                            Energy, Inc. (incorporated by reference to Exhibit 10.13
                            to the Company's Annual Report on Form 10-K for the year
                            ended December 31, 1996).
         10.13           -- 1993 Non Employee Director Stock Option Plan
                            (incorporated by reference to Exhibit 10.2 to the
                            Company's Registration Statement on Form S-4 (Reg. No.
                            33-65620)).
         10.14           -- First Amendment to 1993 Non-Employee Director Stock
                            Option Plan (incorporated by reference to Exhibit 10.1 to
                            the Company's Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 1996).
         10.15           -- Form of Executive Severance Agreement entered into with each of Keri Clarke, R. Lynn Guillory, Larry L. Keller,
                            Susan J. McAden, Joseph Ragusa, Gary Hoge and Patrick S.
                            Wright (incorporated by reference to Exhibit 10.15 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1995).
         10.16           -- Crude Oil Purchase Contract dated January 25, 1996, by
                            and between Coho Marketing and Transportation, Inc. and
                            EOTT Energy Operating Limited Partnership (incorporated
                            by reference to Exhibit 10.17 to the Company's Annual
                            Report on Form 10-K for the year ended December 31,
                            1995).
         10.17           -- Fourth Amended and Restated Credit Agreement among Coho
                            Resources, Inc., Coho Louisiana Production Company, Coho
                            Exploration, Inc., Coho Acquisitions Company, Coho
                            Energy, Inc., Banque Paribas, Houston Agency, Bank One,
                            Texas, N.A., and MeesPierson N.V. dated as of December
                            18, 1997 (incorporated by reference to Exhibit 10.23 to
                            the Company's Annual Report on Form 10-K for the year
                            ended December 31, 1997).

         10.18           -- First Amendment to the Fourth Amended and Restated Credit
                            Agreement dated July 7, 1998 among Coho Resources, Inc.,
                            Coho Louisiana Production Company, Coho Exploration,
                            Inc., Coho Oil & Gas, Inc. (formerly Coho Acquisitions
                            Company), Coho Energy, Inc., Banque Paribas, Houston
                            Agency, Bank One, Texas, N.A., and MeesPierson N.V.
                            (incorporated by reference to Exhibit 10.19 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
         10.19           -- Second Amendment to the Fourth Amended and Restated
                            Credit Agreement dated November 13, 1998 among Coho
                            Resources, Inc., Coho Louisiana Production Company, Coho
                            Exploration, Inc., Coho Oil & Gas, Inc. (formerly Coho
                            Acquisitions Company), Coho Energy, Inc., Banque Paribas,
                            Houston Agency, Bank One, Texas, N.A., and MeesPierson
                            N.V. (incorporated by reference to Exhibit 10.20 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
         10.20           -- Third Amendment to the Fourth Amended and Restated Credit
                            Agreement dated November 30, 1998 among Coho Resources,
                            Inc., Coho Louisiana Production Company, Coho
                            Exploration, Inc., Coho Oil & Gas, Inc. (formerly Coho
                            Acquisitions Company), Coho Energy, Inc., Banque Paribas,
                            Houston Agency, Bank One, Texas, N.A., and MeesPierson
                            N.V. (incorporated by reference to Exhibit 10.21 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
         10.21           -- Fourth Amendment to the Fourth Amended and Restated
                            Credit Agreement dated January 29, 1999 among Coho
                            Resources, Inc., Coho Louisiana Production Company, Coho
                            Exploration, Inc., Coho Oil & Gas, Inc. (formerly Coho
                            Acquisitions Company), Coho Energy, Inc., Banque Paribas,
                            Houston Agency, Bank One, Texas, N.A., and MeesPierson
                            N.V. (incorporated by reference to Exhibit 10.22 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
         10.22           -- Crude Call Purchase Contract dated November 26, 1997 by and between Amoco Production Company and Coho
                            Acquisitions Company (incorporated by reference to
                            Exhibit 2.1 to the Company's Report on Form 8-K dated
                            December 18, 1997).
         10.23           -- Purchase and Sale Agreement dated November 26, 1997 by
                            and between Amoco Production Company and Coho
                            Acquisitions Company (incorporated by reference to
                            Exhibit 2.1 to the Company's Report on Form 8-K dated
                            December 31,1997).
         10.24           -- Shareholder Agreement (incorporated by reference to Item
                            7(1) of the Exhibits to the Schedule 13D dated May 18,
                            1998, relating to the Company and filed by Energy
                            Investment Partnership No. 1, Thomas O. Hicks, John R.
                            Muse, Charles W. Tate, Jack D. Furst, Lawrence D. Stuart,
                            Jr., Michael J. Levitt, Dan H. Blanks, and David B.
                            Deniger).
         10.25           -- Amended and Restated Stock Purchase Agreement dated
                            November 4, 1998, by and between Coho Energy, Inc. and
                            HM4 Coho, L.P. (incorporated by reference to Exhibit 99.1
                            to the Report on Form 8-K dated November 18, 1998).
         10.26           -- Adoption Agreement for Coho Resources, Inc.'s Amended and
                            Restated 401(k) Savings Plan dated July 1, 1995
                            (incorporated by reference to Exhibit 10.27 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
         10.27+          -- First Amendment to Crude Oil Purchase Contract dated
                            January 25, 1996, by and between Coho Marketing and
                            Transportation, Inc. and EOTT Energy Operating Limited
                            Partnership.
         21.1*           -- List of Subsidiaries of the Company.

         23.1*           -- Consent of Arthur Andersen LLP
         23.2*           -- Consent of Ryder Scott Company, L.P.
         23.3*           -- Consent of Sproule Associates, Inc.
         23.4+           -- Consent of Fulbright & Jaworski L.L.P. (Included in
                            Exhibit 5.1).
         23.5*           -- Acknowledgement of Arthur Andersen LLP.
         24.1            -- Powers of Attorney (Included as part of the signature
                            page).
         99.1+           -- Form of Notice of Exercise of Rights and related
                            documents.